EXHIBIT 5

Execution Version

Up to MXN8,750,000,000
CREDIT AND GUARANTY AGREEMENT
dated as of December 2, 2022
by and among
CONCESSOC 31 SAS,
as TL Borrower and DSRF Borrower,

the DSRF BORROWERS from time to time party hereto,
the GUARANTORS from time to time party hereto,
the LENDERS from time to time party hereto,
SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE BANCA MÚLTIPLE
 GRUPO FINANCIERO SCOTIABANK INVERLAT,
as the Administrative Agent,
and

AETHER FINANCIAL SERVICES SAS
as the TEG Calculation Agent
with
BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA,
HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,
GRUPO FINANCIERO HSBC
and
SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE BANCA MÚLTIPLE
 GRUPO FINANCIERO SCOTIABANK INVERLAT,
each a Lead Arranger and Joint Bookrunner

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONENTS
(continued)

iii

TABLE OF CONTENTS
(continued)

iv

INDEX

Page

10.0%	27
Acquired Companies	2
Acquired Companies Pay-Off Letter(s)	2
Acquired Companies Reference Debt	2
Acquired Shares	1, 2
Acquisition	1, 2
Acquisition Documents	2
Acquisition Representations	2
Actions for the Administration of Financial Crime Risk	149
administrateur judiciaire	48
Administrative Agent	1, 2
Administrative Agent Fee Letter	3
Administrative Agent’s Account	3
Administrative Questionnaire	3
Aerodrome	3
Aerodrome Acquired Shares	1, 3
Aerodrome Merger	3, 103
Aerodrome Owned B Shares	1, 3
Aerodrome Share Capital Increase	3
Affected Financial Institution	3
Affiliate	3
Agent Parties	133
Agent Parties	3
Agreement	1, 3
Alternate Peso Rate	3
Antitrust Approval	4
Antitrust Laws	4
Applicable Accounting Principles	4
Applicable Law	4
Applicable Margin	5
Applicable Percentage	5
Approved Fund	5
Approved Hedge Provider	5
Assignment and Assumption	6
B Shares	1, 6
Bail-In Action	6
Bail-In Legislation	6
BB Shares	1, 6
Beneficial Ownership Certification	6
Beneficial Ownership Regulation	6
Borrower Joinder Agreement	6
Borrower Materials	6, 132
Borrowers	6

i

INDEX
(continued)

Page

Borrowing	6
Business Day	7
Calculation Period	7
Capital Lease Obligations	7
Cash Equivalents	7
Casualty Event	8
CCP Rate	4
Cetes Rate	3
Change in Law	8
Charges	8, 145
Closing Date	8
Code	8
Collateral	8
Collateral Agent	9
Commitment	9
Commitment Fee	9, 58
Communications	9, 132
Compliance Certificate	9
Compliance Obligations	149
Compounding Period	42
Concession Title	9
Concessoc	1, 10
Concessoc Debt Service Reserve Account	10
Concessoc Debt Service Reserve Account Required Balance	10
Concessoc DSRF Commitment	11
Concessoc DSRF Lender	11
Concessoc DSRF Loan	11
Concessoc Non-Mexican Distribution Account	11
Concessoc OPEX	11
Concessoc Periodic Expenses Reserve Account	11
Concessoc Periodic Expenses Reserve Account Required Balance	11
Concessoc Pesos Distribution Account	12
conciliateur	48
Consolidated	12
Consolidated EBITDA	12
Consolidated Net Debt	12
Control	12
Controlled	12
Controlling	12
Conversion Rate	12
Debt	13
Debt Service	13

INDEX
(continued)

INDEX
(continued)

Page

Event of Default	19, 111
Existing Affiliate Transactions	19
Export Credit Agency	19
Expropriation Event	19
Expropriation Proceeds	19
Facility	19
FATCA	20
FATCA Application Date	20
FATCA Deduction	20
FATCA Exempt Party	20
faute lourde	48
Fee Letters	20
Finance Party	20
Financial Crime	149
Fiscal Quarter	20
Fiscal Year	20
Fitch	20
France	20
Free Cash Flow	20
French Borrower	21
French Qualifying Lender	21
French Treaty	21, 26
French Treaty Lender	21
French Treaty State	21
Fund	21
GAAP	21
Governmental Approval	22
Governmental Authority	22
Guarantor	1, 22
Guarantor Joinder Agreement	22, 101
Guarantor Release Date	22
Guaranty	22
Guaranty Trust Agreement	22
Hazardous Materials	23
Hedging Agreement	23
Hedging Obligation	23
Hedging Strategy	23
Historical Financial Statements	23
IFRS	23
IFRS 16	23
Impacted TIIE Rate Loans	23, 78
Increase Effective Date	24, 66

INDEX
(continued)

Page

Incremental Amendment	67
Indemnification Payment	24, 54
Indemnitee	24, 135
Information	24, 147
Insolvency Regulation	24
Insurance Proceeds	24
Intangible Assets License Agreement	24
Intercreditor Agreement	24
Interest Payment Date	24
Interest Period	24
Intra-Group Liabilities	130
June 11 Shareholders’ Meeting	86
Lead Arrangers	25
Lender	1, 25
Lender Group	149
Lending Office	25
Lien	25
Loan	25
Loan Document	25
Loan Documents	25
Loan Parties	25, 87
Loans	25
Lux Subordinated Debt	130
Luxembourg	25
Luxembourg Guarantor	130
Luxembourg Loan Party	25
Luxembourg Qualifying Lender	25
Luxembourg RCS	130
Luxembourg Treaty Lender	25
Luxembourg Treaty State	26
mandataire ad hoc	48
mandataire liquidateur	48
Master Agreement	23
Material Adverse Effect	26
Material Agreements	26
Material Amount	26
Material Debt	27
Material Subsidiary	27
Material Subsidiary Group	27
Maturity Date	27
Maximum Rate	27, 145
Measurement Period	4

v

INDEX
(continued)

Page

Merger Date	103
Mexican Borrower	27
Mexican Financial Institution	27
Mexican Income Tax Law	27
Mexican Qualifying Lender	28
Mexican Securities Law	27
Mexican Treaty	28
Mexican Treaty Lender	28
Mexican Treaty State	28
Mexico	28
Moody’s	28
Multiemployer Plan	28
MXN	33
MXN Floating Rate	28
MXN Floating Reset Date	28
Net Cash Proceeds	28
Net Consolidated Leverage Ratio	29
Net Debt	29
Non-Consenting Lender	29
Non-Cooperative Jurisdiction	29
Non-Material Default	29
Note	30
Notice of Borrowing	30, 51
Obligations	30
OFAC	30
OMA Acquired Shares	1, 30
Operating Leases	30
Organizational Documents	30
Own Funds	130
Participant	31, 141
Participant Register	31, 141
Payment Recipient	31, 121
PBGC	31
Pension Plan	31
Permitted Debt	31
Permitted Liens	31
Permitted Management Services Agreement	33
Permitted Uses	33
Person	33
Pesos	33
Platform	33, 132
primary obligor	22

INDEX
(continued)

Page

Pro Forma Basis	33
Process Agent	34, 143
Property	34
Protected Party	34
PUBLIC	133
Public Investor	133
Public Lender	34, 133
Purchase Price	34
Purchase Price Adjustment Amount	34, 54
Ratification Agreement	105
Recipient	34
Reference Hedging Agreements	34
Reference Period	33
Reference Trigger Event	55
Register	34, 140
Regulation T	34
Regulation U	34
Regulation X	34
Reinvestment Plan	35
Related Parties	35
Related Transaction	35, 147
Release	35
Relevant Party	76
Removal Effective Date	35, 120
Required Balance	35
Required Lenders	35
Reserve Accounts	35
Resignation Effective Date	35, 119
Resolution Authority	35
Responsible Officer	35
Restricted Payment	36
S&P	36
Secured Creditors	36
Security Documents	37
Security Trustee	37
Sellers	37
SETA	37
SETA Acquired Shares	1, 37
SETA Debt Service Reserve Account	38
SETA Debt Service Reserve Account Required Balance	38
SETA DSRF Commitment	38
SETA DSRF Lender	38

INDEX
(continued)

Page

SETA DSRF Loan	38
SETA Guaranty Fee	38, 102
SETA OPEX	38
SETA Owned B Shares	1, 39
SETA PERA	39
SETA Periodic Expenses Reserve Account	39
SETA Periodic Expenses Reserve Account Required Balance	39
SETA Pesos Distribution Account	39
SETA/Aerodrome Acquired Shares	1, 37
Share Pledge Agreements	39
Share Purchase Agreement	40
SICT	40
Solvent	40
specified currency	144
Specified Representations	40
Sponsor	40
Subordinated Debt	40
Subsidiaries	41
Subsidiary	40
Supplier	76
Target	41
Target Net Income	41
Tasa de Interés Interbancaria de Equilibrio	28
Tax Credit	41
Tax Deduction	41, 69
Tax Payment	41
Taxes	41
TEG	58
TEG Calculation Agent	1, 41
TEG Letter	41, 58
Term Loans	41
TIIE Rate	41
TIIE Rate Loan	42
TL Borrower	1, 42
TL Facilities Availability Period	42
Tranche A and Tranche B Arrangers’ Fee Letter	42
Tranche A Borrowing	42
Tranche A Commitment	42
Tranche A Facility	42
Tranche A Lender	42
Tranche A Loan	42
Tranche A Maturity Date	43

INDEX
(continued)

Page

Tranche B Borrowing	43
Tranche B Commitment	43
Tranche B Facility	43
Tranche B Lender	43
Tranche B Loan	43
Tranche B Maturity Date	43
Tranche C Arranger’s Fee Letter	43
Tranche C Borrowing	43
Tranche C Commitment	43
Tranche C Facility	43
Tranche C Lender	43
Tranche C Loan	44
Tranche C Maturity Date	44
Transactions	44
Transition Reserve Account	44
Transition Reserve Account Maximum Amount	44
Trigger Event	44
TSA	45
U.S.	45
UK Financial Institution	45
UK Resolution Authority	45
United States	45
US$	15
USA Patriot Act	45, 146
VAT	45
VAT Recipient	76
Voting Equity Interest	45
Vulture Fund	46
Withholding Agent	46
Write-Down and Conversion Powers	46

ANNEXES, SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule I	Commitments and Applicable Percentages
Schedule II	Tranche C Loans Repayment Schedule
Schedule III	Existing Affiliate Transactions
Schedule IV	Hedging Strategy
Schedule V	Equity Interests and Subsidiaries
Schedule VI	Existing Liens
Schedule VII	Notices
Schedule VIII	Historical Financial Statements
Schedule IX	Net Debt of the Target for Illustrative Purposes

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrower Joinder Agreement
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Note
Exhibit E	Form of Notice of Borrowing
Exhibit F-1	Form of Officer’s Certificate
Exhibit F-2	Form of Manager’s Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Opinion of Mayer Brown LLP, Special New York Counsel to the Loan Parties
Exhibit I	Form of Opinion of Nader, Hayaux & Goebel, Special Mexican Counsel to the Loan Parties
Exhibit J	Form of Opinion of Arendt & Medernach SA, Special Luxembourg Counsel to the Loan Parties
Exhibit K	Form of Opinion of Freshfields Bruckhaus Deringer LLP, Special French Counsel to the Loan Parties
Exhibit L	Form of Guarantor Joinder Agreement
Exhibit M	Form of Intercreditor Agreement
Exhibit N	Form of TEG Letter
Exhibit O	Form of Intangible Assets License Agreement
Exhibit P	Form of Permitted Management Services Agreement

x

This CREDIT AND GUARANTY AGREEMENT, dated as of December 2, 2022 (this “Agreement”), is entered into by and among CONCESSOC 31 SAS (société par actions simplifiée), a special purpose vehicle organized and existing under the laws of France (“Concessoc”), as a borrower in respect of Term Loans (as defined below) (the “TL Borrower”) and/or as a borrower in respect of DSRF Loans (as defined below), each of the Persons that becomes a “DSRF Borrower” after the date hereof pursuant to the Borrower Joinder Agreement (as defined below), each of the Persons that becomes a “Guarantor” after the date hereof pursuant to Section 6.15 (each, a “Guarantor”), each of the lenders that is a signatory hereto under the caption “Lenders” on the signature pages hereto and each other Person that becomes a “Lender” after the date hereof pursuant to Section 11.07 (each, a “Lender”), Scotiabank Inverlat S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as the administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Aether Financial Services SAS, as the TEG calculation agent (in such capacity, the “TEG Calculation Agent”).
RECITALS
WHEREAS, pursuant to the terms of the Share Purchase Agreement (as defined below), Concessoc intends to acquire (the “Acquisition”), directly or indirectly, from the Sellers (a) no less than 100% of the Equity Interest (as defined below), on a fully diluted basis, of SETA (such shares the “SETA Acquired Shares”), (b) as a result of the acquisition of the SETA Acquired Shares, (i) 49,766,000 Series BB shares (the “BB Shares”) of the Target (as defined below) and (ii)  7,516,377 Series B shares (the “B Shares”) of the Target (the Equity Interest described in clauses (b)(i) and (ii) referred to, collectively, as the “SETA Owned B Shares”), (c) no less than 100% of the Equity Interest, on a fully diluted basis, of Aerodrome (as defined below) (the “Aerodrome Acquired Shares” and together with the SETA Acquired Shares, the “SETA/Aerodrome Acquired Shares”), and (d) as a result of the acquisition of the Aerodrome Acquired Shares, no less than 58,529,833 B Shares of the Target (the “Aerodrome Owned B Shares” and together with the SETA Owned B Shares, the “OMA Acquired Shares”).  The SETA/Aerodrome Acquired Shares, the OMA Acquired Shares and any future shares in SETA, the Target and/or Aerodrome owned or acquired from time to time, directly or indirectly, by the TL Borrower shall be collectively referred to as the “Acquired Shares”.
WHEREAS, to finance a portion of the Acquisition, the TL Borrower has requested the Tranche A Lenders, the Tranche B Lenders and the Tranche C Lenders to provide the Tranche A Loans, the Tranche B Loans and the Tranche C Loans, respectively, and the Tranche A Lenders, Tranche B Lenders and the Tranche C Lenders are willing to do so on the terms and subject to the conditions set forth herein;
WHEREAS, (i) Concessoc and (ii) upon becoming a DSRF Borrower following the execution of the Borrower Joinder Agreement, SETA, may request the applicable DSRF Lenders to provide, from time to time, DSRF Loans and the applicable DSRF Lenders are willing to do so on the terms and subject to the conditions set forth herein; and

WHEREAS, each Guarantor that becomes a party hereto will benefit directly from the transactions contemplated under the Loan Documents, and each Guarantor has determined that it is in the best interests of such Guarantor, and each Guarantor is willing, in each case to guarantee the Obligations;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
1.01 Certain Defined Terms.  As used herein, the following terms shall have the following meanings:
“Acquired Companies” means Aerodrome, SETA and the Target and their respective Subsidiaries.
“Acquired Companies Pay-Off Letter(s)” means the pay-off letter(s) to be executed by the creditors of the Acquired Companies or any agent thereof in connection with the Acquired Companies Reference Debt, in form and substance acceptable to the Administrative Agent and the Lenders.
“Acquired Companies Reference Debt” means the Margin Loan Agreement, dated as of December 6, 2021, among Aerodrome, as borrower, the lenders party thereto from time to time, Glas USA LLC, as administrative agent, Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, as calculation agent, and Glas Americas LLC, as international security agent, and any other document or instrument executed in connection with the foregoing.
“Acquired Shares” has the meaning set forth in the recitals.
“Acquisition” has the meaning set forth in the recitals.
“Acquisition Documents” means, collectively, the Share Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith prior to the Closing Date.
“Acquisition Representations” means the representations and warranties made by or with respect to the Acquired Companies and the Acquired Shares in the Share Purchase Agreement, including, but not limited to, non-contravention with material agreements, as are material to the interests of the Lenders, but only to the extent that Concessoc (or any of its Affiliates) has the right to terminate its (or such Affiliate’s) obligations under the Acquisition Documents, or to decline to consummate the Acquisition pursuant to the Acquisition Documents, as a result of a breach or inaccuracy of such representations in the Acquisition Documents (regardless of whether or not such obligations are actually terminated or such right to decline the consummation of the Acquisition is actually exercised).
“Administrative Agent” has the meaning assigned to such term in the preamble.

“Administrative Agent Fee Letter” means the fee letter dated as of the date hereof, between the Administrative Agent and the TL Borrower.
“Administrative Agent’s Account” means the account maintained at Scotiabank Inverlat, S.A., CLABE 044180001082160102, Account No: 00108216010, for credit to Scotiabank Operación Cartera Comercial, Reference: Concessoc Attn: Agency Syndications, or such other account as from time to time may be designated by the Administrative Agent to the Borrower in writing, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Aerodrome” means Aerodrome Infrastructure S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 1, rue Jean-Pierre Brasseur, L-1258 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B251461.
“Aerodrome Acquired Shares” has the meaning set forth in the recitals.
“Aerodrome Merger” has the meaning set forth in Section 7.04(a).
“Aerodrome Owned B Shares” has the meaning set forth in the recitals.
“Aerodrome Share Capital Increase” means an increase in the share capital of Aerodrome (by way of an increase in par value of Aerodrome shares), and the conversion to equity of any advance, loan or other obligations owed by Aerodrome to the TL Borrower.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person at any time, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.
“Agent Parties” has the meaning assigned to such term in Section 11.02(c).
“Agreement” has the meaning assigned to such term in the preamble.
“Alternate Peso Rate” means, (a) (i) the rate specified by Banco de México as the substitute rate of the TIIE Rate or (ii) if Banco de México does not specify such substitute rate, (A) the rate for the Certificados de la Tesorería de la Federación for a term of 28 days published by Banco de México on its official web site (www.banxico.org.mx) (the “Cetes Rate”) plus (B) the excess (if any) of (x) the average of the TIIE Rate for each day during the 30-day period immediately prior to the date on which the TIIE Rate ceased to be published (the “Measurement Period”) over (y) the average of the Cetes Rate for each day during the Measurement Period or (b) if Banco de México does not publish a substitute rate for the TIIE Rate or the Cetes Rate, (i) the Costo de Captación a Plazo de Pasivos en Moneda Nacional published by Banco de México on its official web site (www.banxico.org.mx) (the “CCP Rate”) plus (ii) the excess (if any) of (A) the average of the TIIE Rates for each day during the Measurement Period over (B) the average of the CCP Rate for each day during the Measurement Period.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, (c) the Mexican National Anti-Corruption System Law (Ley General del Sistema Nacional Anticorrupción), (d) the anti-corruption provisions of the Mexican Federal Criminal Code (Código Penal Federal), (e) the anti-corruption provisions of the  Mexican General Law of Administrative Responsibilities (Ley General de Responsabilidades Administrativas), (f) Canada’s Corruption of Foreign Public Officials Act, or (g) any laws or regulations regarding bribery or any other corrupt activity maintained by any Governmental Authority with  jurisdiction over any Loan Party.
“Anti-Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, EU Directive 2015/849, as amended, and the money laundering laws and regulations (including any licensing or registration requirements) maintained by any Governmental Authority with  jurisdiction over any Loan Party.
“Antitrust Approval” means the Resolution identified under folio number 01669 with respect to File CNT-120-2022, notified to Concessoc on October 14, 2022, and any authorization, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof) required under the Antitrust Laws.
“Antitrust Laws” means the Mexican Federal Antitrust Law (Ley Federal de Competencia Económica) and all other antitrust, competition or trade regulation Applicable Laws of any Governmental Authority or Applicable Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.
“Applicable Accounting Principles” means (a) GAAP or (b) IFRS, in each case, as in effect from time to time and as applicable to each of the Loan Parties and/or the Target on a basis consistent with the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01.
“Applicable Law” means any applicable international, foreign, U.S. Federal, state, local, French, Luxembourg, or Mexican statute, treaty, convention, law, regulation, ordinance, rule, judgment, code, rule of common law, order (including consent order), decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by) any Governmental Authority, in each case whether or not having the force of law and as amended or otherwise modified from time to time, including, without limitation, all applicable banking regulations of France, Mexico and Luxembourg and any other applicable jurisdiction.  Notwithstanding anything to the contrary herein, as used in Sections 2.04(f) and 3.02 “Applicable Law” shall be deemed to refer to the Applicable Law of the jurisdiction of incorporation of the TL Borrower as in effect on the date of this Agreement.

“Applicable Margin” means (a) with respect to any Tranche A Loan, 1.75% per annum; (b) with respect to any Tranche B Loan, 2.25% per annum; (c) with respect to any Tranche C Loan, 3.00% per annum; and (d) with respect to any DSRF Loan, 2.25% per annum.
“Applicable Percentage” means:
(a) in respect of the Tranche A Facility, with respect to any Tranche A Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche A Facility represented by the principal amount of such Tranche A Lender’s Tranche A Loans;
(b) in respect of the Tranche B Facility, with respect to any Tranche B Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche B Facility represented by the principal amount of such Tranche B Lender’s Tranche B Loans;
(c) in respect of the Tranche C Facility, with respect to any Tranche C Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche C Facility represented by the principal amount of such Tranche C Lender’s Tranche C Loans;
(d) in respect of each DSRF Facility, with respect to any DSRF Lender at any time, the percentage (carried out to the ninth decimal place) of each DSRF Facility represented by the principal amount of such DSRF Lender’s DSRF Loans; and
(e) in respect of all Facilities, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the principal amount of all the Facilities represented by the principal amount of such Lender’s Loans.
The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by: (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Hedge Provider” means (a) any Person that is a Lender or Affiliate thereof if either (i) such Person was a Lender or an Affiliate of a Lender at the time the relevant Reference Hedging Agreement was entered into or (ii) the relevant Reference Hedging Agreement was in effect on the Closing Date and such Person was a Lender or an Affiliate of a Lender on the Closing Date, in each case, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, or (b) any other commercial bank, finance company or another financial institution that has entered into a Reference Hedging Agreement with a Loan Party and that is not a Sanctions Target and has a credit rating for its long-term unsecured and non-credit-enhanced debt obligations of at least mxAAA (in Mexico), or A- (internationally) or higher by S&P or Fitch or mxAAA (in Mexico), or A3 (internationally), or higher by Moody’s, as the case may be, in each case specified in clauses (a) and (b), only to the extent that such Person shall have executed or acceded to the Intercreditor Agreement prior to or concurrently with the entering into such Reference Hedging Agreement; provided that no Approved Hedge Provider shall be a Person that is not a national of, or organized or formed under the laws of, Mexico (except with the consent of the Administrative Agent).

“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit A.
“B Shares” has the meaning set forth in the recitals.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“BB Shares” has the meaning set forth in the recitals.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower Joinder Agreement” means a joinder agreement duly executed and delivered by SETA and the other parties thereto substantially in the form of Exhibit B.
“Borrower Materials” has the meaning assigned to such term in Section 11.02(b)(iv).
“Borrowers” means (a) the TL Borrower and (b) each DSRF Borrower.
“Borrowing” means (a) a Tranche A Borrowing (which shall include any Tranche A Borrowing made in accordance with Section 2.16), (b) a Tranche B Borrowing (which shall include any Tranche B Borrowing made in accordance with Section 2.16), (c) a Tranche C Borrowing (which shall include any Tranche C Borrowing made in accordance with Section 2.16) and/or (d) a DSRF Borrowing, as the context may require.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in Mexico City, Mexico, Paris, France, Toronto, Canada, New York City, New York.
“Calculation Period” means, as of any date of determination, the four (4) full Fiscal Quarters immediately preceding such date of determination.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or any other amount under a lease or other similar agreement conveying the right to use real and/or personal property, which capitalized obligations are required to be classified and accounted for as a lease liability on the balance sheet of such Person under Applicable Accounting Principles, and for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS 16.
“Cash Equivalents” means:
(a) Dollars, Euros, Pesos or money in other currencies received or acquired in the ordinary course of business;
(b) readily marketable direct obligations of the government of the United States of America, Mexico, any member state of the European Union or unconditionally guaranteed by, any country that is a member of the Organization for Economic Cooperation and Development;
(c) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptance with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Mexico that has a combined capital and surplus and undivided profits of not less than US$500,000,000 (or its equivalent in Pesos) and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “BBB-” by Fitch or S&P, or “Baa3” by Moody’s;
(d) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States, or any state thereof that has a combined capital and surplus and undivided profits of not less than US$500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “A” by Fitch or S&P, or “A2” by Moody’s;
(e) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of any state of the European Union that has a combined capital and surplus and undivided profits of not less than US$500,000,000 (or its equivalent in Euros) and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “A” by Fitch or S&P, or “A2” by Moody’s;

(f) commercial paper not convertible or exchangeable to any other security: (i) for which a recognized trading market exists, (ii) issued by an issuer incorporated in the United States, any member state of the European Union or the United Kingdom, (iii) which matures within one year after the relevant date of calculation, and (iv) which has a credit rating of either A-1 or higher by S&P, F1 or higher by Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(g) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (f) above; and
(h) any other debt security approved by the Required Lenders.
“Casualty Event” means, with respect to any Person, (a) any loss, destruction or damage of all or any portion of any Property of such Person or to which such Person otherwise has rights, including, without limitation, any such Property becoming unfit for normal use, and (b) any illegality or invalidity of all or any portion of such Person’s business, including by any action by a Governmental Authority.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority, (d) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or (e) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III; provided that any requests, rules, guidelines or directives enacted prior to the date of this Agreement that are not effective but are reasonably be expected to become effective after the date of this Agreement shall not be considered to be a “Change in Law” for purposes of this Agreement.
“Charges” has the meaning assigned to such term in Section 11.16.
“Closing Date” means the date on which each of the conditions set forth in Section 4.01 are satisfied.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the Property of any Person from time to time subject to a Lien or other security interest created by or pursuant to, or purported to be created by or pursuant to, the Security Documents in favor of the Collateral Agent for the benefit of the Secured Creditors, to secure, inter alia, all Obligations.
“Collateral Agent” means Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat, in its capacity as collateral agent of the Lenders for purposes of the Security Documents and under the Intercreditor Agreement, or any successor collateral agent.

“Commitment” means a Tranche A Commitment, a Tranche B Commitment, a Tranche C Commitment, or a DSRF Commitment, as the context may require; it being understood that any reference to the Tranche A Commitment, the Tranche B Commitment or the Tranche C Commitment shall take into account any increase of any such Commitment pursuant to Section 2.16.
“Commitment Fee” has the meaning assigned to such term in Section 2.09(a).
“Communications” has the meaning assigned to such term in Section 11.02(b)(iii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Concession Title” means

(a) each of the airport concession titles granted on June 29, 1998 (as amended or supplemented from time to time), pursuant to which the SICT granted a concession in favor of:

(i) Aeropuerto de Acapulco, S.A. de C.V., over the property located at Boulevard de las Naciones S/N, Colonia Plan de los Amates, Acapulco, Guerrero, C.P. 39931, A.P. 65, Mexico, for the operation of the Acapulco Airport;
(ii) Aeropuerto de Ciudad Juárez, S.A. de C.V., over the property located at Km. 18.5, of Carretera Panamericana, Ciudad Juárez Centro, Distrito Bravo, CZ.C. 32690, A.P. 792, Mexico, for the operation of the Ciudad Juárez Airport;
(iii) Aeropuerto de Chihuahua, S.A. de C.V., over the property located at Boulevard Juan Pablo II, Km. 14, Chihuahua, Chihuahua, Z.P. 31390, A.P. 719, Mexico, for the operation of the Chihuahua Airport;
(iv) Aeropuerto de Culiacán, S.A. de C.V., over the property located at Carretera Novolato Km. 4.5, Col Bachiguato, Culiacán, Sinaloa, Z.C., 80130, A.P. 594, Mexico, for the operation of the Culiacán Airport;
(v) Aeropuerto de Durango, S.A. de C.V., over the property located at Km. 15.5, Autopista Durango, Durango, Z.C. 34304, A.P. 422 Mexico, for the operation of the Durango Airport;
(vi) Aeropuerto de Mazatlán, S.A. de C.V., over the property located at Carretera Internacional al Sur S/N, Mazatlán Sinaloa, Z.C. 82000, A.P. 475, Mexico, for the operation of the Mazatlán Airport;

(vii) Aeropuerto de Monterrey, S.A. de C.V., over the property located at Carretera Miguel Alemán, Municipio de Apodaca, Nuevo León, Z.C. 66600, Mexico, for the operation of the Monterrey Airport;
(viii) Aeropuerto de Reynosa, S.A. de C.V., over the property located at Km. 83 Carretera a Matamoros-Mazatlán, Reynosa, Tamaulipas, Z.C. 88790, A.P. 1676, Mexico, for the operation of the Reynosa Airport;
(ix) Aeropuerto de San Luis Potosí, S.A. de C.V., over the property located at Km. 9.5 Carretera Matehuala, San Luis Potosí, San Luis Potosí, A.P. 1412, Mexico, for the operation of the San Luis Potosí Airport;
(x) Aeropuerto de Tampico, S.A. de C.V., over the property located at Boulevard Adolfo López Mateos No. 1001, Tampico, Tamaulipas, Z.C. 89339, A.P. C-2, Mexico, for the operation of the Tampico Airport;
(xi) Aeropuerto de Torreón, S.A. de C.V., over the property located at Km. 9 Carretera Torreón-San Pedro S/N, Torreón Coahuila, Z.C. 27016, A.P. 132, Mexico, for the operation of the Torreón Airport;
(xii) Aeropuerto de Zacatecas, S.A. de C.V., over the property located at Km. 23 Carretera Panamericana, Tramo Zacatecas-Fresnillo, Zacatecas, Zacatecas, Z.C. 98500, A.P. 303, Mexico, for the operation of the Zacatecas Airport;
(xiii) Aeropuerto de Zihuatanejo, S.A. de C.V., over the property located at Carretera Nacional, Acapulco-Zihuatanejo, Zihuatanejo, Guerrero, Z.C. 40880, A.P. 59, Mexico, for the operation of the Zihuatanejo Airport; and
(b) each future airport concession title to be granted by any relevant Governmental Authority in favor of the Target or any Subsidiary thereof.
“Concessoc” has the meaning assigned to such term in the preamble.
“Concessoc Debt Service Reserve Account” means the account to be opened at a Mexican bank (institucion de banca multiple) acceptable to the Required Lenders and designated in writing by Concessoc as the Concessoc Debt Service Reserve Account, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“Concessoc Debt Service Reserve Account Required Balance” means, subject to Section 6.12(b), as of any date of determination, the sum of (a) all scheduled payments in respect of interest on the Term Loans payable on such date of determination (or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date of determination, as the case may be) in accordance with the terms of this Agreement and the other Loan Documents, (b) without duplication, any net amounts payable or amounts received (as applicable) as of such date of determination (or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date of determination, as the case may be) under any Hedging Agreement entered into with respect to the Term Loans (other than payments made thereunder on account of interest on the Term Loans), and (c) all Commitment Fees and other fees, expenses, additional amounts payable under Section 3.04, and other amounts scheduled to be paid hereunder in respect of the Term Loans (excluding, for the avoidance of doubt any upfront fees) payable on such date of determination (or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date of determination, as the case may be).

“Concessoc DSRF Commitment” means, as to each Concessoc DSRF Lender, its obligation to make Concessoc DSRF Loans to Concessoc pursuant to Section 2.01(d), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Concessoc DSRF Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Concessoc DSRF Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Concessoc DSRF Lender” means, at any time, any Lender that holds a Concessoc DSRF Loan at such time.
“Concessoc DSRF Loan” means an advance denominated in Pesos made by a DSRF Lender to Concessoc that bears interest at the TIIE Rate.
“Concessoc Non-Mexican Distribution Account” means an account in a currency other than Pesos maintained at a financial institution outside of Mexico and as separately identified by Concessoc to the Administrative Agent, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof.
“Concessoc OPEX” means operating expenses of Concessoc incurred in the ordinary course of business including salaries and related social security contributions of Concessoc’s personnel, insurance premiums, statutory auditor’s fees, legal fees, other advisors’ fees and cost incurred in the ordinary course by Concessoc in respect of accounting, regulatory requirements and any other support services necessary to maintain Concessoc in existence and in good standing and for the conduct of Concessoc’s operation and/or any SETA Guaranty Fee, but excluding all Taxes and extraordinary fees, costs and expenses in connection with the Acquisition and the transactions contemplated under the Loan Documents; provided that, at any time prior to the Aerodrome Merger, all references to “Concessoc” in this definition shall be deemed to refer to Concessoc and Aerodrome.
“Concessoc Periodic Expenses Reserve Account” means the account maintained by Concessoc at HSBC México, S.A. Institución de Banca Múltiple, Grupo Financiero HSBC, SWIFT: BIMEMXMM, CLABE 021180040686665935, Account No: 4068666593, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“Concessoc Periodic Expenses Reserve Account Required Balance” means:
(a) for each calendar year, on each day during the period commencing on each Dividend Payment Date falling prior to May 31 of such calendar year and ending on May 31 of such calendar year, an amount sufficient to cover the Concessoc OPEX until the immediately following Dividend Payment Date and Debt Service on the Term Loans and the Concessoc DSRF Loans for the two immediately following Interest Payment Dates;

(b) for each calendar year, on each day during the period commencing on May 31 of such calendar year and ending on November 30 of such calendar year, an amount sufficient to cover the Concessoc OPEX until the immediately following Dividend Payment Date and Debt Service on the Term Loans and the Concessoc DSRF Loans for the immediately following Interest Payment Date; and
(c) for each calendar year, on each day during the period commencing on November 30 of such calendar year and ending on the Dividend Payment Date falling prior to May 31 of the immediately following calendar year, an amount sufficient to cover the Concessoc OPEX until the immediately following Dividend Payment Date;
it being understood, that the Concessoc OPEX and the determination of the Concessoc Periodic Expenses Reserve Account Required Balance shall be made solely by Concessoc, acting reasonably, based on pro forma projections of the Concessoc OPEX and TIIE (or the applicable Alternate Peso Rate or other reference interest rate) in effect from time to time.
“Concessoc Pesos Distribution Account” means an account in Pesos to be opened at a Mexican bank (institucion de banca multiple) acceptable to the Required Lenders and designated in writing by Concessoc as the Concessoc Pesos Distribution Account, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries (to the extent any such Subsidiaries exists) in accordance with Applicable Accounting Principles.
“Consolidated EBITDA” means, for any Calculation Period the sum of: (a) the EBITDA of the Loan Parties for such Calculation Period and (b) the product of (i) the EBITDA of the Target for such Calculation Period and (ii) the percentage of the Target’s Equity Interest held, directly or indirectly, by the Loan Parties as of the last day of such Calculation Period.
“Consolidated Net Debt” means, as of any date of determination the sum of: (a) the Net Debt of the Loan Parties as of such date of determination and (b) the product of (i) the Net Debt of the Target as of such date of determination and (ii) the percentage of the Target’s Equity Interest held, directly or indirectly, by the Loan Parties as of such date of determination.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion Rate” means, as of any date and for any applicable foreign currency, the exchange rate published by Banco de México in the Exchange Rate Portal (Portal del Mercado Cambiario) based on the rates published by Banco de México and the International Monetary Fund on the Business Day immediately prior to the relevant calculation date, to be in effect on such calculation date; provided that, if Banco de México ceases to publish such exchange rate, the Conversion Rate shall equal the average of the applicable foreign exchange rates published by the Administrative Agent (or the main offices of its subsidiaries located in Mexico, if not published by the Administrative Agent) at the close of business on the Business Day immediately prior to the relevant calculation date (i.e., 24-hours forward), to be in effect on such calculation date.

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (except trade payables incurred in the ordinary course of business of such Person and not past due for more than 180 days after the date on which such trade payable was created), (c) all obligations of such Person under conditional sale or other retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar extensions of credit, (g) all net obligations of such Person in respect of any Hedging Agreement (determined by reference to the marked-to-market value thereof), (h) all Debt of other Persons that is guaranteed by such Person (which amount of Debt for purpose of this clause shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of the Debt so guaranteed, and (ii) the stated maximum amount (if any) of such Debt), and (iii) all Debt secured by any Lien on property of such Person even though such Person has not assumed or become liable for the payment of such Debt (and, in connection therewith, the amount of “Debt” under this clause (iii) shall be limited to the lesser value of the amount of such Debt and the value of such property).  For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.
“Debt Service” means, as of any date of determination and any period, with respect to any Debt (other than Subordinated Debt) of any Loan Party, the sum of (a) all scheduled payments in respect of principal of (other than any bullet or balloon amortizations and any of the principal amortizations of the Tranche C Loans), and interest on, such Debt, payable during such specified period in accordance with the terms of the documents evidencing such Debt, (b) without duplication, any net amounts payable or amounts received (as applicable) during such specified period under any Hedging Agreement entered into with respect to any such Debt (other than payments made thereunder on account of interest on such Debt), and (c) all commitment and other fees, expenses, additional amounts and other amounts scheduled to be paid in respect of any such Debt (excluding, for the avoidance of doubt any upfront fees and, with respect to Concessoc, the SETA Guaranty Fee) during such specified period.
“Debt Service Coverage Ratio” means, as of any date of determination (a) Free Cash Flow for any Calculation Period ended on such date of determination (or if such date of determination is not the last day of a Fiscal Quarter of the TL Borrower, the Calculation Period ended on the last day of the most recently ended Fiscal Quarter of the Borrower, as the case may be) to (b) Debt Service of all Loan Parties for any Calculation Period ended on such date of determination (or if such date of determination is not the last day of a Fiscal Quarter of the Borrower, the Calculation Period ended on the last day of the most recently ended Fiscal Quarter of the Borrower, as the case may be).

“Debt to Equity Ratio” means as of any date of determination, the result obtained by dividing (a) the sum of the Net Debt of all Loan Parties as of such date of determination (or if such date of determination is not the last day of a Fiscal Quarter of such Loan Party, the last day of the most recently ended Fiscal Quarter of such Loan Party) by (b) the aggregate amount of Equity Contributions received by all Loan Parties as of such date of determination (or if such date of determination is not the last day of a Fiscal Quarter of such Loan Party, the last day of the most recently ended Fiscal Quarter of such Loan Party).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, concurso mercantil, quiebra, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, France, Luxembourg and Mexico or other applicable jurisdictions from time to time in effect.
“Default” means an Event of Default or an event that, with notice, lapse of time, or both, would become an Event of Default.
“Default Rate” means when used with respect to Obligations, with respect to a Term Loan or a DSRF Loan, an interest rate per annum equal to the interest rate (including any Applicable Margin for the relevant Loans) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, in the determination of the Administrative Agent: (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) have not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; (b) has notified the applicable Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (specifically identified in such writing or public statement together with any applicable default) cannot be satisfied; (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the applicable Borrower, to confirm in writing to the Administrative Agent and the applicable Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the applicable Borrower); or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or

(iii) had appointed for it a receiver, visitador, conciliador, síndico, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or any similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination by the Administrative Agent to the TL Borrower and each Lender.
“Disposition” means the sale, transfer, license, lease, conveyance or other disposition (including any sale and leaseback transaction, and including by way of merger, casualty, condemnation or otherwise) of any Property (including, without limitation, Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), in one or a series of transactions, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  “Dispose” has meaning correlative thereto.
“Distribution Accounts” means (a) the Concessoc Non-Mexican Distribution Account; (b) the Concessoc Pesos Distribution Account and (b) the SETA Pesos Distribution Account.
“Dividend Payment Date” means each date on which dividend payments (and any other distributions) on account of Equity Interests of the Target are made by the Target to SETA pursuant to the resolutions adopted during each applicable annual general shareholders’ meeting of the Target.  For purposes of clarification, any date on which dividend payments (and any other distributions) on account of Equity Interests of the Target are made by the Target to SETA pursuant to the resolutions adopted during any extraordinary shareholders’ meeting or similar shall be excluded from this definition.
“Dollar” and “US$” mean lawful currency of the United States.
“DSCR Breach” has the meaning assigned to such term in Section 7.14.
“DSRF Availability Period” means, the period commencing on the Closing Date and ending on the Business Day immediately preceding the DSRF Maturity Date.
“DSRF Borrower” means (a) Concessoc, but solely with respect to the Concessoc DSRF Loans and (b) upon the execution and delivery of the Borrower Joinder Agreement, SETA, but solely with respect to the SETA DSRF Loans.
“DSRF Borrowing” means a borrowing of DSRF Loans made by a DSRF Lender to a DSRF Borrower hereunder.
“DSRF Borrowing Date” means the date on which each DSRF Borrowing is made.

“DSRF Commitment” means, (a) the Concessoc DSRF Commitment and (b) the SETA DSRF Commitment, as applicable.
“DSRF Facility” means, at any time, the sum of (a) the aggregate amount of the DSRF Commitments at such time and (b) the aggregate principal amount of the DSRF Loans of all DSRF Lenders outstanding at such time.
“DSRF Lender” means, at any time, any Lender that holds a DSRF Loan at such time.
“DSRF Loans” means (a) the Concessoc DSRF Loans and (b) the SETA DSRF Loans.
“DSRF Maturity Date” means the date that is the earlier of (a) the fifth (5th) year anniversary of the Closing Date and (b) the date on which all Term Loans are repaid in full.
“EBITDA” means, for any Calculation Period:
(a) with respect to the Loan Parties, without duplication, the sum of (i) payments or proceeds received by SETA pursuant to the TSA during such Calculation Period, plus (ii) any fees received by SETA in connection with the SETA Guaranty Fee minus (iii) Concessoc OPEX for such Calculation Period, minus (iv) SETA OPEX for such Calculation Period;
(b) with respect to the Target, the Target Net Income determined on a Consolidated basis for such period plus the following to the extent deducted in calculating Target Net Income, without duplication and determined on a Consolidated basis: (i) any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalized including any unrealized gain or loss on any financial derivative instrument and any exchange gain or loss; (ii) any cash or deferred Taxes; (iii) any amount attributable to any amortization or depreciation or impairment of assets whatsoever; (iv) any amount attributable to major maintenance expense or provision; (v) losses, charges and expenses relating to dispositions other than in the ordinary course of business; and (vi) the amount of any profit (or any loss) which is attributable to minority interests or non-controlling interest; provided that, the impact of IFRS 16 for purposes of the determination of EBITDA of the Target shall only be included with respect to Capital Lease Obligations and/or Operating Leases that are effectively treated as Capital Lease Obligations in the applicable financial statements of the Target; and
(c) with respect to any Person other than the Loan Parties and the Target, the term “EBITDA” shall have a correlative meaning with the foregoing clause (b) above (with each reference to the Target being deemed a reference to such Person, each reference therein to the Subsidiaries of the Target being deemed a reference to such Person’s Subsidiaries, and each reference therein to the Target Net Income being deemed a reference to such Person’s net income (or loss) determined on a Consolidated basis for such period in accordance with Applicable Accounting Principles).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any of the following Persons that is not a Sanctions Target: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) a commercial bank, a finance company or another financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that, (i) if rated, has a credit rating for its long-term unsecured and non-credit-enhanced debt obligations of at least mxAAA (in Mexico), or A- (internationally) or higher by S&P or Fitch or mxAAA (in Mexico), or A3 (internationally), or higher by Moody’s or (ii) if not rated is a fund regularly engaged in investing in infrastructure debt.
“Environmental Laws” means any and all Applicable Laws relating in any way to (a) the protection of the environment, natural resources, wildlife, human or animal health and safety, (b) the presence of, Release of, or exposure to, Hazardous Materials, (c) the generation, manufacture, processing, distribution, use, treatment, storage, discharge, disposal, release, threatened release, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials or (d) vibration, noise, odor or mold.  For purposes of this Agreement and the other Loan Documents, the term “Environmental Laws” shall also include, without limitation, the Mexican Ley General del Equilibrio Ecológico y la Protección al Ambiente, Ley de Aguas Nacionales, Ley General para la Prevención y Gestión Integral de los Residuos, Ley General de Salud, and their respective regulations, as well as Mexico’s Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo, as well as the official Mexican standards NOM-001-SEMARNAT-1996, NOM-052-SEMARNAT-2005, NOM-053-SEMARNAT-1993 and NOM-010-STPS-1999, each of the foregoing as amended from time to time.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon: (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means (a) any Cash Equivalents contributed by the Sponsor to the TL Borrower in exchange for Equity Interest in the TL Borrower, (b) Subordinated Debt provided by the Sponsor to the TL Borrower, or (c) a combination of (a) and (b).
“Equity Cure Right” has the meaning assigned to such term in Section 7.14.
“Equity Interest Sale” means, a Disposition by any Loan Party, directly or indirectly, of all or any portion of any B Shares (including any such Disposition made in compliance with a resolution or order issued by any Governmental Authority requiring such Loan Party, directly or indirectly, to consummate such Disposition).
“Equity Interests” means any and all shares of capital stock, interests, participations, partnership interests, membership interests in a limited liability company, shares (parts sociales) corporation or partnership, beneficial interests in a trust, participations, quotas or other ownership interests or equivalents in a Person (however designated, whether voting or non-voting), any and all warrants, options or other rights entitling the holder thereof to purchase any of the foregoing, or any securities convertible into or exchangeable or exercisable for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30‑day notice period is waived), (b) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA, as applicable, (c) the incurrence by a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due, (d) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (e) the appointment of a trustee to administer any Pension Plan, (f) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by a Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA, (g) the partial or complete withdrawal by a Borrower or any ERISA Affiliate from any Multiemployer Plan or a notification that a Multiemployer Plan is insolvent, or (h) the taking of any action to terminate any Pension Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.10(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.10(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.10(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.10(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.10(f).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euros” means the lawful currency of the European Union.
“Event of Default” has the meaning assigned to such term in Section 8.01.
“Existing Affiliate Transactions” means, collectively, the transactions entered into between a Guarantor and any of its Affiliates that are described in Schedule III.
“Export Credit Agency” means (a) an official non-Mexican Financial Institution for the promotion of exports by granting loans or guarantees under preferential conditions, organized under the laws of any country, and (b) an official Mexican Financial Institution for the promotion of exports by granting loans or guarantees under preferential conditions.
“Expropriation Event” means, with respect to any Person, any circumstance or event, or series of circumstances or events as a result of which all or any portion of the Property of such Person (including under or associated with any Governmental Approval) shall be condemned, nationalized, confiscated, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise, including, without limitation, the requisition of the use of any such Property by a Governmental Authority or pursuant to Applicable Law.
“Expropriation Proceeds” means, with respect to any Person, all condemnation awards or other compensation, awards, damages and other payments or relief with respect to: (a) any Expropriation Event, (b) any assumption by a Governmental Authority of control of all or any portion of the Property or business operations of such Person, (c) any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof.
“Facility” means the Tranche A Facility, the Tranche B Facility, the Tranche C Facility and/or the DSRF Facility, as the context may require.

“FATCA” means:
(a) Sections 1471 through 1474 of the Code, or any associated regulations;
(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means:
(a) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States), July 1, 2014; or
(b) in relation to a “passthrough payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.
“FATCA Exempt Party” means a party hereto that is entitled to receive payments free from any FATCA Deduction.
“Fee Letters” means, collectively, (i) the Tranche A and Tranche B Arrangers’ Fee Letter, (ii) the Tranche C Arranger’s Fee Letter and (iii) the Administrative Agent Fee Letter.
“Finance Party” means the Administrative Agent, a Lead Arranger or a Lender.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” with respect to a Person, means the fiscal year of such Person, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2022”) refer to the Fiscal Year ending on December 31 of such calendar year.
“Fitch” means Fitch Ratings, Inc., or any successor thereto.
“France” means the Republic of France.
“Free Cash Flow” means for any Calculation Period, with respect to the Loan Parties, without duplication, the sum of: (a) dividends or other distributions on account of the Equity Interest of the Target owned by the Loan Parties actually received in cash from the Target during such Calculation Period, plus (b) amounts actually received in cash by the Loan Parties from the Target during such Calculation Period pursuant to the TSA, plus

(c) payments or proceeds received in cash by SETA from Concessoc during such Calculation Period in connection with the SETA Guaranty Fee, plus (d) solely (i) during the period commencing on the Closing Date and ending twelve (12) months thereafter or (ii) at any time following the occurrence and during the continuance of a Default or an Event of Default, any cash on deposit in the Transition Reserve Account as of the last day of such Calculation Period not in excess of the Transition Reserve Account Maximum Amount; provided, that, the cash on deposit in the Transition Reserve Account shall be excluded from the calculation of Free Cash Flow for purposes of Section 7.06(a)(v), plus (e) interest earned by the Loan Parties on cash or Cash Equivalents on deposit (other than with respect to any amounts on deposit in the Distribution Accounts) during such Calculation Period, minus (f) Concessoc OPEX during such Calculation Period minus (g) SETA OPEX during such Calculation Period (but excluding any payments made by SETA under the Intangible Assets License Agreement), minus (h) Tax payments made by the Loan Parties during such Calculation Period; provided that the following shall be excluded in the determination of Free Cash Flow (x) the cash received as a result of Borrowings of DSRF Loans during such Calculation Period, and (y) any cash from any of the Concessoc Debt Service Reserve Account or the SETA Debt Service Reserve Account used during such Calculation Period and amounts on deposit in the Concessoc Debt Service Reserve Account or the SETA Debt Service Reserve Account as of the last day of such Calculation Period.
“French Borrower” means a Borrower incorporated under or established under the laws of France.
“French Qualifying Lender” means a Lender, irrespective of its tax residency, which in respect of a payment of interest: (i) fulfils the conditions imposed by French Applicable Law at the Closing Date in order for such payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction or (ii) is a French Treaty Lender.
“French Treaty Lender” means a Lender which in respect of a payment of interest: (i) is treated as resident of a French Treaty State for the purposes of the French Treaty, (ii) does not carry on business in France through a permanent establishment with which that Lender’s participation in a Loan is effectively connected, (iii) is acting from a Lending Office situated in its jurisdiction of incorporation, and (iv) fulfils any other conditions which must be fulfilled under the French Treaty by residents of the French Treaty State for such residents to obtain exemption from Tax imposed on such payment of interest by France, subject to the completion of any necessary procedural formalities.
“French Treaty State” means a jurisdiction having a double taxation agreement with France (the “French Treaty”), which makes provision for full exemption from Tax imposed by France on interest payments.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means the generally accepted accounting principles in Mexico and/or France, as applicable.

“Governmental Approval” means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, registration or concession from, by or with any Governmental Authority.
“Governmental Authority” means any nation, government, state, province, municipality, international governmental or quasi-governmental or regulatory agency, body or authority, or any other agency, instrumentality or political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, monetary, taxing, regulatory, administrative or police and law enforcement functions of or pertaining to government, including, without limitation, OFAC.
“Guarantor” has the meaning assigned to such term in the preamble.
“Guarantor Joinder Agreement” has the meaning assigned to such term in Section 6.15.
“Guarantor Release Date” means the earlier of (a) the date on which SETA acquires all of the outstanding Aerodrome Owned B Shares and (b) the merger of Aerodrome with and into the TL Borrower is consummated as permitted pursuant to Section 7.03.
“Guaranty” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (with the limitation stated in Article X): (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien), and (c) any “cautionnement,” “aval,” any “garantie” which is independent from the debt to which it relates and any type of “sûreté personnelle”; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guaranty” as a verb has a corresponding meaning.
“Guaranty Trust Agreement” means that certain Mexican law-governed guaranty trust agreement (fidecomiso de garantía), to be dated on or about the Closing Date, by and among SETA as Settlor, and the Security Trustee, as trustee, and the Administrative Agent, as first place beneficiary, pursuant to which the trustee thereunder (including by means of any conveyance agreement executed thereunder) (a) will hold the collection rights under the TSA and (b) has opened (i) the SETA Debt Service Reserve Account, (ii) the SETA Periodic Expenses Reserve Account and (iii) bank accounts of SETA for receiving amounts in Pesos.

“Hazardous Materials” means: (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances (in each case, whether solid, liquid or gas) and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.
“Hedging Obligation” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under: (a) any and all Hedging Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement transaction.
“Hedging Strategy” means the hedging strategy set forth in Schedule IV.
“Historical Financial Statements” means the financial statements of the TL Borrower and the Acquired Companies listed in Schedule VIII.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“IFRS 16” means the Financial Accounting Standards Board Accounting Standard Update 2016-02, Leases (Topic 842), issued in February 2016.
“Impacted TIIE Rate Loans” has the meaning assigned to such term in Section 3.05.

“Increase Effective Date” has the meaning assigned to such term in Section 2.16(d).
“Indemnification Payment” has the meaning assigned to such term in Section 2.04(c).
“Indemnitee” has the meaning assigned to such term in Section 11.03(b).
“Information” has the meaning assigned to such term in Section 11.23.
“Insolvency Regulation” means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021.
“Insurance Proceeds” means all amounts paid or payable to or for the account of a Loan Party pursuant to any insurance policy, including any insurance required to be maintained (or caused to be maintained) under this Agreement, or any other compensation, awards, damages or other payments made to such Person in respect of any Casualty Event but excluding any proceeds from third-party liability, employer’s liability or automobile liability insurance to the extent that such proceeds are, or are to be, paid to the Person who incurred the liability or to any Person who has discharged such liability, or from any business interruption or loss of profit insurance.
“Intangible Assets License Agreement” means the license agreement to be entered between the Sponsor and SETA substantially in the form of Exhibit O.
“Intercreditor Agreement” means the Intercreditor Agreement, to be entered by and among the Borrowers, the Guarantors from time to time party thereto, the Administrative Agent, the Collateral Agent and the other Secured Creditors and other Persons from time to time party thereto, substantially consistent with the form of Exhibit M, as amended, supplemented or modified from time to time.
“Interest Payment Date” means each May 31 and November 30; provided that if any such date is not a Business Day, then such day shall not be an Interest Payment Date and the next succeeding day that is a Business Day shall be an Interest Payment Date, unless such next succeeding Business Day would fall in the next calendar month, in which case the Interest Payment Date shall be on the next preceding Business Day.
“Interest Period” means, with respect to any Loan, (a) initially, (i) with respect to the Term Loans, the period commencing on and including the date such Loan is made (which, for the avoidance of doubt, shall be the Pre-Funding Date) (or, with respect to any Loan made pursuant to Section 2.16, the period commencing on the date such Loan is made and ending on the last day of the Interest Period then in effect applicable to all other Loans) and ending on (but excluding for purposes of calculating interest) the immediately subsequent Interest Payment Date, which is May 31, 2023, and (ii) with respect to the DSRF Loans, the period commencing on and including the date such Loan is made and ending on (but excluding for purposes of calculating interest) the last date of the Interest Period for the Term Loans then in effect, and (b) thereafter, the period commencing on the last day of the immediately preceding Interest Period and ending on (but excluding, for purposes of calculating interest) the immediately subsequent Interest Payment Date; provided that any Interest Period that would otherwise extend beyond the applicable Maturity Date shall end on the Maturity Date for the corresponding Facility.
“Lead Arrangers” means Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, and Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat.

“Lender” means each Tranche A Lender, each Tranche B Lender, each Tranche C Lender and each DSRF Lender, as applicable.
“Lending Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Lien” means any mortgage, hipoteca, lien, fideicomiso, gravamen, pledge, hypothecation, usufruct, fiduciary transfer, deed of trust to secure indebtedness, charge, encumbrance, or security interest, or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.
“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letters, the Intercreditor Agreement, the Security Documents, each Guarantor Joinder Agreement, the Borrower Joinder Agreement, the Reference Hedging Agreements, and any other document or instrument executed in connection with the foregoing and designated as a “Loan Document” by the TL Borrower and the Administrative Agent.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“Loans” means the collective reference to the Term Loans and the DSRF Loans outstanding from time to time hereunder made by the respective Lenders to the applicable Borrower pursuant to this Agreement; individually, a “Loan.”
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Qualifying Lender” means a Lender, irrespective of its tax residency, which in respect of a payment of interest: (i) fulfils the conditions imposed by Luxembourg Applicable Law at the Closing Date in order for such payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction or (ii) is a Luxembourg Treaty Lender.
“Luxembourg Loan Party” means Aerodrome or any other Loan Parties incorporated and existing under the laws of Luxembourg and having its center of main interests within the meaning of the Insolvency Regulation located at its registered office at Luxembourg.
“Luxembourg Treaty Lender” means a Lender which in respect of a payment of interest: (i) is treated as resident of a Luxembourg Treaty State for the purposes of the Luxembourg Treaty, (ii) does not carry on business in Luxembourg through a permanent establishment with which that Lender’s participation in a Loan is effectively connected, (iii) is acting from a Lending Office situated in its jurisdiction of incorporation, and (iv) fulfils any other conditions which must be fulfilled under the Luxembourg Treaty by residents of the Luxembourg Treaty State for such residents to obtain exemption from Tax imposed on such payment of interest by Luxembourg, subject to the completion of any necessary procedural formalities.

“Luxembourg Treaty State” means a jurisdiction having a double taxation agreement with Luxembourg (the “Luxembourg Treaty”), which makes provision for full exemption from Tax imposed by Luxembourg on interest payments. “Material Adverse Effect” means with respect to each of the Loan Parties: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of such Loan Party taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against such Loan Party of the Loan Documents; (d) a material adverse effect on any Lien on the Collateral granted or purported to be granted under any Security Document; or (e) a material adverse effect on the value of the Collateral.  Notwithstanding the foregoing, solely for purposes of Section 4.02 and Section 5.08(a), as used with respect to any Acquired Company, the term “Material Adverse Effect” means, a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of such Acquired Company and its Subsidiaries, taken as a whole, other than a change, development, event, effect or occurrence that results from, is connected with, arises in respect of, is related to or is associated with: (i) a change, development, event, effect or occurrence affecting the industry or industries in which such Acquired Company operates to the extent such change, development, event, effect or occurrence does not have a materially disproportionate effect on such Acquired Company relative to other Persons operating in such industry or industries, (ii) global, national or regional political, or related conditions, including acts of war, armed hostilities or terrorism to the extent such change, development, event, effect or occurrence does not have a materially disproportionate effect on such Acquired Company relative to other Persons operating similar businesses, (iii) changes in general economic conditions, or changes in financial or capital markets, including commodity, credit, security, currency, exchange rate or interest rate markets, to the extent such change does not have a materially disproportionate effect on such Acquired Company relative to other Persons operating in such industry or industries, (iv) changes in Applicable Law, Applicable Accounting Principles or the interpretation or application thereof, to the extent such change does not have a materially disproportionate effect on such Acquired Company relative to other Persons operating in such industry or industries, (v) an act of God or a natural disaster to the extent such change, development, event, effect or occurrence does not have a materially disproportionate effect on such Acquired Company relative to other persons operating similar businesses, or (vi) the execution, announcement or performance of the Acquisition Documents or the consummation of any of the transactions contemplated thereunder.
“Material Agreements” means the TSA and each Concession Title.
“Material Amount” means (a) US$5,000,000 (or the equivalent thereof in any applicable currency) with respect to any Loan Party and (b) US$20,000,000 (or the equivalent thereof in any applicable currency) with respect to the Target or any Subsidiary thereof.

“Material Debt” means (a) any Reference Hedging Agreement and any Debt incurred pursuant to clause (c) of the definition of Permitted Debt, in each case, at any time that any of the foregoing is secured by the Collateral, and (b) any other Debt or Hedging Obligation of any Loan Party, the Target and its Subsidiaries having an aggregate principal amount (or termination value, as applicable) equal to or in excess of the Material Amount applicable to such Person.
“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Target (a) whose EBITDA, for the most recently ended Calculation Period prior to such date of determination, is greater than 5.0% (or with respect to any Subsidiary of the Target that is a holder of a Concession Title, 3.0%) of the EBITDA of the Target for such Calculation Period, or (b) having total assets equal to or exceeding 5.0% (or with respect to any Subsidiary of the Target that is a holder of a Concession Title, 3.0%) of the Consolidated total assets of the Target as of such date of determination (or if such date of determination is not the last day of a Fiscal Quarter of the Target, the last day of the most recently ended Fiscal Quarter of the Target).
“Material Subsidiary Group” means a group composed of two or more Subsidiaries of the Target that, when taken together, would satisfy clause (a) or (b) of the definition of “Material Subsidiary”; provided that for purposes of this definition, each reference to any percentage in the definition of “Material Subsidiary” shall be deemed to be replaced with “10.0%”; provided, further, that notwithstanding anything to the contrary in the definition of the term “Material Subsidiary” the determination of whether any two or more Subsidiaries of the Target constitute a Material Subsidiary Group shall be made on a combined basis.  As used herein, “combined basis,” in respect of any two or more Persons, refers to the combination of the relevant accounts of such Persons (excluding, for the avoidance of doubt, the relevant accounts of any Subsidiary of each such Person), all in accordance with Applicable Accounting Principles.
“Maturity Date” means (a) with respect to the Tranche A Facility, the Tranche A Maturity Date, (b) with respect to the Tranche B Facility, the Tranche B Maturity Date, (c) with respect to the Tranche C Facility, the Tranche C Maturity Date and (d) with respect to each DSRF Facility, the DSRF Maturity Date.
“Maximum Rate” has the meaning assigned to such term in Section 11.16.
“Mexican Borrower” means a Borrower incorporated under or established under the laws of Mexico.
“Mexican Financial Institution” means a financial institution that qualifies as such pursuant to Article 7 of the Mexican Income Tax Law, organized under and existing pursuant to and in accordance with the laws of Mexico.
“Mexican Income Tax Law” means the Ley del Impuesto sobre la Renta of Mexico, its regulations and disposiciones misceláneas in effect from time to time.
“Mexican Securities Law” means the Mexican Ley del Mercado de Valores, and the regulations and circulars issued thereunder from time to time.

“Mexican Qualifying Lender” means a Lender which (i) fulfils the conditions imposed by Mexican Applicable Law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction, or (ii) is a Mexican Treaty Lender.
“Mexican Treaty Lender” means a Lender which: (i) is treated as resident of a Mexican Treaty State for the purposes of the Mexican Treaty, (ii) does not carry on business in Mexico through a permanent establishment with which that Lender’s participation in a Loan is effectively connected, (iii) is acting from a Lending Office situated in its jurisdiction of incorporation, and (iv) fulfils any other conditions which must be fulfilled under the Mexican Treaty by residents of the Mexican Treaty State for such residents to obtain exemption from Tax imposed on interest by Mexico, subject to the completion of any necessary procedural formalities.
“Mexican Treaty State” means a jurisdiction having a double taxation agreement with Mexico (the “Mexican Treaty”), which makes provision for full exemption from Tax imposed by Mexico on interest payments.
“Mexico” means the United Mexican States.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate contributes or is obligated to contribute.
“MXN Floating Rate” means the Interbank Equilibrium Interest Rate (“Tasa de Interés Interbancaria de Equilibrio”) for Pesos for a period of 28 days which is published in the “Diario Oficial de la Federación” (Official Gazette of the Federation of Mexico) on a MXN Floating Reset Date.
“MXN Floating Reset Date” means, with respect to any TIIE Rate Loan (a) initially, the date when such Loan is made and (b) the first day of each one-month period thereafter (or if such date is not a Business Day, the immediately preceding Business Day on which there was such quote).
“Net Cash Proceeds” means, with respect to any Person:
(a) with respect to any Expropriation Event, the excess, if any, of: (i) any Expropriation Proceeds received by such Person in connection with such Expropriation Event over (ii) the reasonable and customary costs and expenses actually incurred by such Person in connection therewith and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;
(b) with respect to any Casualty Event, the excess, if any, of: (i) Insurance Proceeds received by such Person in connection with such Casualty Event over (ii) the reasonable and customary costs and expenses actually incurred by such Person in connection therewith and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;

(c) with respect to any Equity Interest Sale, the excess, if any, of: (i) the aggregate amount of cash proceeds received by such Person in connection with such Disposition (including any cash proceeds received by way of a deferred payment pursuant to a note receivable or from the sale or disposal of non-cash consideration or otherwise, but only as and when so received) over (ii) the reasonable and customary costs and expenses actually incurred by such Person in connection therewith and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;
provided that, in the case of the events described in clauses (a) to (c) above, if the amount of any estimated Taxes exceeds the amount of Taxes actually required to be paid in cash in connection with such events, the aggregate amount of such excess shall constitute Net Cash Proceeds with respect to such event.
“Net Consolidated Leverage Ratio” means, as of any date of determination and for any Calculation Period, the ratio of Consolidated Net Debt as of such date to Consolidated EBITDA for such Calculation Period.
“Net Debt” means, as of any date of determination,
(a) with respect to the Loan Parties, the sum of the outstanding principal amount of Debt of each Loan Party as of such date of determination minus the sum of Cash Equivalents of each Loan Party as of such date of determination minus the outstanding principal amount of Subordinated Debt of such Loan party as of such date of determination, or, in each case, if such date of determination is not the last day of a Fiscal Quarter of such Loan Party, the last day of the most recently ended Fiscal Quarter of such Loan Party.  For the avoidance of doubt, the definition of “Net Debt” with respect to the Loan Parties shall not include (i) the outstanding amount of the SETA Guaranty Fee, (ii) the aggregate unused portion of the DSRF Commitment; (iii) any marked-to-market Hedging Agreements entered in compliance with Section 6.13; and
(b) with respect to the Target, the outstanding principal amount of Debt of the Target and its Subsidiaries determined on a Consolidated basis as of such date of determination minus the Cash Equivalents of the Target and its Subsidiaries determined on a Consolidated basis as of such date of determination, or, in each case, if such date of determination is not the last day of a Fiscal Quarter of the Target, the last day of the most recently ended Fiscal Quarter of the Target. Schedule IX sets forth the Net Debt of the Target for illustrative purposes as of December 31, 2021.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders and (b) has been approved by the Required Lenders.
“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.
“Non-Material Default” means any Event of Default specified under Section 8.01(b), other than in respect of a Specified Representation, and Section 8.01(d).

“Non-Possessory Pledge Agreement” means the Mexican non-possessory pledge agreement (contrato de prenda sin transmisión de posesión) over the Concessoc Periodic Expenses Reserve Account, the Concessoc Debt Service Reserve Account and certain other banks accounts of Concessoc and Aerodrome, as specified thereunder.
“Note” means a promissory note issued by each Borrower, as issuer, and each applicable Guarantor por aval, in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D, as the same may be replaced as contemplated herein, which shall comply with all requirements for the validity and enforceability of promissory notes (pagarés) as titulos de credito under Applicable Law in Mexico, as the same may be replaced as contemplated herein, which shall comply with all requirements for the validity and enforceability of promissory notes under Applicable Law in such other jurisdiction.
“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).
“Obligations” means, collectively, at any time, (a) the due and punctual payment (whether at maturity, by acceleration, upon any prepayment, or otherwise) by each Loan Party of (i) all advances and Loans to each Loan Party (whether or not evidenced by any note or instrument and whether or not for the payment of money), including, but not limited to, principal, interest, fees, costs and expenses (in each case including any amounts that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (ii) all other monetary obligations, whether direct or indirect, of each Loan Party under the Loan Documents (including any obligation or liability to pay fees, expense reimbursements, indemnification obligations, make whole amounts, premiums, breakage costs), (b) the due and punctual performance of all other obligations, duties, covenants of any Loan Party, whether direct or indirect, arising under any Loan Document or otherwise with respect to any Loan, and (c) the obligations of the Loan Parties to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.  To the extent that any payment with respect to the Obligations (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OMA Acquired Shares” has the meaning set forth in the recitals.
“Operating Leases” means those operating lease obligations of any person which as a result of IFRS 16, or any other changes in IFRS subsequent to the Effective Date, are required to be characterized as capital leases.
“Organizational Documents” means, with regard to any Person, its bylaws, articles of association or incorporation (escritura constitutiva), estatutos sociales, trust agreement, limited liability company agreement, shareholders agreement, Extrait K-bis, Certificat de non-faillite, Etat des Inscriptions, statuts (coordonnés), extrait, certificat de non-inscription d’une décision judiciaire or other similar document.

“Participant” has the meaning assigned to such term in Section 11.07(e).
“Participant Register” has the meaning assigned to such term in Section 11.07(e).
“Payment Recipient” has the meaning assigned to such term in Section 9.10(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Debt” means any of the following:
(a) any Debt under the Loan Documents (including (i) any refinancing, replacement or extension thereof incurred by a Loan Party under the Loan Documents or (ii) any Debt incurred in connection with Section 2.16);
(b) Subordinated Debt;
(c) Debt in respect of any Hedging Agreement entered into in the ordinary course of business for purposes of reducing risk related to interest rates and/or currencies and not entered into for speculative purposes, but only to the extent such Debt is provided by an Approved Hedge Provider (including any Hedging Agreement required pursuant to or in compliance with Section 6.13); and
(d) at any time following the date on which the Tranche A Loans are repaid in full, any other secured or unsecured Debt of Concessoc and/or SETA solely if immediately prior to and after giving effect to the incurrence of such Debt (based on the financial statements and Compliance Certificate most recently delivered pursuant to Sections 6.01 and 6.02(a)): (i) the Net Consolidated Leverage Ratio is equal to or less than 4.5:1.0; (ii) the Debt Service Coverage Ratio is higher than 1.50:1.00, (iii) the Debt to Equity Ratio does not exceed 1.5:1.0; and (iv) the weighted average life to maturity of any Debt incurred under this clause (d) is greater than (x) the remaining weighted average life to maturity of the Tranche B Loans and (y) for any Debt incurred under this clause (d) in excess of US$125,000,000.00, the remaining weighted average life to maturity of Tranche C Loans.
“Permitted Liens” means any of the following:
(a) Liens created pursuant to any Loan Document;
(b) Liens existing as of the date hereof and set forth in Schedule VI.

(c) Liens securing (i) any Debt incurred pursuant to clause (c) of the definition of Permitted Debt, and (ii) Reference Hedging Agreements; provided that if such Liens will cover any Property not included in the Collateral, contemporaneously with the creation of such Liens, effective provision is made to secure the Loans and all Obligations equally and ratably with such Debt or other obligation (or, in the event that such Debt is subordinated in right of payment to the Loans, with priority to such Debt or other obligation) with a Lien on the same Properties securing such Debt or other obligation for so long as such Debt or other obligation is secured by such Lien;
(d) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with the Applicable Accounting Principles;
(e) Liens imposed by law, including carriers,’ warehousemen’s, mechanics,’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 180 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
(g) Liens to secure the performance of bids, contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(j);
(k) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such commercial letters of credit and the products and proceeds thereof incurred in the ordinary course of business;
(l) Liens on Cash Equivalents or securities to secure obligations under treasury transactions or custodian agreements; and
(m) any Lien securing Debt representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Debt secured by Liens referred to in clauses (a) to (c) above; provided that the principal of the Debt secured thereby does not exceed the principal of the Debt secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided, further, that such extension, renewal or replacement shall be limited to all or a part of the Property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction of such Property).

“Permitted Management Services Agreement” means the management and services agreement to be entered between the Sponsor and SETA substantially in the form of Exhibit P.
“Permitted Uses” means (a) the use of the proceeds of the Term Loans by the TL Borrower to (i) finance (together with the proceeds from the Equity Contribution) the Acquisition (including the repayment and discharge in full the Acquired Companies Reference Debt together with all fees, prepayment premiums, accrued and unpaid interest and breakage costs and other costs and expenses owing thereunder that are due and payable (if any)), (ii) if applicable, to fund the Concessoc Debt Service Reserve Account and the Concessoc Periodic Expenses Reserve Account up to their applicable Required Balance and the Transition Reserve Account in an amount not to exceed the Transition Reserve Account Maximum Amount, and (iii) to pay fees, costs and expenses incurred in connection with the transactions contemplated by the Loan Documents and (b) the use of the proceeds of the DSRF Loans by any of the DSRF Borrowers to fund from time to time after the date hereof, any Debt Service due and payable by the TL Borrower under the Tranche A Facility, the Tranche B Facility and the Tranche C Facility; provided that, for the avoidance of the doubt, no proceeds from the Loans shall be used to make payments to any Person located in, or organized under the laws of France (or deposited into any account located in France), or to be applied, directly or indirectly, in France.
“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.
“Pesos” or “MXN” means the lawful currency of Mexico.
“Platform” has the meaning assigned to such term in Section 11.02(b)(iv).
“Pre-Funding Date” has the meaning assigned to such term in Section 2.02(d).
“Pro Forma Basis” means, as to any Person, for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a Calculation Period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of such Calculation Period ended on or before the occurrence of such event (the “Reference Period”):
(a) in making any determination of Consolidated EBITDA, EBITDA or revenue, pro forma effect shall be given to any permitted Disposition and to any permitted acquisition, in each case that occurred during the Reference Period; and
(b) in making any determination of Debt (including Debt incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes), pro forma effect shall be given to any incurrence of Debt (including any Debt which is deemed to have been incurred or assumed as a result of a permitted acquisition), and any repayment of Debt (including any Debt which is deemed to have been repaid as a result of a permitted Disposition), in each case that occurred during the Reference Period, other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes, and all such Debt shall be deemed to have been incurred or repaid at the beginning of such period.
All pro forma calculations made in connection with the Loan Documents shall be determined reasonably and in good faith by a Responsible Officer of the Borrower.
“Process Agent” has the meaning assigned to such term in Section 11.12(b).
“Property” means any right or interest in or to property of any kind whatsoever (including, without limitation, receivables), whether real, personal or mixed, and whether tangible or intangible, and whether now owned or existing or hereafter acquired or arising.
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Loan Document.
“Public Lender” has the meaning assigned to such term in Section 11.02(b)(iv).
“Purchase Price” has the meaning assigned to such term in the Share Purchase Agreement.
“Purchase Price Adjustment Amount” has the meaning has the meaning assigned to such term in Section 2.04(d).
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.
“Reference Hedging Agreements” means (a) the Hedging Agreements in form and substance reasonably satisfactory to the TL Borrower and identified in Schedule IV and (b) such other Hedging Agreements entered into by any Loan Party, from time to time, with an Approved Hedge Provider consistent with Section 6.13.
“Register” has the meaning assigned to such term in Section 11.07(d).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Reinvestment Plan” means with respect to any Expropriation Event described in Section 2.04(a), a plan delivered in accordance with Section 2.04(a)(i) for the reinvestment of any Net Cash Proceeds resulting from such Expropriation Event in the Target or any Loan Party, as applicable.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Related Transaction” has the meaning assigned to such term in Section 11.23.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Removal Effective Date” has the meaning assigned to such term in Section 9.06(b).
“Required Balance” means, as applicable, (a) the Concessoc Debt Service Reserve Account Required Balance; (b) the Concessoc Periodic Expenses Reserve Account Required Balance; (c) the SETA Debt Service Reserve Account Required Balance; and (d) the SETA Periodic Expenses Reserve Account Required Balance.
“Required Lenders” means, (a) as of any date of determination that there are no more than two (2) Lenders holding Loans and/or Commitments, all Lenders, and (b) as of any other time of determination, Lenders having an aggregate Applicable Percentage of more than 50.0%; provided that (i) the unused Commitments of, and the portion of the aggregate outstanding principal amount of Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) the unused Commitments of, and the portion of the aggregate outstanding principal amount of Loans held or deemed held by, any Lender that does not respond, within a period of ten (10) Business Days, to a request of a Loan Party to amend or waive any of the provisions of this Agreement shall be excluded for purposes of making a determination of Required Lenders.
“Reserve Accounts” means each of (a) the Concessoc Debt Service Reserve Account; (b) the Concessoc Periodic Expenses Reserve Account; (c) the SETA Debt Service Reserve Account; and (d) the SETA Periodic Expenses Reserve Account.
“Resignation Effective Date” has the meaning assigned to such term in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, manager or attorney-in-fact duly authorized on behalf of a Loan Party.  Any document delivered to the Administrative Agent or any Lender pursuant to the terms hereof and that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been duly authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any declaration or payment of any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests of any Loan Party, (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interest of any Loan Party, (c) any transfer of any amount to any Distribution Account, (d) any payment of principal of, interest on, any Subordinated Debt, including any fee or any other payment under, or in connection with any Subordinated Debt, but excluding the capitalization of interest payments or the payment of withholding taxes with respect to such interest payments, or (e) any other payment by any Loan Party to an Affiliate, including any payment in respect of compensation, management, advisory or other fees, bonuses or commissions; provided, however, that any such dividends, distributions or other payments described in the foregoing clauses (a) to (e), to the extent made solely to a Loan Party (other than to a Distribution Account), shall not constitute Restricted Payments for purposes of this Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Jurisdiction” means any country or territory that is itself the subject or target of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia)
“Sanctions” means economic or financial sanctions or trade embargoes implemented, administered or enforced by any Sanctions Authority.
“Sanctions Authority” means: (a) the United Nations Security Council; (b) any Governmental Authority of  the  United States of America (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State and the U.S. Department of Commerce); (c) any Governmental Authority of  the European Union; (d) any Governmental Authority of  Canada, (e) any Governmental Authority of Mexico; (f) any Governmental Authority of the United Kingdom, and (g) and any other relevant Governmental Authority with jurisdiction over the Loan Parties.
“Sanctions Target” means any Person  that is the target of any Sanctions, including (a) any Person appearing on any list of sanctioned Persons maintained by any Sanctions Authority; (b) any Person located, organized, or resident in a Sanctioned Jurisdiction; or (c) any Person directly or indirectly owned fifty percent or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) and/or (b).
“Secured Creditors” means, collectively, (a) each Lender, (b) the Administrative Agent, (c) the Collateral Agent, (d) each other agent, co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time under this Agreement or the Intercreditor Agreement, and (e) the other Persons which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each of the following:
(a) the Guaranty Trust Agreement;
(b) the Share Pledge Agreements;
(c) the Non-Possessory Pledge Agreement; and
(d) each of the other agreements, instruments or documents entered into by any Person that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors.
“Security Trustee” means CIBanco, S.A., Institución de Banca Múltiple, in its capacity as trustee under the Guaranty Trust Agreement.
“Sellers” means, each of (a) Fintech Holdings, Inc., a Delaware corporation, (b) Bagual S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 10, rue Mathias Hardt, L- 1717 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés Luxembourg) under number B219977, (c) Grenadier S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 51, boulevard Grande Duchesse Charlotte, L-1331 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés Luxembourg) under number B219909, (d) Pequod S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés Luxembourg) under number B219910, (e) Harpoon S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 11-13, Boulevard de la Foire, L-1528 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés Luxembourg) under number B228590, and (f) Expanse S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 12, rue Jean Engling, L- 1466 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés Luxembourg) under number B240858.
“SETA” means Servicios de Tecnología Aeroportuaria, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico.
“SETA Acquired Shares” has the meaning set forth in the recitals.

“SETA/Aerodrome Acquired Shares” has the meaning set forth in the recitals.
“SETA Debt Service Reserve Account” means the account to be opened in accordance with Section 6.12(a) by the Security Trustee at HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC and designated as the “SETA Debt Service Reserve Account” pursuant to the terms of the Guaranty Trust Agreement, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“SETA Debt Service Reserve Account Required Balance” means, subject to Section 6.12(b), as of any date of determination, the sum of (a) all scheduled payments in respect of interest on the Term Loans in respect of which SETA is a Borrower payable on such date of determination (or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date of determination, as the case may be) in accordance with the terms of this Agreement and the other Loan Documents, (b) without duplication, any net amounts payable or amounts received (as applicable) as of such date of determination (or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date of determination, as the case may be) under any Hedging Agreement entered into with respect to the Term Loans in respect of which SETA is a Borrower (other than payments made thereunder on account of interest on the Term Loans in respect of which SETA is a Borrower), and (c) all Commitment Fees and other fees, expenses, additional amounts payable under Section 3.04, and other amounts scheduled to be paid hereunder in respect of the Term Loans in respect of which SETA is a Borrower (excluding, for the avoidance of doubt any upfront fees) payable on such date of determination (or if such date is not an Interest Payment Date, on the Interest Payment Date immediately succeeding such date of determination, as the case may be).
“SETA DSRF Commitment” means, as to each SETA DSRF Lender, its obligation to make SETA DSRF Loans to SETA pursuant to Section 2.01(d), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such SETA DSRF Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such SETA DSRF Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“SETA DSRF Lender” means, at any time, any Lender that holds a SETA DSRF Loan at such time.
“SETA DSRF Loan” means an advance denominated in Pesos made by a DSRF Lender to SETA that bears interest at the TIIE Rate.
“SETA Guaranty Fee” has the meaning set forth in Section 6.18.
“SETA OPEX” means operating expenses of SETA incurred in the ordinary course of business including salaries and related social security contributions of SETA’s personnel, insurance premiums, statutory auditor’s fees, legal fees, other advisors’ fees and cost incurred in the ordinary course by SETA in respect of accounting, regulatory requirements and any other support services necessary to maintain SETA in existence and in good standing and for the conduct of SETA’s operation (including pursuant to the Permitted Management Services Agreement and the Intangible Assets License Agreement), but excluding all Taxes and extraordinary fees, costs and expenses in connection with the Acquisition and the transactions contemplated under the Loan Documents.

“SETA Owned B Shares” has the meaning set forth in the recitals.
“SETA Periodic Expenses Reserve Account” or “SETA PERA” means the account to be opened in accordance with Section 6.12(a) by the Security Trustee at HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC and designated as the “SETA Periodic Expenses Reserve Account” pursuant to the terms of the Guaranty Trust Agreement, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“SETA Periodic Expenses Reserve Account Required Balance” means:
(a) for each calendar year, on each day during the period commencing on each Dividend Payment Date falling prior to May 31 of such calendar year and ending on May 31 of such calendar year, an amount sufficient to cover the SETA OPEX until the immediately following Dividend Payment Date and Debt Service on the Term Loans in respect of which SETA is the Borrower and the SETA DSRF Loans for the two immediately following Interest Payment Dates;
(b) for each calendar year, on each day during the period commencing on May 31 of such calendar year and ending on November 30 of such calendar year, an amount sufficient to cover the SETA OPEX until the immediately following Dividend Payment Date and Debt Service on the Term Loans in respect of which SETA is the Borrower and the SETA DSRF Loans for the immediately following Interest Payment Date; and
(c) for each calendar year, on each day during the period commencing on November 30 of such calendar year and ending on the Dividend Payment Date falling prior to May 31 of the immediately following calendar year, an amount sufficient to cover the SETA OPEX until the immediately following Dividend Payment Date it being understood, that (i) the SETA OPEX and the determination of the SETA Periodic Expenses Reserve Account Required Balance shall be made solely by SETA, acting reasonably, based on pro forma projections of the SETA OPEX and TIIE (or the applicable Alternate Peso Rate or other reference interest rate) in effect from time to time, and (ii) solely for purposes of Section 7.06(b)(ii), the SETA Periodic Expenses Reserve Account Required Balance shall not be deemed to include any payments made under the Intangible License Assets Agreement pursuant to such Section 7.06(b)(ii).
“SETA Pesos Distribution Account” means an account in Pesos to be opened at a Mexican bank (institucion de banca multiple) acceptable to the Required Lenders and designated in writing by Concessoc as the SETA Pesos Distribution Account, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“Share Pledge Agreements” means collectively (a) the Mexican Securities Law pledge agreement (contrato de prenda bursátil sobre acciones) over the (i) SETA Owned B Shares, and (ii) the Aerodrome Owned B Shares, and (b) the Mexican share pledge agreement (contrato de prenda sobre acciones) over the (i) SETA Acquired Shares, and (ii) the BB Shares of the Target, and (c) the Luxembourg law-governed share pledge agreement over the stock of Aerodrome Acquired Shares, dated on or about the Closing Date.

“Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of July 31, 2022, by and between (a) the Sellers, in their capacity as sellers, (b) Concessoc, in its capacity as purchaser, (c) SETA, (d) Aerodrome, (e) Fintech Investments Ltd, as seller guarantor, and (f) the Sponsor, as purchaser guarantor, as amended pursuant to that certain first amendment to share purchase agreement, dated on or about December 7, 2022.
“SICT” means the Ministry of Infrastructure, Communications and Transportation (Secretaría de Infraestructura, Comunicaciones y Transportes) of Mexico.
“Solvent” means, with respect to any Person on any date of determination, that on such date: (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (f) such Person is not insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the States that comprise Mexico or that of the Federal District of Mexico or Articles 9, 10 and 11 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision), or (g) none of the events or conditions specified in Section 8.01(f) has occurred with respect to such Person.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Representations” means the representations and warranties contained in Sections 5.01, 5.03, 5.04, 5.07, 5.11, 5.13, 5.14, 5.19, 5.23, 5.24 and 5.25.
“Sponsor” means Vinci Airports S.A.S., a société par actions simplifiée organized and existing under the laws of France.
“Subordinated Debt” means any unsecured Debt incurred by the TL Borrower and provided by the Sponsor, which Debt is subordinated or junior in right of payment and liquidation to the Loans in accordance with the terms of one or more subordination agreements, entered into from time to time that are in form and substance reasonably acceptable to the Required Lenders.
“Subsidiary” means, with respect to any Person at any time, any corporation or other entity: (a) more than 50.0% of the Voting Equity Interests in which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person or (b) which is otherwise Controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person in accordance with the Applicable Law of such Controlled Person’s jurisdiction.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the applicable Borrower.

“Target” means Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a corporation (a sociedad anónima bursátil de capital variable) organized and existing under the laws of Mexico.
“Target Net Income” means for any period, the net income (or loss) of the Target and its Subsidiaries determined on a Consolidated basis for such period in accordance with Applicable Accounting Principles.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by a Loan Party to a Finance Party under Section 3.04(b) or a payment under Section 3.04(c).
“Taxes” means all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and value-added tax), assessments, fees, or other charges of whatever nature imposed or collected by or on behalf of any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest or penalties applicable thereto.
“TEG Calculation Agent” has the meaning assigned to such term in the preamble.
“TEG Letter” means the letter from the Administrative Agent provided to Concessoc pursuant to Section 2.08.
“Term Loans” means, collectively, (a) the Tranche A Loans, (b) the Tranche B Loans, and (c) the Tranche C Loans.
“TIIE Rate” means, for any Interest Period (which is composed by six (6) subsequent Compounding Periods), as determined by the Administrative Agent, a rate per annum as determined in accordance with the following formula: (a) the product of (i) 1 plus the MXN Floating Rate applicable to the first MXN Floating Reset Date of the relevant Interest Period multiplied by the actual number of calendar days in the first relevant Compounding Period divided by 360; and (ii) 1 plus the MXN Floating Rate applicable to the second MXN Floating Reset Date of the relevant Interest Period multiplied by the actual number of calendar days in the second relevant Compounding Period divided by 360; and (iii) 1 plus the MXN Floating Rate applicable to the third MXN Floating Reset Date of the relevant Interest Period multiplied by the actual number of calendar days in the third relevant Compounding Period divided by 360; and (iv) 1 plus the MXN Floating Rate applicable to the fourth MXN Floating Reset Date of the relevant Interest Period multiplied by the actual number of calendar days in the fourth relevant Compounding Period divided by 360; and

(v) 1 plus the MXN Floating Rate applicable to the fifth MXN Floating Reset Date of the relevant Interest Period multiplied by the actual number of calendar days in the fifth relevant Compounding Period divided by 360; and (vi) 1 plus the MXN Floating Rate applicable to the sixth MXN Floating Reset Date of the relevant Interest Period multiplied by the actual number of calendar days in the sixth relevant Compounding Period divided by 360; (b) minus 1, (c) multiplied by 360 and divided by the actual number of calendar days in the relevant Interest Period; provided that if the TIIE Rate as determined pursuant to the foregoing shall be less than zero, such rate shall be deemed zero for all purposes of this Agreement.  For the purpose of this definition, “Compounding Period” shall mean each period from, and including, one MXN Floating Reset Date to, but excluding, the next following applicable MXN Floating Reset Date during the relevant Interest Period, except that (x) each initial Compounding Period will commence on, and include, the Closing Date and (y) each final Compounding Period will end on, but exclude, the Maturity Date for the corresponding tranche.
“TIIE Rate Loan” means a Loan that bears interest at the TIIE Rate.
“TL Borrower” has the meaning assigned to such term in the preamble.
“TL Facilities Availability Period” means the period commencing on the Closing Date and ending on the earlier of (a) the date on which the Tranche A Borrowing, the Tranche B Borrowing and the Tranche C Borrowing occur and (b) the date that is eight (8) calendar months after the date hereof.
“Tranche A and Tranche B Arrangers’ Fee Letter” means the fee letter dated as of the date hereof, between each of HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, and Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat as Lead Arrangers for the Tranche A Facility and the Tranche B Facility, and the Borrower.
“Tranche A Borrowing” means a borrowing of Tranche A Loans made or to be made by the Borrower hereunder.
“Tranche A Commitment” means, as to each Tranche A Lender, its obligation to make Tranche A Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Tranche A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.16).
“Tranche A Facility” means, at any time, the sum of (a) the aggregate amount of the Tranche A Commitments at such time and (b) the aggregate principal amount of the Tranche A Loans of all Tranche A Lenders outstanding at such time.
“Tranche A Lender” means, at any time, any Lender that holds a Tranche A Loan at such time.
“Tranche A Loan” means an advance denominated in Pesos made by any Tranche A Lender under the Tranche A Facility that bears interest at the TIIE Rate.

“Tranche A Maturity Date” means December 7, 2025; provided that, if such day is not a Business Day, Tranche A Maturity Date shall be the Business Day immediately preceding such day.
“Tranche B Borrowing” means a borrowing of Tranche B Loans made or to be made by the Borrower hereunder.
“Tranche B Commitment” means, as to each Tranche B Lender, its obligation to make Tranche B Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche B Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Tranche B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.16).
“Tranche B Facility” means, at any time, the sum of (a) the aggregate amount of the Tranche B Commitments at such time and (b) the aggregate principal amount of the Tranche B Loans of all Tranche B Lenders outstanding at such time.
“Tranche B Lender” means, at any time, any Lender that holds a Tranche B Loan at such time.
“Tranche B Loan” means an advance denominated in Pesos made by any Tranche B Lender under the Tranche B Facility that bears interest at the TIIE Rate.
“Tranche B Maturity Date” means December 7, 2027; provided that, if such day is not a Business Day, Tranche B Maturity Date shall be the Business Day immediately preceding such day.
“Tranche C Arranger’s Fee Letter” means the fee letter dated as of the date hereof, between Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa as Lead Arranger for the Tranche C Facility and the Borrower.
“Tranche C Borrowing” means a borrowing of Tranche C Loans made or to be made by the Borrower hereunder.
“Tranche C Commitment” means, as to each Tranche C Lender, its obligation to make Tranche C Loans to the Borrower pursuant to Section 2.01(c), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche C Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Tranche C Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.16).
“Tranche C Facility” means, at any time, the sum of (a) the aggregate amount of the Tranche C Commitments at such time and (b) the aggregate principal amount of the Tranche C Loans of all Tranche C Lenders outstanding at such time.
“Tranche C Lender” means, at any time, any Lender that holds a Tranche C Loan at such time.

“Tranche C Loan” means an advance denominated in Pesos made by any Tranche C Lender under the Tranche C Facility that bears interest at the TIIE Rate.
“Tranche C Maturity Date” means December 7, 2032; provided that, if such day is not a Business Day, Tranche C Maturity Date shall be the Business Day immediately preceding such day.
“Transactions” means, collectively, the execution, delivery and performance by the Loan Party and/or the other parties thereto, as applicable, of this Agreement and the other Loan Documents and the Acquisition Documents to which any such Person is a party, and the transactions contemplated hereby and thereby (including the application of the proceeds of the Loans pursuant to this Agreement).
“Transition Reserve Account” means the account to be opened by the TL Borrower at a Mexican bank (institucion de banca multiple) acceptable to the Required Lenders and designated in writing by the TL Borrower as the Transition Reserve Account, or (with the prior consent of the Administrative Agent acting upon instruction of the Required Lenders) any alternative account in substitution thereof; provided that such account is located in Mexico.
“Transition Reserve Account Maximum Amount” means an amount equal to MXN300,000,000.

“Trigger Event” means, any event or series of events whereby:

(a) the Sponsor ceases to, directly or indirectly,
(i)    beneficially own more than 50.0%, on a fully diluted basis of the Equity Interest of Concessoc, or
(ii)    beneficially own at least the number of BB Shares owned (directly or indirectly) by the Sponsor as of the date of Borrowing of the Term Loans as specified in Schedule V (if such ceasing to own such number of BB Shares was directly caused by a Disposition of any such BB Shares, the termination of the TSA by the Sponsor or a Loan Party or any other an action of the Sponsor or a Loan Party), or
(iii)    except as set forth in clause (ii) above, beneficially own, directly or indirectly, BB Shares representing at least 7.65% of the Equity Interest of the Target, unless by no later than the date falling on the earlier of (x) 180 days after the date the Sponsor ceases to so own such number of BB Shares and (y) the date on which there is a change in the Target’s dividend policy that impairs the Target’s ability to pay dividends so as to permit the Loan Parties to timely comply with their obligations under the Loan Documents, the TL Borrower certifies in good faith to the Administrative Agent and, to the extent applicable, provides evidence in form and substance reasonably satisfactory thereof to the Administrative Agent, that the TL Borrower’s direct and indirect ownership of shares of the Target together with any other ownership interests or contractual rights relating to the Target and its Subsidiaries, taken as a whole, effectively provide the TL Borrower with a degree of influence (de facto or de jure) over dividend amounts and frequency of payments and direction of the management and/or policies of the Target that are sufficient to maintain Target’s dividend policy so as to permit the Loan Parties to timely comply with their obligations under the Loan Documents and sufficient to cause Target’s operations and management to benefit from Sponsor’s experience in owning and operating airports globally); or
(b) the Borrower ceases to, directly or indirectly,
(i)    beneficially own more than or (x) 100.0% minus one share on a fully diluted basis of the Equity Interest of SETA, or (y) 100.0% on a fully diluted basis of the Equity Interest of Aerodrome (except as a result of the of Aerodrome Merger as permitted pursuant to Section 7.04(a)), or
(ii)    Control (x) SETA, or (y) Aerodrome (except as a result of the of Aerodrome Merger as permitted pursuant to Section 7.04(a)).
“TSA” means the Technical Assistance and Transfer of Technology Agreement (Contrato de Asistencia Técnica y Transferencia de Tecnología) dated June 14, 2000 (as amended from time to time), by and among, inter alia, OMA and SETA, and any replacement agreement thereof.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S.” and “United States” mean the United States of America.
“USA PATRIOT Act” has the meaning assigned to such term in Section 11.22.
“VAT” means (a) any value added tax imposed under any Applicable Law of Mexico, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (b) of this definition or imposed elsewhere.
“Voting Equity Interest” of a Person means the Equity Interest in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Equity Interests having such power only by reason of the happening of a contingency).

“Vulture Fund” means any Person or solely primarily engaged in investing in distressed debt and/or non-performing loans.  For purposes of this definition, “primarily engaged” shall include a Person that has, directly or indirectly, a portfolio of investments consisting of 66.6% or more of distressed debt and/or non-performing loans.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c) The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).
(d) The terms “including,” “include” and “includes” shall be deemed to be followed by the phrase “without limitation.”
(e) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding,” and the word “through” means “to and including.”
(f) The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.
(g) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h) References to any Person shall include such Person’s successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities).
(i) The Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall be performed in accordance with their terms.
(j) The Loan Documents are the result of negotiations among, and have been reviewed by, counsel to the Administrative Agent, the Lead Arrangers, the Loan Parties and the Lenders, and are the products of all such Persons.  Accordingly, they shall not be construed against any Person merely because of any such Person’s involvement in their preparation.
(k) Unless otherwise specified, all references herein to times of day shall be references to such time in New York, New York.
(l) Whenever any performance obligation hereunder or under any other Loan Document shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the immediately succeeding Business Day.
1.03 Accounting Terms.
(a) Generally.  Unless otherwise specified, all accounting terms (including terms not specifically defined herein or therein) used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Sections 7.14) shall be made, in accordance with Applicable Accounting Principles.
(b) Changes in Applicable Accounting Principles.  If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Applicable Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended: (A) such ratio or requirement shall continue to be computed in accordance with Applicable Accounting Principles prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Applicable Accounting Principles.
1.04 Currency Translation.  In this Agreement, whenever the equivalent amount in any currency of an amount in another currency is to be determined, such equivalent amount shall be determined: (a) if the equivalent amount of (x) Pesos is to be expressed in Dollars or Euros, as applicable, or (y) Dollars or Euros, as applicable, is to be expressed in Pesos, such amount shall be converted at the Conversion Rate for such date of determination

(or if amounts are calculated for a relevant period, the average Conversion Rate for such period), and (b) if the equivalent amount of any currency is to be expressed in another currency, as the amount of such second currency that could be purchased with such amount of the first currency at the prevailing foreign exchange spot rate specified by the Administrative Agent at the time of determination.
1.05 French Terms
Notwithstanding any other provision of this Agreement to the contrary, with respect to any” Loan Party organized and/or incorporated under the laws of France, a reference to:
(a) a “composition,” “assignment” or “similar arrangement with any creditor” includes a conciliation or a mandat ad hoc under articles L. 611-3 et seq. of the French Code de commerce;
(b) a “constitutional documents” means the most recent statuts of the relevant entity;
(c) “control” has the meaning given in article L.233-3 of the French Code de commerce;
(d) a “director” includes a reference to a member of the board of directors (conseil d’administration), a member of a supervisory board (comité de surveillance or conseil de surveillance), an administrateur, a gérant, a member of a management board (conseil de gérance) or a member of a directoire;
(e) “gross negligence” means “faute lourde”;
(f) a “lease” includes an opération de crédit-bail;
(g) a “liquidator,” “receiver,” “administrative receiver,” “administrator,” “trustee,” “compulsory manager” or other similar officer includes an “administrateur judiciaire,” “mandataire ad hoc,” “conciliateur,” “mandataire liquidateur” or any other person appointed as a result of any proceedings described in paragraphs (a) or (m);
(h) a “merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce and any transmission universelle de patrimoine;
(i) a Person being unable to pay its debts as they fall due includes that Person being in a state of cessation des paiements (within the meaning of article L. 631-1 of the French Code de commerce);
(j) “trustee,” “fiduciary” and “fiduciary duty” has in each case the meaning given to that term under any Applicable Law;
(k) “willful misconduct” means “dol”; and

(l) a “winding-up,” “administration” or “dissolution” includes a redressement judiciaire, a cession totale de l’entreprise, a liquidation judiciaire, a sauvegarde, or a sauvegarde accélérée under articles L. 620-1et of the French Code de commerce.
1.06 Luxembourg Terms
Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any of the Luxembourg Loan Parties which is organized and/or incorporated under the laws of Luxembourg, a reference to:
(a) a “receiver,” “liquidator,” “conservator,” “trustee,” “administrator,”
 “custodian,” “assignee for the benefit of creditors,”
“compulsory manager” or other similar officer includes without limitation a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;
(b) “liquidation,” “bankruptcy,” “insolvency,” “reorganization,” “moratorium” or any similar proceeding shall include without limitation (i) insolvency/bankruptcy (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code, (ii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de la faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code or (v) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended, (vi) voluntary dissolution or liquidation (dissolution ou liquidation volontaire), (vii) judicial liquidation (liquidation judiciaire), or similar laws affecting the rights of creditors generally;
(c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;
(d) a guaranty includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;
(e) a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements) and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit);
(f) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);
(g) a “set-off” includes (without limitation), for purposes of Luxembourg law, legal set-off;
(h) a board of managers includes the conseil de gérance and a manager includes a gérant;

(i) Organizational Documents includes its up-to-date (restated) articles of association (statuts (coordonnés));
(j) shares or Equity Interests include parts sociales;
(k) an agent includes, without limitation, a mandataire; and
(l) gross negligence is a reference to faute lourde and willful misconduct is a reference to faute dolosive.

ARTICLE II

THE COMMITMENTS AND LOANS
2.01 The Facilities.
(a) Tranche A Facility.  On the terms and subject to the conditions of this Agreement (including all applicable conditions set forth herein in Article IV), each Tranche A Lender severally agrees to make a Tranche A Loan to the TL Borrower in the form of a TIIE Rate Loan, in a single drawdown, during the TL Facilities Availability Period, in an aggregate principal amount for such Tranche A Lender not exceeding the amount of such Tranche A Lender’s Tranche A Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  After the making of the Tranche A Loans, the Tranche A Commitments shall automatically terminate.
(b) Tranche B Facility.  On the terms and subject to the conditions of this Agreement (including all applicable conditions set forth herein in Article IV), each Tranche B Lender severally agrees to make a Tranche B Loan to the TL Borrower in the form of a TIIE Rate Loan, in a single drawdown, during the TL Facilities Availability Period, in an aggregate principal amount for such Tranche B Lender not exceeding the amount of such Tranche B Lender’s Tranche B Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  After the making of the Tranche B Loans, the Tranche B Commitments shall automatically terminate.
(c) Tranche C Facility.  On the terms and subject to the conditions of this Agreement (including all applicable conditions set forth herein in Article IV), each Tranche C Lender severally agrees to make a Tranche C Loan to the TL Borrower in the form of a TIIE Rate Loan, in a single drawdown, during the TL Facilities Availability Period, in an aggregate principal amount for such Tranche C Lender not exceeding the amount of such Tranche C Lender’s Tranche C Commitment.  Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  After the making of the Tranche C Loans, the Tranche C Commitments shall automatically terminate.
(d) DSRF Facilities.  On the terms and subject to the conditions of this Agreement (including all applicable conditions set forth herein in Article IV), (i) each Concessoc DSRF Lender severally agrees to make one or more Concessoc DSRF Loans to Concessoc and (ii) each SETA DSRF Lender severally agrees to make one or more SETA DSRF Loans to SETA, in each case, in the form of TIIE Rate Loans from time to time on any Business Day during the DSRF Availability Period, in an aggregate principal amount for each such DSRF Loan not to exceed at any time such DSRF Lender’s unused DSRF Commitment at such time.

Each Borrowing of a DSRF Loan shall be in an aggregate minimum amount of MXN5,000,000 or an integral multiple of MXN1,000,000 in excess thereof and shall consist of DSRF Loans made simultaneously by the applicable DSRF Lenders ratably in accordance with their unused DSRF Commitments in effect from time to time.  Within the foregoing limits and subject to the terms and conditions set forth herein, each DSRF Borrower may borrow, prepay and reborrow the DSRF Loans.
(e) The Term Loans shall be disbursed simultaneously on the date the conditions precedent with respect to the Borrowing of such Term Loans set forth in Section 4.02 and Section 4.03 are satisfied (or waived in accordance with Section 11.04).
(f) For the avoidance of doubt, the Commitments of the Lenders are several (and not joint), and the failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.
2.02 Method of Borrowing; Funding of Borrowing.
(a) To request the Borrowing of the Loans, the applicable Borrower shall give written notice (a “Notice of Borrowing”) substantially in the form of Exhibit E hereto to the Administrative Agent of the proposed Borrowing not later than 11:00 a.m., two (2) Business Days (or such other shorter period as agreed between such Borrower and the Lenders) prior to the requested date of such Borrowing.
(b) The Notice of Borrowing delivered by the applicable Borrower shall specify: (i) for purposes of Borrowing the Term Loans, (A) the proposed date for such Borrowing (which shall be a Business Day), (B) the principal amount of the Tranche A Loans to be borrowed, which shall not be in excess of the Tranche A Commitments, (C) the principal amount of the Tranche B Loans to be borrowed, which shall not be in excess of the Tranche B Commitments, (D) the principal amount of the Tranche C Loans to be borrowed, which shall not be in excess of the Tranche C Commitments, and (E) an irrevocable instruction from the TL Borrower to the Administrative Agent to transfer the proceeds of the Borrowing of the Term Loans pursuant to, and in accordance with, a funds flow memorandum dated on or about the proposed date for such Borrowing, in form and substance acceptable to the Administrative Agent and (ii) for purposes of Borrowing the DSRF Loans, (A) the proposed DSRF Borrowing Date (which shall be a Business Day), (B) the principal amount of the DSRF Loans to be borrowed, which shall not be in excess of the DSRF Commitments, and (C) an irrevocable instruction to the Administrative Agent to transfer the proceeds of the Borrowing of the DSRF Loans into the Administrative Agent’s Account, in form and substance acceptable to the Administrative Agent.
(c) The Notice of Borrowing shall be effective upon receipt by the Administrative Agent and shall be irrevocable and binding on the applicable Borrower.
(d) Following receipt of a Notice of Borrowing in accordance with the requirements of this Agreement, the Administrative Agent shall promptly (on the same day received)

notify each applicable Lender of the amount of its Applicable Percentage of the requested Borrowing.  Each applicable Lender shall make the amount of its applicable Loan available to the Administrative Agent in immediately available funds at an account in Mexico specified by the Administrative Agent by (i) in the case of the Term Loans, 11:00 a.m. on the proposed date for such Tranche A Borrowing, Tranche B Borrowing and Tranche C Borrowing (the “Pre-Funding Date”), and (ii) in the case of the DSRF Loans, 11:00 a.m. Mexico time on the proposed DSRF Borrowing Date applicable to each DSRF Loan.  Upon satisfaction of the conditions set forth in Section 4.01, 4.02 or 4.03, as applicable, the Administrative Agent shall remit all funds so received in like funds as received by the Administrative Agent by wire transfer of such funds to the Mexican bank account or accounts identified for such purpose by the applicable Borrower in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower in the Notice of Borrowing.
(e) Promptly (and in any event within five (5) Business Days) after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the applicable Borrower; it being understood that the Administrative Agent’s failure to do so shall not affect any interest rate applicable hereunder.
2.03 Optional Prepayments.  Any Borrower may (a) in the case of the Tranche A Loans, the Tranche B Loans and the DSRF Loans, at any time and (b) in the case of the Tranche C Loans, at or after the date that falls on the third (3rd) anniversary of the Closing Date, upon irrevocable written notice to the Administrative Agent, prepay the Loans in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any the proposed date of prepayment, (ii) any prepayment of Tranche A Loans shall be in a minimum principal amount of MXN100,000,000 or a whole multiple of MXN5,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding, (iii) any prepayment of Tranche B Loans shall be in a minimum principal amount of MXN100,000,000 or a whole multiple of MXN5,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding, (iv) any prepayment of Tranche C Loans shall be in a minimum principal amount of MXN100,000,000 or a whole multiple of MXN5,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding, and (v) any prepayment of DSRF Loans shall be in a minimum principal amount of MXN5,000,000 or a whole multiple of MXN1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date of such prepayment, the Loans that are being prepaid and the amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  Each prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.03 (if applicable).  Each prepayment of Loans pursuant to this Section 2.03 shall be applied to the applicable Loans as directed by the applicable Borrower in writing and in its sole discretion; provided that if no such direction is furnished, such prepayment shall be applied ratably to the Tranche A Facility, the Tranche B Facility, the Tranche C Facility and the DSRF Facility, and each such prepayment shall be paid to the applicable Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

2.04 Mandatory Prepayments.
(a) Expropriation Event.  Within five (5) Business Days after the receipt by any Loan Party of any Net Cash Proceeds from any Expropriation Event in excess of MXN300,000,000 individually or in the aggregate, such Loan Party shall prepay, on a pro rata basis, the outstanding principal amount of the Loans; provided that:
(i) (A) so long as no Default or Event of Default shall have occurred and be continuing and (B) upon written notice to the Administrative Agent prior to such five (5) Business Days term (which notice shall certify as to the matters set forth in clause (i)(A)), such Loan Party shall have the option to deliver a Reinvestment Plan to the Administrative Agent no later than thirty (30) days from the occurrence of the Expropriation Event;
(ii) if (A) such Reinvestment Plan is delivered to the Administrative Agent prior to the date referred to in clause (i), the Net Cash Proceeds shall not be required to be applied to prepay the Loans to the extent they are applied in accordance with such Reinvestment Plan within one-hundred and eighty (180) days after receipt of such Net Cash Proceeds; provided, further, that, if such Net Cash Proceeds are not applied in full in accordance with such Reinvestment Plan prior to the expiration of such 180-day period, the Loan Parties shall apply such Net Cash Proceeds, or the portion of such Net Cash Proceeds not so applied, to promptly (but in any event within two (2) Business Days immediately following the expiration of such 180-day period) prepay the outstanding principal amount of the Loans; and (B) within fifteen (15) calendar days of completing the implementation of such Reinvestment Plan, the Loan Parties shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Loan Parties certifying to the Administrative Agent that all such Net Cash Proceeds were applied in accordance with the Reinvestment Plan delivered to the Administrative Agent pursuant to clause (i) above; and
(iii) if any Loan Party fails to deliver the notice specified in clause (i)(B) or the proposed Reinvestment Plan on the applicable dates specified above, such Loan Party shall apply such Net Cash Proceeds to immediately prepay the Loans.
(b) Casualty Event.  Within five (5) Business Days after the receipt by any Loan Party of any Net Cash Proceeds from any Casualty Event in excess of MXN300,000,000 individually or in the aggregate, such Loan Party shall, prepay the outstanding principal amount of the Loans, in an amount equal to 100% of such Net Cash Proceeds; provided that (i) so long as no Default or Event of Default shall have occurred and be continuing and (ii) upon written notice to the Administrative Agent prior to such five (5) Business Days term (which notice shall certify as to the matters set forth in clause (i) above), such Loan Party shall have the option to, within one-hundred and eighty (180) days of receipt thereof, (x) invest such Net Cash Proceeds in long‑term productive assets of the general type used in the business of the Target or (y) to repair, replace or restore Property affected by such Casualty Event; provided, further, that to the extent such Net Cash Proceeds have not been so reinvested prior to the expiration of such 180-day period, such Loan Party shall promptly (but in any event within two (2) Business Days immediately following the expiration of such 180-day period) prepay the outstanding principal amount of the Loans in an amount equal to the lesser of (x) 100% of such Net Cash Proceeds that were intended to be reinvested during such 180-day period but were not reinvested and (y) the aggregate principal of, and interest on, the Loans then outstanding and other amounts outstanding under the Loan Documents.  If any Loan Party fails to deliver the notice specified in clause (ii) on the applicable date specified above, such Loan Party shall apply such Net Cash Proceeds to immediately prepay the Loans.
(c) Indemnification Event.  Within five (5) Business Days after the receipt by any Loan Party of (i) any indemnity payment or other payment distribution under the Acquisition Documents (other than any payments described in Section 2.04(d)) or (ii) any distribution from the Target of any indemnity or extraordinary payment made to the Target or other payment distribution under any Concession Title made to the Target (each such payments described in clauses (c)(i) and (c)(ii), whether in the form of indemnity payments, liquidated damages, penalties, awards, termination fees or otherwise, an “Indemnification Payment”) such Loan Party shall prepay the Loans, in an amount equal to the lesser of (x) the aggregate amount of such Indemnification Payment, and (y) the aggregate principal of, and interest on, the Loans then outstanding and other amounts outstanding under the Loan Documents.
(d) Purchase Price Adjustment.  On the date of, and substantially concurrently with, the receipt by any Loan Party of any payment in connection with any adjustment to the Purchase Price in accordance with the terms of the Acquisition Documents (the amount of any such adjustment, the “Purchase Price Adjustment Amount”), such Loan Party shall prepay the Loans, in an amount equal to the lesser of (i) the aggregate Purchase Price Adjustment Amount, and (ii) the aggregate principal of, and interest on, the Loans then outstanding and other amounts outstanding under the Loan Documents; provided that an amount not exceeding, individually or in the aggregate, fifty percent (50.0%) of such Purchase Price Adjustment Amount may, at the option of the Loan Parties be applied to make a Restricted Payment solely to the extent that at the time of making such Restricted Payment (A) no Default or Event of Default shall have occurred or be continuing would result therefrom, (B) there are no DSRF Loans outstanding under any DSRF Facility or, as the case may be, (x) each of the Concessoc Debt Service Reserve Account and the SETA Debt Service Reserve Account is fully funded up to its respective Required Balance, as applicable, and (y) each of the Concessoc Periodic Expenses Reserve Account and the SETA Periodic Expenses Reserve Account is fully funded up to its respective Required Balance, as applicable, (C) the Net Consolidated Leverage Ratio would not increase after giving effect to such Restricted Payment; provided, further, that such Restricted Payment shall not be permitted if at the time of such Restricted Payment or upon giving effect to such Restricted Payment the Net Consolidated Leverage Ratio exceeds 4.5 to 1.0, and (D) the Loan Parties would otherwise be permitted to make Restricted Payments in an amount at least equal to such Restricted Payment; it being understood that if any such Purchase Price Adjustment Amount is in excess of ten percent (10.0%) of the Purchase Price set forth in the Share Purchase Agreement as of the Closing Date the entirety of such Purchase Price Adjustment Amount received by any Loan Party shall be first applied to prepay the Term Loans on a pro rata basis.
(e) Equity Interest Sale.  On the same date and substantially concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Equity Interest Sale of the type permitted pursuant to Section 7.10, such Loan Party shall prepay the Loans in an amount equal to the lesser of (i) the aggregate amount of such Net Cash Proceeds, and (ii) the aggregate principal of, and interest on, the Loans then outstanding and other amounts outstanding under the Loan Documents.

(f) Mandatory Prepayment and Cancellation in Relation to a Single Lender.  If any Applicable Law in effect on the date hereof or any Change in Law shall make it unlawful for a Borrower to perform any of its obligations to any Lender as set forth in Section 3.04 or under any equivalent provision of any Loan Document, (i) the relevant Borrower or Lender shall promptly notify the Administrative Agent upon becoming aware of that event; and (ii) upon the Administrative Agent notifying such Lender (or such Lender notifying the Administrative Agent, as applicable), the applicable Borrower shall repay such Lender’s Loans as specified in Section 3.04.
(g) Trigger Event.  Not later than 30 days prior to the date on which a Trigger Event (or, if later, on the date on which any Borrower obtains actual knowledge of the expected occurrence of such transaction) (the “Reference Trigger Event”) is expected to occur, the relevant Loan Party shall deliver to the Administrative Agent a notice addressed to the Administrative Agent and each Lender, (i) describing the circumstances which would give rise to the Reference Trigger Event, (ii) indicating the expected date of consummation of the Reference Trigger Event, (iii) referring to this Section 2.04(g), (iv) stating that the TL Borrower shall prepay the entire outstanding principal amount of the Loans held by each Lender requesting such prepayment in accordance with the following sentence, together with accrued and unpaid interest on such Loans to the date of prepayment and any amounts owing as provided in Section 2.04(h), if any.  If (and only if) the Reference Trigger Event actually occurs, each Lender may, in its sole discretion, request the Loan Parties to prepay the Loans of such Lender, in which case the Loans of such Lenders requesting such prepayment shall become due and payable on the date of consummation of such Reference Trigger Event, and the relevant Borrower shall prepay on such date, without premium or penalty, the Loans of each such Lender together with accrued and unpaid interest on such Loans to the date of prepayment.
(h) Mandatory Prepayment Mechanics.
(i) The Borrower shall give the Administrative Agent immediate notice of the occurrence of any event requiring mandatory prepayment under this Section.  Such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date required to be delivered pursuant to clauses (a) through (g) above.  Each such notice shall be irrevocable and binding on the Loan Parties and shall specify the applicable prepayment date, the amount of the Loans or portion thereof to be prepaid, the amount of accrued interest thereon and all other amounts in respect therewith then due and payable.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage in respect of such prepayment.  Each prepayment pursuant to this Section 2.04 shall be accompanied by all accrued interest on the amount prepaid, and all other amounts in respect therewith then due and payable hereunder (including, without limitation, the payment of any amounts due and payable to the Administrative Agent) and any additional amounts required pursuant to Section 3.03.
(ii) Except as set forth in Section 2.04(d), each prepayment set forth in Section 2.04 shall be made (A) (x) first, to the prepayment on a pro rata basis of the DSRF Facilities or, as applicable, the replenishment of the Concessoc Debt Service Reserve Account or the SETA Debt Service Reserve Account (as applicable) up to their applicable Required Balance, which for all purposes of this Section 2.04 shall be deemed to be a prepayment of Debt, and (y) second, to the prepayment on a pro rata basis of the Term Loans; and (B) to the applicable Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(iii) Each prepayment pursuant to this Section 2.04 shall be applied to the Tranche C Loans in inverse order or maturity.

2.05 Termination or Reduction of the Commitments.
(a) Optional.  Each Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, terminate in whole or permanently reduce in part the unused portion of the Tranche A Commitment, the Tranche B Commitment, the Tranche C Commitment or the DSRF Commitment (as applicable); provided, however, that each partial reduction of any Commitment shall (i) be in a minimum aggregate principal amount of MXN100,000,000 and multiples of MXN5,000,000 in excess thereof and (ii) be made ratably among the applicable Lenders in accordance with their Applicable Percentage with respect to the applicable Facility.  Once terminated or cancelled, a Commitment may not be reinstated.
(b) Mandatory.
(i) Subject to Section 2.16, the Tranche A Commitment, the Tranche B Commitment and the Tranche C Commitment shall automatically terminate at 5:00 p.m., New York City time, on the earlier of (i) the last day of the TL Facilities Availability Period and (ii) the date of disbursement of the Term Loans.
(ii) The DSRF Commitment shall automatically terminate at 5:00 p.m., New York City time, on the last day of the DSRF Availability Period.  In addition, the DSRF Commitments shall be automatically, permanently and ratably reduced on each date on which a prepayment of the Term Loans is actually made pursuant to Section 2.04 by multiplying the DSRF Commitments as of such date with a fraction (x) the numerator of which is the amount of Term Loans so prepaid and (y) the denominator of which is the aggregate amount of Term Loans outstanding prior to giving effect to such prepayment.
(c) Notice to Lenders.  The Administrative Agent will promptly notify the applicable Lenders of any termination or reduction of the unused portion of the Commitments under this Section 2.05.  Upon any reduction of the unused portion of the Commitments of the applicable Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Applicable Percentage in respect of the applicable Facility.  All accrued and unpaid fees in respect of the applicable Facility through the effective date of any termination or reduction of the Commitments shall be paid on the effective date of such termination or reduction.

2.06 Repayment of Loans.

(a) The TL Borrower shall repay to the Administrative Agent for the ratable benefit of the Tranche A Lenders the aggregate principal amount outstanding of all Tranche A Loans in one single installment on the Tranche A Maturity Date.
(b) The TL Borrower shall repay to the Administrative Agent for the ratable benefit of the Tranche B Lenders the aggregate principal amount outstanding of all Tranche B Loans in one single installment on the Tranche B Maturity Date.
(c) The TL Borrower shall repay to the Administrative Agent for the ratable benefit of the Tranche C Lenders on each of the dates and in the amounts set forth in Schedule II (which amounts shall be reduced as a result of the application of any prepayments in accordance with Section 2.03 and 2.04); provided that the final principal repayment installment of the Tranche C Loans shall be made on the Tranche C Maturity Date and, in no event, shall be less than the aggregate principal amount outstanding of all Tranche C Loans on such date.
(d) The aggregate principal amount outstanding of the Concessoc DSRF Loans shall be repaid as follows: (i) subject to and to the extent that Concessoc has (x) cash available to repay the Concessoc DSRF Loans, and (y) fully funded the Concessoc Periodic Expenses Reserve Account up to its Required Balance, Concessoc shall repay the principal amount of the Concessoc DSRF Loans within ten (10) Business Days after each Dividend Payment Date, and (ii) on the Maturity Date; it being understood, that failure by Concessoc to repay the Concessoc DSRF Loans prior to the Maturity Date solely as a result of Concessoc not having cash available to repay the Concessoc DSRF Loans as specified in clause (i) above shall not constitute a Default or Event of Default for purposes of this Agreement.
(e) The aggregate principal amount outstanding of the SETA DSRF Loans shall be repaid as follows: (i) subject to and to the extent that SETA has (x) cash available to repay the SETA DSRF Loans, and (y) fully funded the SETA Periodic Expenses Reserve Account and the Concessoc Periodic Expenses Reserve Account, in each case up to its Required Balance, SETA shall repay the principal amount of the SETA DSRF Loans on each Dividend Payment Date, and (ii) on the Maturity Date; it being understood, that failure by SETA to repay the SETA DSRF Loans prior to the Maturity Date solely as a result of SETA not having cash available to repay the SETA DSRF Loans as specified in clause (i) above shall not constitute a Default or Event of Default for purposes of this Agreement.
2.07 Interest.
(a) Subject to the provisions of clause (b) below: (i) each Tranche A Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the TIIE Rate for such Interest Period plus the Applicable Margin for Tranche A Loans; (ii) each Tranche B Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the TIIE Rate for such Interest Period plus the Applicable Margin for Tranche B Loans; (iii) each Tranche C Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the TIIE Rate for such Interest Period plus the Applicable Margin for Tranche C Loans; and (iv) each DSRF Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the TIIE Rate for such Interest Period plus the Applicable Margin for DSRF Loans.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default, any overdue amounts shall bear interest payable on demand, for each day until paid, at an interest rate per annum equal to the Default Rate to the fullest extent permitted by Applicable Laws; and
(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(d) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08 Effective Global Rate (Taux Effectif Global).  To comply with the provisions of articles L.314-1 to L.314-5, L. 341-49 and R.314-1 et seq. of the French Code de la consommation and article L.313-4 of the French Code monétaire et financier, Concessoc and each Lender and the TEG Calculation Agent agree and declare that the effective global rate (taux effectif global) calculated in accordance with such requirements of the French Code de la consommation and French Code monétaire et financier (the “TEG”) for each Facility cannot be calculated for the total duration of this Agreement, primarily because of the floating rate of interest applicable to the Facilities and the uncertainty as to the amount to be effectively drawn from time to time under the Facilities.  The TEG Calculation Agent shall provide a letter substantially in the form of Exhibit N (the “TEG Letter”) containing an indicative calculation of the TEG of each Facility based on figured examples calculated on assumptions set out in that TEG Letter to Concessoc on the date of this Agreement.  The parties acknowledge that each such TEG Letter (and, as applicable, the Taux Effectif Global letter referred to at (ix) of paragraph (f) of Section 2.16) forms or shall be deemed to form part of this Agreement.

2.09 Fees.
(a) Commitment Fee.  SETA and Concessoc shall pay to the Administrative Agent, for the account of each Concessoc DSRF Lender and SETA DSRF Lender (as applicable) in accordance with its Applicable Percentage of the each DSRF Facility, as applicable, a fee (the “Commitment Fee”) equal to 0.80% per annum, times the actual daily average amount (i) in the case of the Commitment Fee payable to the Concessoc DSRF Lenders, the aggregate unused portion of the Concessoc DSRF Commitments of such Concessoc DSRF Lenders and (ii) in the case of the Commitment Fee payable to the SETA DSRF Lenders, the aggregate unused portion of the SETA DSRF Commitments of such SETA DSRF Lenders.  The Commitment Fee shall accrue at all times commencing on, and including, the earlier of (x) the date of Borrowing of the Term Loans and (y) the date that is three (3) Business Days from the date hereof and ending on, but excluding, the last day of the DSRF Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable in arrears on (x) each Interest Payment Date (whether or not a Borrowing of Loans has occurred) falling within the DSRF Availability Period; and (y) the last day of the DSRF Availability Period.
(b) Other Fees.  The TL Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.
(c) Payment of Fees.  All fees payable under the Loan Documents shall be paid on the dates due, in Pesos (or in Dollars as may be specified in the Fee Letters or other applicable Loan Document) in immediately available funds and shall not be subject to reduction by way of set-off or counterclaim.  Fees paid under any Loan Document shall not be refundable or creditable under any circumstances.
2.10 Computation of Interest and Fees.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed.  The applicable TIIE Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall accrue on each Loan for the day on which such Loan is made (which, for the avoidance of doubt, shall be the Pre-Funding Date), and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11 Notes.
(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall prevail in the absence of manifest error.
(b) In addition to such accounts or records, any Lender may request that Loans made by it be evidenced by a Note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more Notes payable to the order of the payee named therein.

(c) The Notes shall be delivered in Mexico (or in any other applicable jurisdiction) to each applicable Lender (i) with respect to the Term Loans on the date of the applicable Borrowing thereof and (ii) with respect to each DSRF Loans on the applicable DSRF Borrowing Date, in each case, appropriately completed and duly executed.  The payment of any part of the principal of any such Note shall discharge the obligation of the applicable Borrower under this Agreement to pay principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the applicable Borrower under the Note evidencing such Loan pro tanto.  Notwithstanding the discharge in full of any Note, (i) if the amount paid or payable under any such Note (whether arising from the enforcement thereof in Mexico or any other applicable jurisdiction or otherwise) is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, to the fullest extent permitted under Applicable Law, each Borrower agrees to pay to the Administrative Agent upon demand such difference and (ii) if the amount paid or payable under any such Note (whether arising from the enforcement thereof in Mexico or any other applicable jurisdiction or otherwise) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, each Lender that has received any amounts under such Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under Applicable Law, to return such excess to the applicable Borrower upon demand.
(d) Upon discharge of all obligations of a Borrower under a Loan evidenced by a Note, the Lender holding such Note shall cancel such Note and promptly return it to the applicable Borrower.  Each Lender shall be entitled to have its Notes substituted, exchanged or subdivided for Notes of lesser denominations in connection with a permitted assignment of all or any portion of such Lender’s Loans and Notes.  The mutilation, loss, theft or destruction of a Note shall not imply or be deemed to constitute a cancellation of debt or of any other Obligation under or in respect of this Agreement or any Loan, even if any such event has occurred due to acts attributable to any of the Lenders or the Administrative Agent.  If a Note is mutilated, the applicable Borrower shall issue and deliver a new Note of the same principal amount and maturity as the mutilated Note; provided that such mutilated Note shall be returned to the Borrower in exchange for the new Note.  If a Note is lost, stolen or destroyed, the applicable Borrower shall, promptly upon the written request of the Administrative Agent, issue and deliver to the applicable Lender a new Note of the same principal amount and maturity as the lost, stolen or destroyed Note in exchange for a lost note affidavit without requiring any further action from such Lender that may be applicable according to the Applicable Law; provided that nothing herein shall limit in any way the rights of any Borrower to pursue the promissory note cancelation process set forth under Applicable Law, nor limit in any way any obligation of the applicable Lender to carry out any actions required from such Lender in connection with such process.  All new and replaced Notes, if applicable, shall not be, and the parties hereby acknowledge and agree that they shall not be interpreted in any manner as duplicative of the stolen, lost or destroyed Note replaced hereunder.
(e) Upon the request of the Administrative Agent or the applicable Lender, the applicable Borrower shall, no later than ten (10) Business Days following the date of any such request, issue one or more new Notes to reflect any Person becoming a Guarantor pursuant to Section 6.15, in which case the Administrative Agent shall deliver to the Borrower the existing Notes in exchange for new Notes executed by the applicable Borrower, as issuer, and the then Guarantor(s), por aval, reflecting the then Guarantors, after giving effect to the Guaranty of such Guarantor (and, if applicable, each other Guarantor, after giving effect to the Guaranty of such other additional Guarantor).

(f) Without limitation of any other provision of this Section 2.11, if a Borrower is required (i) pursuant to the terms of this Agreement, (ii) upon the request of any Lender in connection with having such Lender’s Note(s) governed by the laws of a different jurisdiction in which any Loan Party is organized (as selected by such Lender in its sole discretion), or (iii) as may be necessary to accurately reflect the terms of each of the Loans (including any Loan made in accordance with Section 2.16 or any amendment to the Loan Documents made in accordance with Section 11.04), to deliver a new Note or new Notes to one or more of the Lenders in exchange for existing Notes held by such Lenders, such delivery by the applicable Borrower shall be made promptly following the written request of any of the Lenders or the Administrative Agent (but no later than ten (10) Business Days after the delivery to the applicable Borrower of such request) in exchange for the existing Note or Notes (or a lost note affidavit) of such Lender (including through escrowed delivery to the Administrative Agent, counsel for the parties or otherwise as reasonably agreed) relating to the relevant Loans of such Lender; provided that the receipt of such replacement Note or Notes will constitute an acknowledgement and acceptance by such Lender or Lenders that the existing Note or Notes shall be null and void at the time of receipt of such replacement Note or Notes; provided, further, that (x) in no event shall the failure of a Borrower to deliver or a Lender to receive any such replacement Note limit or otherwise affect the obligations of such Borrower with respect to such Loan and (y) except as contemplated by Section 6.15 or in connection with any DSRF Loans (as applicable), no Loan Party shall be required to execute more than a single Note in respect of the specific Loan of a Lender evidenced thereby.
(g) In the event that any conflict arises between the provisions of this Agreement and the terms of any Note, the provisions of this Agreement shall govern.
2.12 Payments Generally; Administrative Agent’s Clawback.
(a) General.
(i) All payments to be made by each Loan Party shall be made in immediately available funds without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by such Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed.  All payments shall be made in Pesos to the Administrative Agent’s Account in Mexico in immediately available funds not later than 12:00 p.m. Mexico time on the date specified herein to the account of the Administrative Agent most recently determined by the Administrative Agent for such purpose.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.  All payments received by the Administrative Agent after 12:00 p.m. Mexico time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment under this Agreement is stated to be due on a day that is not a Business Day, then such date shall be extended to the next Business Day and such extension of time shall in such case be included in the computation of payment of interest and fees (as applicable); provided that, if such extension would cause payment of interest, fees or principal to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(ii) Whenever any payment received by the Administrative Agent under this Agreement or any other Loan Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent and the Lead Arrangers under and in connection with this Agreement and the other Loan Documents; second, to the payment of Taxes and default interest then due and payable in respect of the Loans ratably in accordance with the amount of Taxes and default interest owed to each such Lender; third, to the payment of all expenses (other than Taxes covered by clause second above) due and payable under Section 11.03, ratably among the Lenders in accordance with the amount of such payments owed to each such Lender; fourth, to the payment of interest (other than default interest) then due and payable on the Loans ratably in accordance with the amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans ratably among the Lenders in accordance with the amount owed to each such Lender.  In the event of any conflict between the terms of the waterfall set forth in the Intercreditor Agreement and this Section 2.12(a), the terms of the Intercreditor Agreement shall govern.
(b) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the applicable Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to the Loans corresponding to such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the applicable Lenders that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders of the applicable Facility severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.03(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.03(c).
(f) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13 Sharing of Payments by Lenders.  Except as expressly set forth in this Agreement, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal or interest on any of its Loans or other Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its ratable share thereof (according to its Applicable Percentage) then the Lender receiving such greater proportion shall: (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing to them; provided that:
(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b) the provisions of this Section 2.13 shall not be construed to apply to: (i) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14 Rights of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any other Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
2.15 Defaulting Lenders.
(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders;
(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the applicable Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Sections 4.01, 4.02, and 4.03 (as applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentages under the applicable Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(iii) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Increase in Commitments.
(a) Request for Increase.  Subject to Section 2.16(f), upon notice to the Administrative Agent (which shall promptly notify the Tranche A Lenders and/or the Tranche B Lenders and/or the Tranche C Lenders), the TL Borrower may request an increase in the Tranche A Commitments, the Tranche B Commitments or Tranche C Commitments (as applicable) by an amount not exceeding MXN4,000,000,000, the proceeds of which shall be used by the TL Borrower to acquire additional B Shares by an amount no to exceed MXN95.0 per additional B Share; provided that such request for an increase shall be in a minimum amount of MXN500,000,000.  At the time of sending such notice, the TL Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Tranche A Lender, Tranche B Lender or Tranche C Lender (as applicable) is requested to respond (which shall in no event be less than fifteen (15) Business Days from the date of delivery of such notice to the applicable Lender).
(b) Elections to Increase.  Each Tranche A Lender, Tranche B Lender or Tranche C Lender (as applicable) shall notify the Administrative Agent within the time period specified in clause (a) whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than or less than its Applicable Percentage of such requested increase.  Any Tranche A Lender, Tranche B Lender or Tranche C Lender (as applicable) not responding within such time period shall be deemed to have declined to increase its applicable Commitment.
(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the TL Borrower and each applicable Lender of the Lenders’ responses to the request made hereunder.  To achieve the full amount of a requested increase, the TL Borrower may also invite additional Persons (who shall meet the requirements of Eligible Assignees) to become a Lender pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.
(d) Increase Effective Date and Allocations.  If the Tranche A Commitments, Tranche B Commitments or the Tranche C Commitments are increased in accordance with this Section 2.16, upon receipt of the notification set forth in clause (c), the TL Borrower shall determine the effective date of the increase (the “Increase Effective Date”) and the final allocation (which allocation shall prefer Lenders with outstanding Loans hereunder as of such Increase Effective Date solely up to each participating Lender’s Applicable Percentage or its Loans as if such date, it being understood that if any of such Lenders decides not to participate in the proposed increase of the Commitments (in its sole discretion), its corresponding amount of such proposed increase may be allocated by the TL Borrower without any preference or limitation) of such increase in Commitments which shall be communicated promptly by the TL Borrower to the Administrative Agent.  The Administrative Agent shall promptly and no later than three (3) Business Days after receiving the notice from the TL Borrower, notify the Lenders (including any Eligible Assignee, as applicable) of the final allocation of such increase in Commitments and the Increase Effective Date.  If a Person that is not an existing Lender becomes a Lender in accordance with Section 2.16(c), the Administrative Agent shall promptly (i) execute and deliver a joinder agreement delivered with such Person and (ii) enter the name of such Person and the details of its Commitment in the Register.  Each party to this Agreement (other than such Person) irrevocably authorizes the Administrative Agent to execute and duly complete the joinder agreement on its behalf.  As of the date of accession of such Person (A) such Person shall assume the rights and obligations of a Lender thereunder as if it had been an original party to this Agreement and (B) any reference in this Agreement or in any other Loan Document to Lenders shall be deemed to include such Person.
(e) Amendments to Credit Agreement.  Commitments in respect of the increase pursuant to this Section 2.16 shall become Commitments in respect of the corresponding Facility under this Agreement pursuant to an amendment to Schedule I and other relevant provisions of this Agreement in form and substance satisfactory to the Administrative Agent (an “Incremental Amendment”) to be entered into no later than the Increase Effective Date and, as appropriate, the other Loan Documents, duly executed and delivered by the Borrowers, each Lender agreeing to provide such Commitment, if any, each additional lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any Lenders not electing to participate in the increase in Commitments, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16, including, without limitation, amendments to reflect operational or administrative requirements of the Administrative Agent.  The effectiveness of any Incremental Amendment (and the funding of incremental Commitments thereunder) shall be subject to the satisfaction on the date thereof of the conditions set forth in Section 2.16(f) below.
(f) Conditions to Effectiveness of Increase.  As a condition precedent to such increase in Commitments, (i) the Administrative Agent shall have received a Notice of Borrowing in accordance with the terms of Section 2.02, but assuming that the references to the Closing Date are to the Increase Effective Date; (ii) a Responsible Officer of the TL Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer certifying: (x) that all necessary Governmental Approvals approving or consenting to such increase in Commitments have been obtained and attaching a true, correct and complete copy thereof, (y) that before and after giving effect to such increase in Commitments (and the use of proceeds thereof), assuming a full drawing of all such increase in Commitments on the proposed Increase Effective Date, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or in all respects if already qualified by materiality or Material Adverse Effect) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if already qualified by materiality or Material Adverse Effect) as of such earlier date and that the representations and warranties contained in Section 5.06 shall be deemed to refer to the most recent financial statements furnished to the Administrative Agent pursuant to Section 6.01, respectively, and (B) no Default or Event of Default has occurred and is continuing or would result after giving effect on a Pro Forma Basis to the Loans incurred pursuant to this Section 2.16, and (z) as to compliance with such the conditions specified in the following clause (iii) and (v); (iii) based on the financial statements and Compliance Certificate most recently delivered pursuant to Sections 6.01 and 6.02(a) and after given effect on a Pro Forma Basis to the incurrence of the Loans contemplated by this Section 2.16, (A) the Net Consolidated Leverage Ratio shall not increase; provided that this condition shall not be deemed to be met if the Net Consolidated Leverage Ratio is greater than 4.5:1.0, (B) the Debt Service Coverage Ratio shall be lower than 1.30:1.00; and (C) the Debt to Equity Ratio shall not exceed 1.0:1.5; (iv) on the Increase Effective Date, the Administrative Agent shall have received new Notes evidencing each Term Loans (after giving effect to the incremental Loans contemplated in this Section 2.16), for the benefit of the applicable Lenders, duly authorized, executed and delivered by the TL Borrower and por aval by each Guarantor; (v) since the date of the most recently delivered audited financial statements of the Borrower, there shall have been no event or circumstance (whether or not covered by insurance) which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (vi) the proceeds of the Loans contemplated hereunder shall be used by the TL Borrower to acquire additional B Shares at a price not to exceed

MXN95.0 per additional B Share; (vii) the relevant Loan Parties shall have either (x) contributed such additional B Shares to the Guaranty Trust Agreement, or (y) executed a new share pledge agreement in substantially the same terms as the Share Pledge Agreement, or modified the applicable Share Pledge Agreement to extend the Lien created thereby to cover the additional B Shares; (viii) the Administrative Agent shall have received customary legal opinions, board resolutions, corporate deliverables and officers’ certificates consistent with those delivered on the Closing Date (and, to the extent the facility is to be secured by any Property or assets, such additional documents, instruments, legal opinions, lien searches and agreements as are customary in connection with the incurrence of senior secured credit facilities), (ix) the delivery of a Taux Effectif Global letter reflecting mutatis mutandis the terms of the TEG Letter, dated as at the date of the Incremental Amendment, duly executed and delivered by the parties thereto and (x) to the extent requested, the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act, and (if applicable) a Beneficial Ownership Certification.
(g) This Section 2.16 shall supersede any provisions in Section 11.04 to the contrary.
ARTICLE III

YIELD PROTECTION, ILLEGALITY AND TAXES
3.01 Increased Costs.
(a) Increased Costs Generally.
(i) If any Change in Law shall:
(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the TIIE Rate); or
(B) impose on any Lender or on its Lending Office any other condition, cost or expense affecting this Agreement or any Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or its Lending Office of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or its Lending Office hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its Lending Office for such additional costs incurred or reduction suffered, subject to paragraph (ii) below.

(ii) Paragraph (i) above does not apply to the extent any increased cost is:
(A) attributable to a Tax Deduction required by Applicable Law to be made by a Loan Party;
(B) attributable to a FATCA Deduction required to be made by a party to this Agreement;
(C) compensated for by Section 3.04(c) (or would have been compensated for under Section 3.04(c) but was not so compensated solely because any of the exclusions in paragraph 3.04(b)(ii) of Section 3.04(c) applied); or
(D) attributable to the willful breach by the relevant Lender or its Lending Office of any law or regulation.
In this Section 3.01(a), a reference to a “Tax Deduction” has the same meaning given to that term in Section 3.04(a).
(b) Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender, its Lending Office or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the capital of such Lender, its Lending Office or such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender, its Lending Office or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the policies of such Lender, its Lending Office or such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, its Lending Office or such Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.01 and delivered to the applicable Borrower, shall be conclusive and binding upon such Borrower absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.02 Illegality.  Notwithstanding any other provision of this Agreement, if any Applicable Law in effect on the date hereof or any Change in Law shall make it unlawful for any Tranche A Lender, any Tranche B Lender, any Tranche C Lender, any DSRF Lender or its Lending Office to honor its obligation to make or maintain its Loans hereunder, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Pesos (and, in the opinion of such Lender, the designation of a different Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), or to determine or charge interest rates based upon the TIIE Rate, then such Lender shall promptly notify the applicable Borrower thereof (with a copy to the Administrative Agent) and, following which notice: (a) such Lender’s Commitments (if still available) to make its Loans shall be suspended until such time as such Lender may again make and maintain its Loans or (b) to the extent necessary to comply with such Change in Law, such Lender’s Loans shall be prepaid by the applicable Borrower, together with accrued and unpaid interest thereon, any amounts due under Section 3.03 and all other amounts payable to such Lender by such Borrower under the Loan Documents, on or before such date as shall be mandated by such Applicable Law or Change in Law (such prepayment not being shared with any Lenders not so affected).
3.03 Funding Losses.  Each Borrower agrees to pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including any such actual loss, cost, premium, penalty or expense arising from, without duplication, (a) the liquidation or reemployment of funds obtained by such Lender to make, maintain or fund all or any part of its Loan, (b) “broken funding,” or (c) fees payable to terminate the deposits from which such funds were obtained), together with customary administrative fees charged by such Lender in connection with the foregoing, that such Lender determines are attributable to:
(i) the payment of any principal of any Loan other than on an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii) any failure by a Borrower for any reason (including the failure of any of the conditions precedent specified in Article IV to be satisfied) to make a requested borrowing of Loans hereunder on the date specified in a Notice of Borrowing; or
(iii) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by such Borrower.
Each Lender shall furnish a notice to the applicable Borrower setting forth the basis and amount of each request by such Lender for compensation under this Section 3.03, which notice shall provide reasonable detail as to the calculation of such loss, cost or expense, and shall be conclusive and binding upon such Borrower in the absence of manifest error.

3.04 Taxes.
(a) Tax Gross-up.
(i) Each Loan Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by Applicable Law.
(ii) Any Borrower shall promptly upon becoming aware that a Loan Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly.  Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender.  If the Administrative Agent receives such notification from a Lender it shall notify the applicable Borrower and that Loan Party.
(iii) If a Tax Deduction is required by Applicable Law to be made by a Loan Party, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(iv) A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:
(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a French Qualifying Lender, but on that date that Lender is not or has ceased to be a French Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any Applicable Law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or
(B) the relevant Lender is a French Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (ix) below;
provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in Section 3.04(a)(iv)(A) shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

(v) A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by Mexico, if on the date on which the payment falls due:
(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Mexican Qualifying Lender, but on that date that Lender is not or has ceased to be a Mexican Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any Applicable Law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or
(B) the relevant Lender is a Mexican Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (ix) below.
(vi) A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg, if on the date on which the payment falls due:
(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Luxembourg Qualifying Lender, but on that date that Lender is not or has ceased to be a Luxembourg Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any Applicable Law or double taxation agreement, or any published practice or published concession of any relevant taxing authority;
(B) such Tax Deduction is required by virtue of the so called Luxembourg Relibi Law dated 23 December 2005, as amended; or
(C) the relevant Lender is a Luxembourg Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (ix) below.
(vii) If a Loan Party is required to make a Tax Deduction, that Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Applicable Law.
(viii) Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Loan Party making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.
(ix) A French Treaty Lender, a Luxembourg Treaty Lender or a Mexican Treaty Lender and each Loan Party which makes a payment to which that French Treaty Lender, Luxembourg Treaty Lender or Mexican Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a Tax Deduction.
(x) Where a Lender is not a French Treaty Lender, a Luxembourg Treaty Lender or a Mexican Treaty Lender, such Lender and each Loan Party which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization, if applicable, to make that payment at a reduced rate of withholding.  In particular, such Lender shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit the payments to be made at a reduced rate of withholding, if applicable.
(b) Tax Indemnity.
(i) The applicable Borrower shall (within three (3) Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Loan Document.
(ii) Paragraph (i) above shall not apply:
(A) with respect to any Tax assessed on a Finance Party:
(1)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Lending Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(B) to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Section 3.04(a);

(2)	would have been compensated for by an increased payment under Section 3.04(a) but was not so compensated solely because one of the exclusions in Section 3.04(a)(iv) applied; or

(3)	relates to a FATCA Deduction required to be made by a Party.

(iii) A Protected Party making or intending to make a claim under paragraph (i) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the applicable Borrower.
(iv) A Protected Party shall, on receiving a payment from a Loan Party under this Section 3.04(b), notify the Administrative Agent.
(c) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand thereof, against any loss, liability or cost which the Administrative Agent determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Administrative Agent in connection with any Loan Document, but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such loss, liability or costs and without limiting the obligation of the Loan Parties to do so.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(d) Tax Credit. If a Loan Party makes a Tax Payment and the relevant Finance Party determines that:
(i)    a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)    that Finance Party has obtained and utilized that Tax Credit, the Finance Party shall pay an amount to the Loan Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Loan Party.
(e) Lender Status Confirmation.

(i) Each Lender which is not an original Lender shall indicate, in the documentation which it executes on becoming a party to this Agreement as a Lender, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in: (A) in respect of a French Borrower (1) not a French Qualifying Lender; (2) a French Qualifying Lender (other than a French Treaty Lender); or (3) a French Treaty Lender; and in respect of a Mexican Borrower (1) not a Mexican Qualifying Lender; (2) a Mexican Qualifying Lender (other than a Mexican Treaty Lender); or (3) a Mexican Treaty Lender.
(ii) If a Lender fails to indicate its status in accordance with this Section 3.04(e) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a French Qualifying Lender (in respect of a French Borrower) or as if it is not a Mexican Qualifying Lender (in respect of a Mexican Borrower) until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the applicable Borrower).  For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement as a Lender shall not be invalidated by any failure of a Lender to comply with paragraphs (i) and (ii).
(iii) In respect of a French Borrower, a Lender shall also specify, in the documentation which it executes on becoming a party to this Agreement as a Lender, whether it is incorporated or acting through a Lending Office situated in a Non-Cooperative Jurisdiction.  For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (iii).
(iv) In respect of a Mexican Borrower, a Lender shall deliver, if applicable, to such Borrower, as soon as practicable upon written request by such Borrower, a copy of its Cédula de Identificación Fiscal issued by the Servicio de Administración Tributaria.
(v) Any Lender, if reasonably requested by a Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the foregoing, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expenses or would materially prejudice the legal or commercial position of such Lender.
(f) Stamp taxes.  The applicable Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

(g) VAT.
(i) All amounts expressed to be payable under any Loan Document by any party to this Agreement to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party to this Agreement under a Loan Document and such Finance Party is required to account to the relevant Governmental Authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply), an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to that party).
(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “VAT Recipient”) under a Loan Document and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration), then:
(A) if the Supplier is the Person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount under a Loan Document) an additional amount equal to the amount of the VAT.  The VAT Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant Governmental Authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B) if the VAT Recipient is the Person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii) Where a Loan Document requires any party to this Agreement to reimburse or indemnify a Finance Party for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Finance Party, as applicable, for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.
(iv) Any reference in this Section 3.04(g) to a Finance Party or a party to this Agreement shall, at any time when the Finance Party or party to this Agreement is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as set forth in applicable legislation in any jurisdiction having implemented Council Directive 2006/112 EC on the common system of value added tax).

(v) In relation to any supply made by a Finance Party to any party to this Agreement under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
(h) FATCA information.
(i) Subject to paragraph (iii) below, each party to this Agreement shall, within ten Business Days of a reasonable request by another party:
(A) confirm to that other party whether it is:
(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party;

(B) supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and
(C) supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.
(ii) If a party confirms to another party pursuant to paragraph (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(iii) Paragraph (i) above shall not oblige any Finance Party to do anything, and paragraph (i)(C) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:
(A) any law or regulation;
(B) any fiduciary duty; or
(C) any duty of confidentiality.

(iv) If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (i)(A) or (i)(B) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(i) FATCA Deduction.
(i) Each party to this Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii) Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify the applicable Borrower and the Administrative Agent and the Administrative Agent shall notify the other Finance Parties.
(j) Certain Terms.  Unless a contrary indication appears, in this Section 3.04 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
3.05 Alternate Rate of Interest.  If in connection with any request for a TIIE Rate Loan or a continuation thereof (a) the Administrative Agent determines that adequate and reasonable means do not exist for determining the TIIE Rate for any requested Interest Period with respect to a proposed TIIE Rate Loan (in each case with respect to clause (a) above, the “Impacted TIIE Rate Loans”), or (b) the Administrative Agent determines that for any reason the TIIE Rate for any Interest Period with respect to a proposed TIIE Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such TIIE Rate Loan, the Administrative Agent will promptly so notify the Borrower, each Tranche A Lender, each Tranche B Lender, each Tranche C Lender and each DSRF Lender.  Thereafter, (x) the obligation of the Tranche A Lenders, the Tranche B Lenders, the Tranche C Lenders and the DSRF Lenders to make or maintain TIIE Rate Loans shall be suspended (to the extent of the affected TIIE Rate Loans or Interest Periods) and (y) the Impacted TIIE Rate Loans will bear interest at a rate equal to the sum of (A) the Alternate Peso Rate determined from time to time plus (B) the Applicable Margin for the Term Loans or DSRF Loans, as applicable, in each case until the Administrative Agent (upon the instruction of the Lenders holding more than 50.0% of the outstanding principal amount of the Loans and Commitments in respect of the Tranche A Facility, the Tranche B Facility, the Tranche C Facility or the DSRF Facility, as applicable) revokes such notice.  Upon receipt of such notice, the Borrower shall be deemed to have revoked any pending request for a Borrowing of Term Loans or DSRF Loans, as applicable, or continuation of TIIE Rate Loans (to the extent of the affected TIIE Rate Loans or Interest Periods).
3.06 Mitigation; Replacement of Lenders.

(a) Each Finance Party shall, in consultation with the applicable Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to any of Section 3.01 or Section 3.04 or in any amount payable under a Loan Document by a Loan Party established in France becoming not deductible from that Loan Party’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Loan Documents to another affiliate or Lending Office.
(b) Paragraph (a) above does not in any way limit the obligations of any Loan Party under the Loan Documents.
(c) If
(i)    any Lender requests compensation under Section 3.01 or Section 3.04(b);
(ii)    any sum payable to any Lender by a Loan Party is required to be increased under Section 3.04(a) or under an equivalent provision of any Loan Document; or
(iii)    any amount payable to any Lender by a Loan Party under a Loan Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Loan Party by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction;
and, in each case, such Lender has declined or is unable to designate another affiliate or a different Lending Office in accordance with clause (a) above or any Lender is a Defaulting Lender or a Non-Consenting Lender, then the applicable Borrower may, whilst the circumstance giving rise to the requirement for that compensation, increase or non-deductibility for French tax purposes continues, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 or 3.04) and obligations under this Agreement and the related Loan Documents to an assignee, which as regards (c)(ii) and (c)(iii) above shall be designated by the Borrower, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a requirement for payments to be made pursuant to Section 3.01 or 3.04, such assignment will result in a reduction in such payments thereafter;
(iv) such assignment does not conflict with Applicable Law; and
(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE IV

CONDITIONS PRECEDENT
4.01 Conditions Precedent to Closing Date.  The occurrence of the Closing Date is subject to satisfaction (or waiver in accordance with Section 11.04) of the following conditions precedent, each in form and substance satisfactory to the Administrative Agent and each Lender:
(a) Loan Documents and Certain Certificates.  The Administrative Agent shall have received the following documents, each of which shall be originals or PDF copies unless otherwise specified, each properly executed and delivered by a Responsible Officer of the signing Loan Party and the other applicable parties thereto:

(i) Agreement.  This Agreement, duly executed and delivered by the parties hereto.
(ii) TEG Letter.  The TEG Letter, duly executed and delivered by the parties thereto.
(iii) Corporate Documents.  Copies of the Organizational Documents (dated less than fifteen (15) days as far as the Extrait K-Bis, Certificat de Non Faillite and Etat des Endettements are concerned) of the TL Borrower and of documents (in each case, certified, as true, correct and complete by a Responsible Officer of the TL Borrower) evidencing (A) the due authorization by it for the execution, delivery and performance by it of the Loan Documents to which it is a party at the Closing Date, the Borrowing of each Term Loan hereunder and the authority of the Persons signing the Loan Documents on its behalf, and (B) the granting in favor of the TL Borrower, of the necessary and sufficient powers of attorney to execute and deliver the Notes, this Agreement and each other Loan Document to which it is a party at the Closing Date (including, without limitation, a poder para suscribir títulos de crédito conforme al artículo 9 de la Ley General de Títulos y Operaciones de Crédito, and poder para actos de administración).
(iv)  Officers’ Certificate.  A certificate from the TL Borrower dated as of the Closing Date signed by a Responsible Officer of the TL Borrower certifying as to the documents furnished pursuant to Section 4.01(a)(iii) and covering the authority, incumbency and specimen signatures of the individuals who have executed (or who will execute) the Loan Documents at the Closing Date and other documents contemplated hereby on behalf of such Loan Party at the Closing Date, and that such authority has not been modified, rescinded or amended and is in full force and effect.
(v) Fee Letters.  Each Fee Letter, duly executed and delivered by the parties thereto.
(vi) Financial Statements.  True, correct and complete copies of the Historical Financial Statements, and such financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.
(vii) Governmental Approvals; Third-Party Consents.  (A) Copies of the Antitrust Approval and (B) a certification of a Responsible Officer of the TL Borrower, dated as of the Closing Date, to the effect that other than the Antitrust Approval, no other governmental, shareholder or third-party consents and approvals are necessary in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the Acquisition.
(viii) Legal Opinions.  The following legal opinion, each dated as of the Closing Date, in the English language, addressed to the Administrative Agent and the Lenders:
                              (A)    an opinion of Freshfields Bruckhaus Deringer LLP, special French counsel to the Loan Parties, substantially in the form of Exhibit K (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders), as to the capacity, authority and choice of law regarding the entry of Concessoc into the Transactions concluded on the Closing Date and the performance of its obligations thereunder.

(b) Know-Your-Customer. The Administrative Agent and each Lender shall have received (to the extent requested no less than five (5) Business Days prior to the Closing Date) (i) all documentation and other information required by any Governmental Authority under applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, including the USA PATRIOT Act, and the Lenders shall have otherwise completed their due diligence investigation of the TL Borrower on terms satisfactory to the Lenders, and (ii) a Beneficial Ownership Certification.
(c) Process Agent Acceptance.  The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that (i) each Loan Party party to this Agreement as of the Closing Date has irrevocably appointed the Process Agent for a period commencing on the date hereof and ending one year after the Tranche C Maturity Date, (ii) the Process Agent has accepted such appointment, and (iii) all fees in connection therewith have been paid for the entire term of the appointment; and

4.02 Conditions Precedent to the Term Loans.  The initial disbursement of the Term Loans is subject to satisfaction (or waiver in accordance with Section 11.04) of the following conditions precedent, each in form and substance satisfactory to the Administrative Agent and each Tranche A Lender, Tranche B Lender and Tranche C Lender, on or prior to the date of the proposed Borrowing of Term Loans set forth in the applicable Notice of Borrowing delivered pursuant to Section 2.02(b):
(a) Closing Date.  The Closing Date shall have occurred.
(b) Loan Documents and Certain Certificates.  The Administrative Agent shall have received the following documents, each of which shall be originals or PDF copies unless otherwise specified, each properly executed and delivered by a Responsible Officer of the signing Loan Party and the other applicable parties thereto:
(i) Notes.  Each of the original Notes dated as of the date of the proposed Borrowing, duly authorized, executed and delivered by the TL Borrower, complying with the provisions of Section 2.11, each properly executed by a Responsible Officer of the TL Borrower, physically delivered to the Administrative Agent (or its counsel) in Mexico;
(ii) Solvency Certificate.  A certificate from the TL Borrower, dated as of the date of such Borrowing, substantially in the form of Exhibit G, executed by a Responsible Officer of the TL Borrower, attesting as to the solvency of the TL Borrower (both immediately prior and after giving effect to the consummation of the Acquisition and the disbursement of the Loans);
(iii) Good Standing.  Copy of a Certificat de Non Faillite of the TL Borrower dated less than seven (7) days from the date of the initial Borrowing of the Term Loans;
(iv) Officers’ Certificate.  A certificate from the TL Borrower dated as of the date of the Borrowing of the Term Loans signed by a Responsible Officer of the TL Borrower, substantially in the form of Exhibit F-1 hereto, (A) certifying as to, among other things, the matters set forth in Sections 4.01(a)(iii), (a)(vi), (vii), 4.02(f), (g), (h), (i), (j), and (k) (B) certifying as to the documents furnished pursuant to Section 4.01(a)(iii), and (C) covering the authority, incumbency and specimen signatures of the individuals who have executed (or who will execute) the Loan Documents and other documents contemplated hereby on behalf of such Loan Party, and that such authority has not been modified, rescinded or amended and is in full force and effect;

(v) Security Documents. Each of the Guaranty Trust Agreement, the Share Pledge Agreements and the Non-Possessory Pledge Agreement duly executed and delivered by the parties thereto; and
(vi) Acquired Companies Pay-Off Letter(s).  True, correct and complete copy of each Acquired Companies Pay-Off Letter(s) duly executed and delivered by each creditors of the Acquired Companies or any agent thereof under the Acquired Companies Reference Debt, and the Borrowers shall have made arrangements in substance and form satisfactory to the Administrative Agent and the Lenders, so that substantially concurrently with the Borrowing of the Term Loans hereunder, (A) each and all obligations of the Acquired Companies arising out of or in connection with the Acquired Companies Reference Debt shall have been paid in full in accordance with the terms thereof, and the Acquired Companies Reference Debt shall have been terminated and (B) except for such actions permitted to be taken after the Closing Date pursuant to Section 6.10, all Liens in respect of any Property of any Acquired Company or any of its respective Subsidiaries created pursuant to or in connection with the Acquired Companies Reference Debt, shall have been released and discharged in full (or the filing for an application with any Governmental Authority required to effectuate or evidence such release and discharge shall have been duly completed with evidence thereof reasonably satisfactory to the Administrative Agent and the Lenders).
(c) Notice of Borrowing.  The TL Borrower shall have delivered a Notice of Borrowing, in accordance with the requirements hereof.
(d) Legal Opinions.  The following legal opinions, each dated as of the date of the proposed date of the Borrowing of the Term Loans, in the English language, addressed to the Administrative Agent and the Lenders:
(i) an opinion of Mayer Brown LLP, special New York counsel to the Loan Parties, substantially in the form of Exhibit H (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);
(ii) an opinion of Nader, Hayaux & Goebel, special Mexican counsel to the Loan Parties, substantially in the form of Exhibit I (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);
(iii) an opinion of Arendt & Medernach SA, special Luxembourg counsel to the Loan Parties, substantially in the form of Exhibit J (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);

(iv) an opinion of Freshfields Bruckhaus Deringer LLP, special French counsel to the Loan Parties regarding certain French regulatory matters, in the form previously agreed with the Administrative Agent and the Lenders (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);

(v) an opinion of Freshfields Bruckhaus Deringer LLP, special French counsel to the Loan Parties, substantially in the form of Exhibit K with such adjustments as are relevant for the transactions occurring on, and documents entered into, on the date of Borrowing of the Term Loans (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders), as to the capacity, authority and choice or law regarding the entry of Concessoc into the Transactions concluded as of the date thereof and the performance of its obligations thereunder;
(vi) an opinion of Skadden, Arps, Slate, Meager & Flom LLP, special New York counsel to the Lenders; and
(vii) an opinion of Galicia Abogados, S.C., special Mexican counsel to the Lenders.
(e) Collateral.
(i) Except as otherwise provided by Section 5.13, all actions specified in the Security Documents for the Liens purported to be created pursuant to the terms of the Security Documents on or prior to the date of the Borrowing of the Term Loans shall have been taken so that such Liens shall be created as first priority Liens and perfected in accordance with the terms and conditions of the applicable Security Documents, subject to no other Liens; and
(ii) To the extent applicable, the Administrative Agent shall have received reports of Lien searches, which searches reveal no Liens on the Collateral (other than Permitted Liens).
(f) No Amendments to Acquisition Documents.  The Lenders shall be satisfied with the Acquisition Documents, and with all other agreements, instruments and documents relating to the Transactions as at the date hereof.  From the date of this Agreement until the date of the Borrowing of the Term Loans, the Acquisition Documents and such other agreements, instruments and documents relating to the Transactions shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented in a manner materially adverse to the Lenders without the prior written consent of the Lenders; provided that (x) any reduction in the Purchase Price shall not be deemed to be materially adverse to the Lenders to the extent such reduction in the Purchase Price is applied to mandatorily prepay the Loans (or reduce the Commitments), (y) any increase in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders, so long as such increase is funded with additional equity and (z) any amendment, waiver or other modification of the third-party beneficiary rights applicable to the Lenders shall be materially adverse to the interests of the Lenders.
(g) Acquisition Conditions.
(i) Upon the consummation of the Acquisition, the TL Borrower shall own, whether directly or indirectly, at least 29.9% of the outstanding Equity Interest of the Target.

(ii) The Administrative Agent shall have received evidence of the consummation of an Equity Contribution pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Lender in aggregate amount of no less than 50.0% of the Purchase Price or such greater amount necessary to consummate the Acquisition; it being understood, that if the Purchase Price is greater than the sum of (A) the Equity Contribution described in this clause (g)(ii) and the aggregate amount of the Term Loans expected to be disbursed on the date of the Borrowing of the Term Loans (in accordance with the Notice of Borrowing described in clause (c)), the TL Borrower shall provide reasonably satisfactory evidence to the Administrative Agent that such difference will be contributed by the Sponsor to the TL Borrower on or prior to the date of the Borrowing of the Term Loans.
(iii) The Acquisition shall have been, or shall concurrently with the funding of the Term Loans be, consummated in accordance with the terms of the Acquisition Documents and in compliance with Applicable Law and regulatory approvals.
(h) Representations and Warranties.  Each of the representations and warranties contained in Article V shall be (x) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct as of the date hereof and as of the date of the proposed Borrowing, both immediately prior to the making of the Tranche A Loan, Tranche B Loan and Tranche C Loan and also after giving effect thereto and to the intended use of proceeds therefrom, as if made on and as of such date, or (y) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the date of the proposed Borrowing, both immediately prior to the making of the Tranche A Loan, Tranche B Loan and Tranche C Loan and also after giving effect thereto and to the intended use of proceeds therefrom, as if made on and as of such date (except, in each case, in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).
(i) No Default.  No Default or Event of Default shall exist or would result from the transactions contemplated by the Loan Documents (including the consummation of the Acquisition).
(j) No Material Adverse Effect.  With respect to any Loan Party (other than the TL Borrower) or the Target, since the date of the annual audited financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or with respect to the TL Borrower, since the date of its incorporation, no event, change, condition or circumstance shall have occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(k) Fees and Taxes.  The Administrative Agent shall have received evidence (or evidence that any such payment will be made out of the Tranche A Loan, Tranche B Loan and Tranche C Loan proceeds disbursed on the date of such Borrowing) of payment of the fees and expenses then due and payable under Section 2.09 (including any fees and other amounts due under the Fee Letters), and Section 11.03 and, to the extent applicable, of the payment of any and all Taxes, including Mexican VAT, stamp taxes or similar taxes payable in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby or by any other Loan Document (all of which fees, expenses and Taxes the Borrower authorizes the Administrative Agent to deduct from proceeds of the Term Loans).

(l) The shareholders of the Target shall have adopted resolutions ratifying the resolutions adopted on June 11, 2021, by means of a general ordinary shareholders’ meeting of the Target (the “June 11 Shareholders’ Meeting”) and acknowledging that (i) SETA will pledge series BB shares representing the capital stock of the Target for securing the Loans, and (ii) the conversion rules and other rules with respect to the shares representing the capital stock of the Target that were approved in the June 11 Shareholders’ Meeting are still valid and mandatory and will be applicable to the Loans and will no longer be applicable to the credit agreement described in the June 11 Shareholders’ Meeting.
4.03 Conditions Precedent for the DSRF Loans.  Each disbursement of the DSRF Loans is subject to satisfaction (or waiver in accordance with Section 11.04) of the following conditions precedent, each in form and substance satisfactory to the Administrative Agent and each DSRF Lender , on or prior to the date of the proposed Borrowing set forth in the applicable Notice of Borrowing delivered pursuant to Section 2.02(b):
(a) Closing Date.  The Closing Date shall have occurred.
(b) Loan Documents.  The Administrative Agent shall have received the following documents, each of which shall be originals or PDF copies unless otherwise specified, each properly executed and delivered by a Responsible Officer of the signing Loan Party and the other applicable parties thereto:
(i) Borrower Joinder Agreement.  Solely in connection with the initial disbursement of the SETA DSRF Loans, the Borrower Joinder Agreement duly executed and delivered by a Responsible Officer of SETA and the other applicable parties thereto; and
(ii) Notes. Solely in connection with the initial disbursement of the Concessoc DSRF Loans and the SETA DSRF Loans, each of the original Notes dated as of the initial DSRF Borrowing Date applicable to such DSRF Loans, duly authorized, executed and delivered by the applicable DSRF Borrower, complying with the provisions of Section 2.11, each properly executed by a Responsible Officer of such Borrower, physically delivered to the Administrative Agent (or its counsel) in Mexico;
(c) Notice of Borrowing.  The applicable DSRF Borrower shall have delivered a Notice of Borrowing, in accordance with the requirements hereof.
(d) Representations and Warranties.  Each of the representations and warranties contained in Article V (except with respect to Section 5.08(b), but only with respect to clauses (a) and (e) of the definition of “Material Adverse Effect”) shall be (x) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct as of the date hereof and as of the date of the proposed Borrowing, both immediately prior to the making of each DSRF Loan  and also after giving effect thereto and to the intended use of proceeds therefrom, as if made on and as of such date, or (y) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the date of the proposed Borrowing, both immediately prior to the making of each DSRF Loan and also after giving effect thereto and to the intended use of proceeds therefrom, as if made on and as of such date (except, in each case, in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).
(e) No Default.  No Default or Event of Default, other than a Default or Event of Default resulting from the failure by the Loan Parties to comply with Sections 6.12 and/or 7.14), shall exist or would result from the funding of such DSRF Loans.
(f) Fees and Taxes.  The Administrative Agent shall have received evidence (or evidence that any such payment will be made out of the DSRF Loan proceeds disbursed on the date of such Borrowing) of payment of the fees and expenses then due and payable under Section 2.09 (including any fees and other amounts due under the Fee Letters), and Section 11.03 and of any and all Taxes, including stamp taxes or similar taxes payable in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby or by any other Loan Document (all of which fees, expenses and Taxes the Borrower authorizes the Administrative Agent to deduct from proceeds of the DSRF Loans).
4.04 Satisfaction of Conditions Precedent.
(a) Each Lender shall be deemed to have agreed to and accepted each document, and to have approved or accepted each other matter delivered or occurring pursuant to Section 4.01, Section 4.02 or Section 4.03 unless such Lender (before making the amount of its Loans available to the Administrative Agent) notifies the Administrative Agent in writing that it does not so agree with or accept such document or other matters.
(b) Each Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.01, Section 4.02 or Section 4.03 have been satisfied on and as of (i) the Closing Date, (ii) the date of any disbursement of the Term Loans and (iii) each DSRF Borrowing Date, respectively.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders as of the date hereof, as of the Closing Date, as of each DSRF Borrowing Date (provided that, with respect to each DSRF Borrowing Date, Section 5.08(a) shall refer to the date of the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(a)), and as of such other dates to the extent required by Section 2.16, as follows (for purposes of clarification, all references in this Article V to “Loan Parties” shall be understood to refer to the Persons that are Loan Parties at the time such representations and warranties are given pursuant to this Agreement):
5.01 Corporate Existence; Powers and Capitalization.  Each Loan Party (a) is duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization or incorporation, (b) has all requisite corporate power and has all third-party approvals and Governmental Approvals, necessary to own or lease its Properties and carry on its business as now being or as proposed to be conducted, except where failure to have such Governmental Approvals or third-party approvals could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect, (d) has full power, authority and legal right to execute, deliver and perform each of the Loan Documents to which it is a party and, with respect to the applicable Borrower, to borrow the Loans hereunder (including, without limitation, full power, authority and legal right to borrow the full amount of the Commitments) and to consummate all other transactions contemplated by the Loan Documents, (e) is in full compliance with its Organizational Documents, (f) is (x) in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and (y) in compliance in all material respects with other Applicable Laws, except, solely with respect to such other Applicable Laws, where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (g) is in full compliance with all applicable shareholder and/or voting agreements and all contractual restrictions and obligations, except, solely in the case of this clause (g) where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.02 Equity Interests; Subsidiaries.  No Loan Party has any Subsidiaries other than those specifically disclosed in Schedule V, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified in Schedule V free and clear of all Liens.  No Loan Party has any equity investments in any other corporation, entity or other Person other than those specifically disclosed in Schedule V.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, are fully paid and non-assessable and, as of the date hereof and the Closing Date are owned in the amounts specified in Schedule V free and clear of all Liens.  There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including pursuant to uncapitalized capital contributions), obligating any Loan Party to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interest or any securities exchangeable for, or convertible into, Equity Interest or obligating any Loan Party to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.
5.03 Authorization; Enforceability.  Each Loan Party has the power and authority to execute, deliver and perform each of the Loan Documents to which it is a party, and each Borrower has the power and authority and legal right to borrow hereunder.  Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of each of the Loan Documents to which it is or will be a party and each Borrower has taken all necessary action to authorize the borrowing hereunder.  This Agreement constitutes and each of the other Loan Documents and the Acquisition Documents to which any Loan Party is or will be a party when executed and delivered by the parties thereto will constitute a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws.

5.04 Governmental Approvals; No Conflicts; Etc.
(a) All notices to and filings and registrations with any Governmental Authority, and all Governmental Approvals (including exchange control approvals) and all other third-party approvals, required in connection with the due execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, or in connection with the legality, validity or enforceability of any of the Loan Documents, have been obtained and are in full force and effect and true copies thereof have been provided to the Administrative Agent.
(b) No Governmental Approvals (including exchange control approvals) or other third-party approvals required to be obtained (A) by any Loan Party in connection with the due execution, delivery and performance by any such Person of the Loan Documents to which it is a party, or (B) in connection with the legality, validity or enforceability of any of the Loan Documents, are subject to any pending appeal, intervention or similar condition that may result in the modification or revocation thereof and to each Loan Party’s knowledge, no event has occurred that could reasonably be expected to result in the modification, cancellation or revocation of any such Governmental Approval or other third-party approval.
(c) No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is necessary or required in connection with the execution, delivery or performance, or for the validity or enforceability in accordance with its terms, of any Acquisition Document or any transaction contemplated thereby except for consents, authorizations and filings which have been obtained or made and are in full force and effect.
(d) The execution, delivery and performance by each Loan Party of the Loan Documents and of the Acquisition Documents to which it is a party and of all other documents to be executed and delivered thereunder by it in connection therewith or with the Transactions (a) have been duly authorized by all necessary corporate action and do not contravene (i) its Organizational Documents, (ii) any Applicable Law, decree, judgment, award, injunction or similar legal restriction in effect or (iii) any agreement, document or other contractual restriction or obligation binding upon or affecting any Loan Party or any of the respective Properties of any of the foregoing, and (c) will not result in the creation or imposition of any Lien on any Property of any Loan Party (except for those created under the Security Documents in favor of the Secured Creditors).  Each Loan Party is in compliance with all of its material obligations under all of its Debt.
5.05 Legal Effect.
(a) Except for the requirement to have non-Spanish language documents translated into Spanish for purposes of a proceeding under a Mexican court, and the notarization before a Mexican notary public of Mexican Security Documents, as applicable, to ensure the legality, validity, enforceability or admissibility into evidence in Mexico, France or Luxembourg of the Loan Documents, it is not necessary that the Loan Documents or any other document be filed or recorded with any Governmental Authority in Mexico, or executed or notarized before, any court or other authority in Mexico, or that any registration charge or stamp or similar Tax be paid on or in respect of any Loan Document, or any other document relating to the matters covered by any Loan Document, unless such stamp or similar taxes have been paid by the Loan Parties.
(b) No fees or Taxes, including stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of this Agreement or any of the other Loan Documents (except for those paid or payable to the notary public in connection with the Security Documents).  This Agreement and each other Loan Document will each be in proper legal form under the Laws of Mexico for the enforcement thereof in such jurisdiction without any further action by the Borrower, the Administrative Agent or any of the Lenders.
(c) Each Note qualifies as a credit instrument (título de crédito) under Mexican law and shall entitle the holder thereof to commence a commercial executory proceeding (acción ejecutiva mercantil) against the Borrower and each Guarantor in the Mexican competent courts.

5.06 Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Loan Parties, threatened against or affecting any Loan Party or any director, officer or employee thereof (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) that purport to affect the legality, validity or enforceability of this Agreement, any of the other Loan Documents, the Acquisition Documents or the Transactions, or seek to prevent or enjoin any of the Transactions.
5.07 Financial Condition.
(a) The Loan Parties have furnished to the Administrative Agent and the Lenders the Historical Financial Statements.
(b) The Historical Financial Statements: (i) were prepared in good faith in accordance with Applicable Accounting Principles consistently applied throughout the period covered thereby, other than with respect to mandatory changes required by Applicable Accounting Principles; (ii) fairly present the financial condition of the Loan Parties as of the date thereof and their results of operations for the period covered thereby in accordance with Applicable Accounting Principles consistently applied throughout the period covered thereby, other than with respect to mandatory changes required by Applicable Accounting Principles; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Loan Parties as of the date hereof and the Closing Date, including liabilities for taxes, material commitments and Debt.
(c) As of the date hereof and the Closing Date, the TL Borrower does not have any Properties or liabilities other than those arising from the Loan Documents and Acquisition Documents.
(d) As of the date hereof, the Closing Date and as of the any DSRF Borrowing Date, none of the Loan Parties has any material contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements (including the notes thereto).

5.08 No Material Adverse Effect; No Default.
(a) Since December 31, 2021, there has been no event, change, condition or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(b) None of the Loan Parties is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, except where such default would not reasonably be expected to have a Material Adverse Effect.
(c) As of the Closing Date and the date of Borrowing of the Term Loans, no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions or the funding of the Term Loans.
(d) As of the date of Borrowing of any DSRF Loans, no Default or Event of Default (other than a Default or Event of Default resulting from the failure by the Loan Parties to comply with Sections 6.12 and/or 7.14) has occurred and is continuing or would result from the consummation of the Transactions or the funding of the DSRF Loans.
5.09 Compliance with Laws.  Each Loan Party is in compliance with all Applicable Laws, except when the failure to so comply would not reasonably be expected to have a Material Adverse Effect (other than any applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, as to which no qualification applies).
5.10 Properties.
(a) Except for Liens permitted by Section 7.02, each Loan Party: (i) has good and marketable title to all of its Property purported to be owned by it, free and clear of all Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person, (ii) is lawfully possessed of a valid and subsisting leasehold estate in and to all Property that it purports to lease, and holds such leaseholds in its own name and not in the name of any nominee or other Person, (iii) except as arising or permitted under the Loan Documents, has not created and is not contractually bound to create any Lien on or with respect to any of its Properties, and (iv) except under the Loan Documents, is not restricted by its Organizational Documents, contract, Applicable Law or otherwise from creating Liens on any Property.
(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person.

5.11 Investment Company Act; Margin Regulations.  None of the Loan Parties nor any Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
5.12 Environmental Matters.  Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Loan Parties, is threatened or contemplated), or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of such Loan Party.
5.13 Collateral Matters; Liens.
(a) The Security Documents provide the Collateral Agent (for the benefit of the Secured Creditors) with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral.  Pursuant to the Guaranty Trust Agreement, the Security Trustee thereunder is the legal owner of the trust assets (patrimonio del fideicomiso) for the benefit of the Collateral Agent, as first place beneficiary therein and for the purposes (fines del fideicomiso) set forth in the Guaranty Trust Agreement.  The Collateral Agent’s security interests described above will be, as of the Closing Date and as of each DSRF Borrowing Date, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise, subject only to Permitted Liens.  All necessary action has and will have been taken as of the Closing Date and as of each DSRF Borrowing Date (except, with respect to the Guaranty Trust Agreement, as provided in paragraph (b) below), as applicable, under the Applicable Laws of Mexico, to establish and perfect the first priority rights of the Collateral Agent (on behalf of the Secured Creditors) in and to the Collateral under their respective Applicable Law.
(b) None of the Loan Parties has received any notice of any adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Security Documents shall be governed solely by the terms of the Security Documents and Applicable Law.
(c) As soon as reasonably practical, but in any event on or prior to the date that is five (5) Business Days after the Borrowing of the Term Loans, the Borrower shall or shall cause SETA to, deliver to the Administrative Agent, (i) the Guaranty Trust Agreement duly executed and delivered by the parties thereto with signatures ratified before a Notary Public in Mexico, (ii) evidence of the registration of the Guaranty Trust Agreement in the RUG, and (iii) evidence of the taking of all such other action as may be necessary (such as recordings, endorsements, annotations in the corporate books, corporate authorizations, filings and registrations), in the opinion of Mexican counsel to the Lenders, to perfect the Liens created thereby as first priority Liens, under the laws of Mexico, and there shall be no outstanding governmental filings against any of the Collateral covered by the Guaranty Trust Agreement, except as otherwise expressly permitted hereby and thereby.

5.14 Solvency.  Upon giving effect to the execution and delivery of the Loan Documents by the parties hereto and thereto (as applicable) and the consummation of the Transactions on the Closing Date, each Loan Party is and will be Solvent.
5.15 Taxes.
(a) Each Loan Party has timely filed or caused to be filed all Tax returns, declarations, reports, estimates, information returns and statements and other information required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except for Taxes that are being contested, except to the extent that the failure to do such filing or make such payment could not reasonably be expected to have a Material Adverse Effect.
(b) Except for Mexican withholding taxes on payments of interest on the Loans and fees, there are no Mexican Taxes imposed either (i) on or by virtue of the transactions contemplated by the Loan Documents, its enforcement or admissibility into evidence or (ii) on any payment to be made by a Mexican Borrower pursuant to any Loan Document.
(c) Any French Borrower is not required to make any Tax Deduction from any payment of interest it may make to a Lender which is a French Qualifying Lender.
5.16 Insurance.  The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of any such Person, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in a similar line of business and owing similar properties in localities where such Loan Party operates.
5.17 Labor Matters.  There is no strike, slowdown or work stoppage or other labor disputes actually pending or, to the knowledge of the Loan Parties, threatened against or involving any Loan Party, and there are no representation proceedings pending with any Governmental Authority involving the employees of any Loan Party, except to the extent that such slowdown or work stoppage or other labor disputes or representation proceedings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.18 ERISA Compliance.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
5.19 Ranking; Priority.  The obligations evidenced by each Loan Document constitute direct and unconditional general obligations of the Loan Parties, and rank in right of payment and otherwise at least pari passu with all other senior unsecured Debt of the Loan Parties.
5.20 Commercial Activity; Absence of Immunity.  Each Loan Party is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts.  None of the Loan Parties nor any of their respective Properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under the Loan Documents.

5.21 Reports; Disclosure.
(a) The reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, are true and correct in all material respects and do not omit to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, in each case on the date on which such information was furnished; provided that to the extent any such reports, financial statements, certificates or other written information was based upon or constitutes a forecast or projection, such Loan Party represents only that it acted in good faith and utilized assumptions that such Loan Party believed to be reasonable in the preparation of such reports, financial statements, reports or other written information.
(b) The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Loan Parties are subject, and all other matters known to each Loan Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
5.22 Legal Form.  Each of the Loan Documents is (or upon its coming into effect will be) in proper legal form under its governing law for the enforcement thereof against the parties thereto under such laws.
5.23 Use of Proceeds.
(a) The proceeds of the Loans will be used solely as set forth in Section 6.08.
(b) No part of the proceeds of the Loans will be used for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.
5.24 Sanctions; Anti-Corruption; Anti-Money Laundering.
(a) None of the Loan Parties, nor any of their respective shareholders, directors, officers, employees, Subsidiaries, agents or representative is a Sanctions Target.
(b) During the past five (5) years preceding the date of this Agreement, to the Loan Parties’ knowledge, no notice, claim, investigation, audit or enforcement action has been made, filed, commenced or threatened against any of the Loan Parties alleging any violation under Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws.
(c) For the past five (5) years preceding the date of this Agreement, each of the Loan Parties and its directors, officers, and employees, and to the knowledge of such Loan Party, each of their respective Subsidiaries or agents has conducted its businesses in compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, including but not limited to, where applicable, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, as amended, applicable Anti-Money Laundering Laws of Mexico (including the Federal Law for the Prevention and Identification of Operations Regarding Illicit Resources (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) and the anti-money laundering provisions of the Mexican Federal Penal Code (Código Penal Federal)) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act of Canada.
(d) The Target has instituted and maintains policies and procedures reasonably designed to promote and achieve continued compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
5.25 Beneficial Ownership Certification.  As of the Closing Date and as of each DSRF Borrowing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
5.26 Acquisition Documents.  The Loan Parties have delivered to the Administrative Agent and the Lenders true, complete and correct copies of the Acquisition Documents, including any amendments, supplements or modifications with respect thereto.  Each of the Acquisition Documents has been validly authorized, executed and delivered by the Loan Parties and (to the knowledge of the Loan Parties) each party thereto and constitutes the valid and binding obligation of the Loan Parties and (to the knowledge of the Loan Parties) each other party thereto in accordance with the terms thereof.  No event or circumstance, the occurrence of which would result in any of the Loan Parties having the ability to terminate its obligations under the Acquisition Documents or to decline to consummate the Acquisition, has occurred on or prior to the Closing Date.
5.27 COMI. The center of main interests (as that term is used in Article 3(1) of the Insolvency Regulation) of each Luxembourg Loan Party is situated in Luxembourg and such Luxembourg Loan Party has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
5.28 SETA Guaranty Fee.  SETA will receive valuable consideration under arm’s length conditions for granting the Guaranty in terms of this Agreement and the corresponding Guarantor Joinder Agreement to be executed by SETA.
5.29 Establishment.  Concessoc, as TL Borrower and DSRF Borrower, does not have, as of the date hereof, an establishment within the United Mexican States. For these purposes, an establishment shall mean: Any place of business through which the business of an enterprise is wholly or partly carried out.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the TL Borrower and, unless otherwise indicated, each other Loan Party shall:
6.01 Financial Statements.  Deliver to the Administrative Agent (for further distribution to the Lenders), in form and detail satisfactory to the Administrative Agent:
(a) (i) as soon as available, but in any event within 120 days after (i) the end of each Fiscal Year of each Loan Party, annual audited unconsolidated financial statements of such Loan Party and (ii) the end of each Fiscal Year of the Target, annual audited Consolidated financial statements of the Target and its Consolidated Subsidiaries, in each case prepared in accordance with Applicable Accounting Principles, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards; and
(b) as soon as available, but in any event within 60 days after (i) the end of each of the first three Fiscal Quarters of each Fiscal Year of each Loan Party, unaudited quarterly financial statements of such Loan Party and (ii) the end of each of the first three Fiscal Quarters of each Fiscal Year of the Target, unaudited quarterly financial statements of the Target, in each case certified by a Responsible Officer of such Loan Party and prepared in accordance with Applicable Accounting Principles, subject only to normal year-end audit adjustments.
6.02 Certificates; Other Information.  Deliver to the Administrative Agent (for further distribution to the Lenders), in form and detail satisfactory to the Administrative Agent:
(a) concurrently with the delivery of the financial statements referred to in Section 6.01, a duly completed Compliance Certificate for the relevant Calculation Period signed by a Responsible Officer of the TL Borrower, (i) containing a computation of the covenant set forth in Section 7.14, as of the last day of the Fiscal Quarter or Fiscal Year, as applicable, of the financial statements with respect to which the Compliance Certificate is being delivered, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken by the TL Borrower with respect thereto and (iii) stating whether any change in Applicable Accounting Principles or in the application thereof has occurred since the date of the relevant financial statements referred to in clauses (a) and (b) of Section 6.01 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(b) promptly after any Loan Party obtains knowledge of any Default or Event of Default, a certificate of a Responsible Officer of such Loan Party setting forth the details thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;
(c) promptly after any Loan Party obtains knowledge thereof, written notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting any Loan Party: (i) that could give rise to a Lien on any of its Properties, other than Permitted Liens, (ii) that could reasonably be expected to have a Material Adverse Effect or (iii) relating to any of the Loan Documents;

(d) promptly upon their becoming available, any regular and periodic reports and all registration statements and prospectuses filed by any of them with any Mexican securities exchange, including the Comisión Nacional Bancaria y de Valores and the Bolsa Mexicana de Valores, S.A.B. de C.V., or any comparable foreign body, and any press releases and other statements made available generally by it to the public concerning material developments in the business of any Loan Party;
(e) no later than concurrently with the furnishing thereof to any creditor (or any trustee or representative on its behalf) (i) copies of all notices, requests and other documents received by any Loan Party under or pursuant to any Material Agreement regarding or related to (A) any material breach or default asserted by any party thereto or (B) the occurrence of any “event of default” thereunder, and (ii) copies of any amendment, amendment and restatement, supplement, modification, consent or waiver in respect of any Material Agreement;
(f) promptly after any Loan Party obtains knowledge thereof, written details of (i) any violation of Anti-Corruption Laws, and Anti-Money Laundering laws or Sanctions, by any Loan Party or any Property of any of the foregoing, or (ii) any material non‑compliance with any other Applicable Law, including any Governmental Approval, or Environmental Law, by any Loan Party, or otherwise with respect to any Loan Party or any Property of any of the foregoing;
(g) promptly after the occurrence thereof, written notice of any material labor dispute involving any Loan Party;
(h) promptly after the occurrence thereof, written notice of any Expropriation Event, Casualty Event, Equity Interest Sale, receipt of Purchase Price Adjustment Amount or Indemnification Payment;
(i) written notice of any Trigger Event in accordance with Section 2.04(g);
(j) promptly after the occurrence thereof, written notice of any change to the auditor of any Loan Party;
(k) promptly after the occurrence thereof, written notice of any cancellation, non-renewal or adverse change in the terms, coverages or amounts of any material insurance policy of a Loan Party;
(l) in connection with the Aerodrome Merger, promptly after any Loan Party obtains knowledge of any impediment or obstacle to the consummation of the Aerodrome Merger, written notice describing the circumstances that gave rise to such impediment or obstacle and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto; and
(m) from time to time such other information with respect to any Loan Party or the Loan Documents and/or the transactions contemplated hereby or thereby as any Lender (through the Administrative Agent) or the Administrative Agent may reasonably request, including any documentation or other evidence to enable such Lender or the Administrative Agent to carry out and be satisfied with the requirements of all applicable “know your customer” laws, regulations and codes of conduct.

6.03 Corporate Existence; Power and Authority; Inspection; Books and Records.
(a) (i) Preserve and maintain its legal existence, and (ii) satisfy customary corporate formalities, including, whenever applicable under Applicable Law, the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate offices and records.
(b) Conduct its respective businesses in accordance with prudent industry practices of such Loan Party and with all Applicable Laws and Governmental Approvals, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c) Ensure that it has full power and authority to perform all of its Obligations under the Loan Documents in accordance with the terms thereof, and in the case of (i) each Borrower, to borrow the full amount available under this Agreement and to repay in full the principal of and (ii) each Guarantor, to guarantee the Obligations under the Loan Documents.
(d) Permit the representatives of any Lender or the Administrative Agent, during normal business hours, at the cost and expense of such Lender or the Administrative Agent upon not less than ten (10) Business Days’ written notice to discuss its business and affairs with its officers, all to the extent permitted by Applicable Law and as reasonably requested by such Lender or the Administrative Agent; provided that (i) no Loan Party will be required to disclose information to such representatives of the Administrative Agent or the Lenders to the extent such disclosure is prohibited by Applicable Law and (ii) the as the Administrative Agent and Lenders shall use commercially reasonable efforts to coordinate examinations and inspections under this Section 6.03 in an effort to reduce the resulting burden on the Loan Parties.
(e) Maintain books and records that accurately reflect all assets and transactions in reasonable detail, and a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with Applicable Accounting Principles and (b) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences..
6.04 Compliance with Applicable Laws.
(a) Comply (i) in all respects with all the requirements of Laws related to applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws; (ii) with all other Applicable Laws (including, without limitation, Environmental Laws, social security laws, labor laws and tax laws), except where the failure by any Loan Party to comply could not reasonably be expected to have a Material Adverse Effect, and (iii) maintain policies and procedures reasonably designed to promote and achieve continued compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. Each Loan Party shall ensure that no Sanctions Target will have any property interest in any funds repaid or remitted by any Loan Party in connection with this Agreement or any other Loan Document.
(b) Timely file all material Tax returns required to be filed by it and pay and discharge at or before maturity all of its obligations and liabilities (including material Tax liabilities, except where the same are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by Applicable Accounting Principles).
6.05 Governmental Approvals.  Promptly obtain, and maintain in full force and effect, all material Governmental Approvals from time to time necessary for the maintenance of its corporate existence and/or good standing (if applicable), for the performance of its business and for its authorization, execution and delivery of the Loan Documents to which it is a party, and the due performance of all of its obligations and the exercise of all of its rights thereunder, and for the validity, legality and enforceability thereof.
6.06 Insurance.  Maintain with any financially sound and reputable insurance companies that are not Affiliates of any Loan Party, insurance with respect to its Properties and business against such loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties) as are customarily carried under similar circumstances by such Persons.
6.07 Ranking; Priority.  Ensure that the Obligations at all times constitute unconditional and unsubordinated general obligations of each Loan Party ranking at least pari passu with all other present and future senior unsecured Debt of such Loan Party.
6.08 Use of Proceeds.  Use the proceeds of the Loans (less any fees and expenses due and payable under Sections 2.09 and 11.03) solely for Permitted Uses.
6.09 Maintenance of Property.  (a) Keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) supply such Properties in all material respects with all necessary equipment, (c) make all necessary repairs, renewals, replacements, betterments and improvements thereto in accordance with prudent industry practices of such Loan Party, and (d) otherwise ensure the continued operation of all Property material to the conduct of its business in a manner consistent with prudent industry practices of such Loan Party, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.10 Collateral Matters; Liens.  The Loan Parties shall, at their own cost and expense, from time to time take such actions necessary in order to preserve the rights of the Administrative Agent and the Lenders under each of the Security Documents.  Without limiting the generality of the foregoing, each Loan Party shall at its own cost and expense, execute any documents, filing statements, agreements and instruments, and take all further action that may be required under Applicable Law, in order to effectuate the Transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created thereunder.
6.11 Exercise of the Target’s Voting Rights.  The TL Borrower shall exercise its voting rights over the shares of the Target to ensure that: (i) the Target shall not have any restrictions to pay, directly or indirectly, dividends or make any other distributions in respect to its Equity Interests; and (ii) the Target shall recommend, subject to regulatory, operating and fiscal requirements of the Target, an annual dividend at least sufficient to meet the annual Debt Service obligations of SETA and the TL Borrower under the Loans and other Debt.
6.12 Reserve Accounts; Required Balances; Transition Reserve Account.  The applicable Borrower shall:
(a) Maintain the Reserve Accounts; provided that, notwithstanding anything herein to the contrary or in any other Loan Document, none of the Borrowers shall be required to open or maintain the SETA Debt Service Reserve Account, the SETA Periodic Expenses Reserve Account or any other account of SETA until the tenth (10) Business Day following the date of disbursement of the Term Loans;
(b) Ensure that, at all times, each Reserve Account is fully funded in an amount at least equal to its Required Balance; provided that as long as a DSRF Facility is available, the Concessoc Debt Service Reserve Account and the SETA Debt Service Reserve Account shall not be required to be funded; provided, further, that (i) if at any time when no DSRF Facility is available, the Concessoc Debt Service Reserve Account or the SETA Debt Service Reserve Account is not fully funded, the TL Borrower shall be required to fully fund the Concessoc Debt Service Reserve Account or the SETA Debt Service Reserve Account (as applicable), within forty-five (45) days after the date on which (x) all or a portion of the funds standing to the credit of such accounts have been drawn as contemplated by the Loan Documents or (y) the DSFR Facility ceased to be available and (ii) that failure by the TL Borrower to maintain the Concessoc Periodic Expenses Reserve Account, or the SETA Periodic Expenses Reserve Account fully funded up to their applicable Required Balance shall not constitute a Default or Event of Default for purposes of this Agreement; and
(c) Ensure that the Transition Reserve Account shall not have funds in excess of the Transition Reserve Account Maximum Amount; provided that, at any time following the first anniversary of the Closing Date, the Borrowers may transfer any and all amounts standing to the credit of the Transition Reserve Account to the Concessoc Pesos Distribution Account solely if at the time of such transfer no Default or Event of Default has occurred and is continuing or would result from such transfer.
6.13 Hedging Strategy.  Each Borrower shall:
(a) Commencing on the date that is sixty (60) days after the Closing Date the Borrowers shall comply at all times thereafter with the Hedging Strategy; and

(b) Promptly after each Borrower have entered into any Hedging Agreement, deliver to the Administrative Agent true, correct and complete copies of such Hedging Agreement, together with a certificate signed by a Responsible Officer of such Borrower certifying the foregoing.
6.14 Compliance with Material Agreements.
(a) Perform and observe all of the terms and provisions of each Material Agreement to be performed or observed by it and enforce each such Material Agreement in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) SETA shall:
(i) preserve, protect and enforce all of its material rights under the Material Agreements to which it is a party; and
(ii) comply in all material respects with (i) each of its payment and funding obligations under the Material Agreements and (ii) each nonpayment obligation under the Material Agreements.
6.15 Guarantors.  No later than five (5) Business Days after the Closing Date, the TL Borrower shall cause SETA and Aerodrome to: (a) become a Guarantor hereunder by executing and delivering to the Administrative Agent a guarantor joinder agreement, substantially in the form of Exhibit L (a “Guarantor Joinder Agreement”) and (b) deliver to the Administrative Agent (i) documents of the types referred to in Sections 4.01(a)(iii) and 4.02(b)(ii), (iii) and (iv), as applicable (it being understood, that the certificate to be delivered by a Responsible Officer of Aerodrome shall be substantially in the form of Exhibit F‑2), (ii) a supplement signature page to attach to each Note then outstanding (or, at the applicable Lender’s request, the Loan Parties shall enter into replacement Notes) for the purposes of, and in connection with, SETA’s or Aerodrome’s Guaranty (por aval), as applicable, of such Notes or as otherwise may be necessary or advisable in connection with any Guaranty under other applicable jurisdictions or in order to give legal effect to SETA’s or Aerodrome’s Guaranty hereunder, (iii) favorable opinions of counsel to SETA and Aerodrome in each relevant jurisdiction (which shall cover, among other things, the due authorization, legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), (iv) evidence (A) of the acceptance by the Process Agent to act as agent for the service of process for such Person in accordance with the terms of this Agreement and (B) that SETA has granted an irrevocable special power of attorney for lawsuits and collections (poder para pleitos y cobranzas) in terms of the first and fourth paragraphs of Article 2554 and Article 2596 of the Federal Civil Code and their correlative articles in the Civil Codes of the Federal entities of Mexico, in each case before a Mexican notary public, appointing the Process Agent, as its agent for service of process in relation to any action or proceeding arising out of or relating to this Agreement and any other Loan Document (or the transactions contemplated hereby or thereby) and designating the Process Agent’s domicile as SETA’s contractual domicile (domicilio convencional) for writs, processes and summonses (avisos, notificaciones, emplazamientos, resoluciones y comunicaciones), as certified by a Responsible Officer of such Loan Party; and (v) an updated Schedule V containing the information set forth in Section 5.02.  The execution and delivery of any Guarantor Joinder Agreement shall not require the consent of, or notice to, any other Loan Party.  The rights and obligations of the Loan Parties under Article X shall remain in full force and effect notwithstanding any additional Guarantor becoming a party to this Agreement.
6.16 Beneficial Ownership Regulation.  Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.
6.17 Conversion Board Resolutions.  No later than at the first board meeting to be held in 2023, (which shall not be held in any event after March 31, 2023), the Board of Directors of the Target shall adopt resolutions providing that (a) if the Collateral Agent delivers a written notice to the Target stating that (i) an Event of Default under this Agreement has occurred and (ii) the BB Shares representing the capital stock of the Target be converted into B Shares representing the capital stock of the Target, such conversion and the issuance of B Shares representing the capital stock of the Target in connection therewith are pre-approved, and (b) the B Shares representing the capital stock of the Target issuable upon conversion of such BB Shares representing the capital stock of the Target shall be deemed to have been duly and validly issued upon delivery of such notice to the Target without any further action by the Target or any other party.
6.18 SETA Guaranty Fee.  The TL Borrower agrees to pay to SETA an annual fee (the “SETA Guaranty Fee”) in Pesos and in immediately available funds equal to 1.00% of the forecasted amount of principal and interest on the Loans expected to be paid on the immediately succeeding twelve-month period following the date of payment of the SETA Guaranty Fee.  The first payment of the SETA Guaranty Fee (corresponding to the period commencing on the Closing Date and ending on the date that falls on the first year anniversary of the Closing Date) shall be due and payable in full no later than ten (10) Business Days after the disbursement of the Term Loans, and each payment of such SETA Guaranty Fee thereafter shall be due and payable in full in advance on each anniversary of the Closing Date.
6.19 Further Assurances.  Do and perform, from time to time, any and all acts (and execute and/or deliver all documents and instruments) as may be necessary or as reasonably requested by the Administrative Agent or the Lenders in order to effect the purposes of this Agreement and the other Loan Documents.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder remains unpaid or unsatisfied, none of the Loan Parties shall directly or indirectly:

7.01 Debt.  Create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except Permitted Debt.
7.02 Liens.  Create, incur, assume or permit to exist any Lien on any real property or other Property, whether now owned or existing or hereafter acquired or arising, other than Permitted Liens.
Notwithstanding anything to the contrary herein, the Loan Parties shall not create, incur, assume or permit to exist any Lien on all or any portion of the Collateral other than pursuant to the Security Documents.  Permitted Liens on the Collateral (other than the Reserve Accounts) of the type specified in clause (c) of the definition of “Permitted Liens” shall only be permitted if the lenders or providers of the Debt secured thereby shall have executed the, or acceded to, the Intercreditor Agreement prior to or concurrently with the incurrence of such Debt and Liens.
Any reference herein or in any other Loan Document to Liens permitted hereby or thereby or the right of the Loan Parties to create any Liens are not intended to and do not subordinate any Liens in favor of the Collateral Agent and the Secured Creditors to such Liens or give priority to any Person over the Collateral Agent and the Secured Creditors.
7.03 Change in Line of Business, Etc.  (a) Engage in any line of business substantially different from those lines of business conducted by such Loan Party on the date hereof or any business substantially related or incidental thereto, (b) change its name or take any other action (other than those permitted hereunder) that could reasonably be expected to adversely affect the priority, perfection, enforceability or validity of any Lien or guarantee purported to be created by the Loan Documents, or (c) change its country of domicile.
7.04 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a) Aerodrome may merge with and into Concessoc (the “Aerodrome Merger”); provided that:
(i) Concessoc remains the surviving entity after the consummation of the Aerodrome Merger and all of the business and Property of Aerodrome is retained by Concessoc and Concessoc has assumed all the Properties and obligations (transfert universel du patrimoine) of Aerodrome (either as a result of the Aerodrome Merger or otherwise in a manner satisfactory to the Administrative Agent (acting reasonably)), including, without limitation, under the Security Documents (except the Share Pledge Agreement relating to the Aerodrome Acquired Shares) and the Acquisition Documents;
(ii) all Aerodrome Owned B shares and all other Equity Interests of the Target owned by Aerodrome are transferred to Concessoc, contemporaneously with the date on which such merger is consummated (for the purposes of this Agreement, the “Merger Date”);

(iii) Immediately prior to and after giving effect to the consummation of the Aerodrome Merger no Default or Event of Default shall have occurred and be continuing and the Aerodrome Merger could not reasonably be expected to have a Material Adverse Effect or otherwise to trigger any mandatory prepayment of the Loans under this Agreement;
(iv) After giving effect to the consummation of the Aerodrome Merger, the Secured Creditors (or the Collateral Agent on their behalf) shall continue to have the same fully perfected security over the Collateral (other than the Aerodrome Acquired Shares which have ceased to exist as a result of the Aerodrome Merger and shall be released by the Secured Creditors on the Merger Date, simultaneously with the occurrence of, and solely for the purpose of the consummation of, the Aerodrome Merger in accordance with the provisions of the Luxembourg law-governed Share Pledge Agreement);
(v) Concessoc shall provide to the Administrative Agent, on the dates specified below, the following documentation (in each case in form and substance reasonably satisfactory to the Administrative Agent):
(A) at least twelve (12) Business Days’ prior written notice of the proposed Merger Date;
(B) at least five (5) Business Days before the Merger Date, with substantially final drafts of all corporate authorizations and documents (including, for the avoidance of doubt, the proposed merger agreement) in relation to the contemplated Aerodrome Merger, in form and substance satisfactory to the Administrative Agent (acting reasonably);
(C) on or prior to the Merger Date,
(1) a certificate by Concessoc confirming the conditions contemplated by this Section 7.04 are met;
(2) a certified copy of the executed final merger agreement relating to the Aerodrome Merger,
(3) legal opinions by counsel to Concessoc in France and Luxembourg addressed to the Lenders and the Administrative Agent confirming (on the basis of the relevant duly performed publicity proceedings) that all corporate authorizations required by French and Luxembourg laws and regulations in connection with the Aerodrome Merger have been duly obtained and that the Aerodrome merger has been duly implemented in accordance with all applicable and relevant French and Luxembourg laws and regulations;
(4) a non-insolvency certificate (Certificat de non-faillite) for Concessoc dated not more than seven (7) days prior to the consummation of the Aerodrome Merger and a confirmation by Concessoc that it is not in a state of cessation de paiements on the Merger Date and that Concessoc is not subject to any the insolvency proceedings listed at Section 8.01(g) of this Agreement immediately prior to and after giving effect to the consummation of the Aerodrome Merger and on such Merger Date;

(5) any other existing agreement, documentation or evidence reasonably required by the Administrative Agent in that respect, including such documentation and other evidence as the Administrative Agent may deem necessary to ensure that the obligations of Aerodrome immediately prior to such Aerodrome Merger will continue in full force and effect as obligations of Concessoc as the surviving entity of the Aerodrome Merger (including, for the avoidance of the doubt, the certificate of merger to be provided immediately after the merger date);
(6) a power of attorney to be exercisable before a Mexican notary public for purposes of executing the Ratification Agreement (as such term is defined below);
(7) a ratification agreement of the securities pledge agreement (prenda bursátil) in terms of which Concessoc acknowledges, ratifies and confirms its obligations as pledgor as a result of the Aerodrome Merger (the “Ratification Agreement”); and
(8) a notarized copy of the Ratification Agreement duly registered with the Mexican Registro Único de Garantías Mobiliarias.
(b) any Loan Party may merge with any Person; provided that such Loan Party shall be the continuing or surviving Person;
(c) any Loan Party may Dispose, including, but not limited to, through a spin-off (escisión), of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to another Loan Party; provided that, if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor;
(d) any Loan Party (other than a Borrower or SETA to the extent not a Borrower) may liquidate or dissolve if (i) such Loan Party reasonably determines in good faith that such liquidation or dissolution is in the best interest of such Loan Party and is not disadvantageous to the Lenders in any material respect and (ii) such liquidation or dissolution could not reasonably be expected to result in a Material Adverse Effect; and
(e) the TL Borrower may join the French tax consolidated group formed by Vinci S.A. and take all ancillary steps related thereto.
7.05 Limitations on Investments.  Make, purchase, incur, assume, acquire, or suffer to exist (including pursuant to any merger) any Equity Interest, evidences of Debt or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than the Acquired Shares or additional B Shares or the Aerodrome Share Capital Increase or any conversion of Subordinated Debt into Equity Interest.

7.06 Restricted Payments.
(a) Subject to Section 2.04(d), declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Loan Parties may make Restricted Payments so long as immediately prior to and after giving effect to such Restricted Payment:
(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii) the Property delivered by each of the Loan Parties, as applicable, in respect of such Restricted Payment does not constitute Collateral;
(iii) each of the Concessoc Periodic Expenses Reserve Account and the SETA Periodic Expenses Reserve Account shall be fully funded up to its applicable Required Balance at least until the immediately subsequent Dividend Payment Date;
(iv) either (A) each of the Concessoc Debt Service Reserve Account and the SETA Debt Service Reserve Account shall be fully funded up to its applicable Required Balance, or (B) there shall be no DSRF Loans outstanding; and
(v) based on the financial statements and Compliance Certificate most recently delivered pursuant to Sections 6.01 and 6.02(a), immediately prior to and after giving effect to the making of such Restricted Payment, the Debt Service Coverage Ratio is equal to or greater than 1.30:1.00 and the Net Consolidated Leverage Ratio is equal to or lower than 5.00:1.00.
(b) Notwithstanding anything to the contrary in Section 7.06(a), the Loan Parties may make Restricted Payments corresponding to:
(i) fees in respect of services rendered under the Permitted Management Services Agreement in an aggregate amount not to exceed US$1,000,000 in any calendar year, and
(ii) fees payable under the Intangible Assets License Agreement in an aggregate amount not to exceed the following amounts in any calendar year solely if the Loan Parties are in compliance with clauses (i) to (iv) of Section 7.06(a) immediately prior to and after giving effect to such Restricted Payment:
(A) an amount not to exceed US$5,000,000 during any calendar year ending on or prior to December 31, 2027;
(B) an amount not to exceed US$8,000,000 thereafter.

(c) For the avoidance of doubt, (i) the Loan Parties may make any distribution permitted under Section 7.06(a) to a Distribution Account and (ii) the Loan Parties may freely remit, from any Distribution Account, funds to the Sponsor or any other Person without regard to the requirements set forth in Section 7.06(a) or otherwise in the Loan Documents.
7.07 Organizational Documents; Material Agreements; Permitted Management Services Agreement; Intangible Assets License Agreement; Voting Rights.
(a) Directly or indirectly, amend, amend and restate, modify or otherwise change any of its Organizational Documents or the Acquisition Documents in any way that could materially adversely affect the rights and/or remedies of any Secured Creditor under the Loan Documents.
(b) Directly or indirectly, amend, amend and restate, modify or otherwise change any of the Target’s Organizational Documents in any way that could reasonably be expected to have a Material Adverse Effect (it being understood that the amendment to any rights of the holders of the BB Shares or the B Shares shall be deemed to result in a Material Adverse Effect).
(c) Consent any amendment, supplement, modification or waiver of any of the terms or provisions of the Material Agreements that may materially adversely affect any of the Lenders.
(d) Consent any amendment, supplement, modification or waiver of any of the terms or provisions of the Permitted Management Services Agreement or the Intangible Assets License Agreement that may materially adversely affect the economic conditions under such Permitted Management Services Agreement or the Intangible Assets License Agreement; provided that an increase in the fees or compensation payable to the Sponsor or any Affiliate thereof shall be deemed to be materially adverse to the Lenders.
(e) Exercise its voting rights over the Equity Interest of the Target to the effect that Target shall be subject to any restrictions to pay, directly or indirectly, dividends or make any other distributions in respect to its Equity Interests.
(f) Directly or indirectly, amend, amend and restate, modify or otherwise change any of the documentation evidencing or related to (i) Reference Hedging Agreement (to the extent such amendment, modification or change contravenes the Hedging Strategy) and (ii) any Debt incurred pursuant to clause (c) of the definition of Permitted Debt (to the extent such amendment, modification or change does not comply with the conditions set forth in clause (c) of the definition of Permitted Debt), in each case, at any time that any of the foregoing is secured by the Collateral, in any way that could materially adversely affect the rights and/or remedies of any Secured Creditor under the Loan Documents.
7.08 Transactions with Affiliates. (a) As to any Borrower, Dispose any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (except transactions that are incidental to holding the Collateral and performing its obligations under the Loan Documents) and (b) as to any Guarantor,

Dispose any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (x) are incidental to holding the Collateral and performing its obligations under the Loan Documents, (y) transactions arising in connection with the TSA or any Existing Affiliate Transactions and (z) arm’s-length transactions entered in the ordinary course and pursuant to the reasonable requirements of the Loan Parties’ businesses and upon fair and reasonable terms no less favorable to the Guarantors or their Subsidiaries that would be obtainable in a comparable arm’s-length transaction with an unrelated third party.
7.09 Other Agreements.
(a) As to any Borrower, enter into any agreement, instrument or transaction other than (i) its Organizational Documents, (ii) the Permitted Management Services Agreement, (iii) the Intangible Assets License Agreement, (iv) the Loan Documents, or (v) any agreements entered in connection with the incurrence of Permitted Debt; and
(b) As to any Guarantor, enter into any agreement, instrument or transaction other than (i) its Organizational Documents, (ii) the Loan Documents or any agreements entered in connection with the incurrence of Permitted Debt, (iii) agreements entered into in the ordinary course of its business; provided that no Guarantor (other than Permitted Debt incurred by SETA) shall be entitled to have any Debt under such agreements and (iv) the TSA and any amendment or supplement thereto, and any other agreement entered into from time to time in connection with or related to the TSA, including services agreements with suppliers;
provided, further, that no such agreement, instrument or transaction shall limit the ability of any Loan Party to make Restricted Payments to a Loan Party or to otherwise transfer property to a Loan Party.
7.10 Dispositions.  Dispose of any Collateral at any time, except for any Disposition permitted pursuant to the Loan Documents; provided that the Loan Parties may Dispose of B Shares solely if the following conditions are satisfied at the time of such Disposition: (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) there are no amounts outstanding under the DSRF Facility or, as the case may be, each of the Concessoc Debt Service Reserve Account and the SETA Debt Service Reserve Account is fully funded up to its Required Balance, the Concessoc Periodic Expenses Reserve Account, and the SETA Periodic Expenses Reserve Account are fully funded up to the Concessoc Periodic Expenses Reserve Account Required Balance, or the SETA Periodic Expenses Reserve Account Required Balance, as applicable, (c) the Net Consolidated Leverage Ratio does not increase after giving effect to such Disposition; provided that no such Disposition shall be made at any time the Net Consolidated Leverage Ratio is greater than 4.5 to 1.0, and (d) the proceeds from such Disposition are applied to mandatorily prepay the Loans pursuant to Section 2.04(e).
7.11 Use of Proceeds.
(a) Use the proceeds of the Loans for any reason other than for Permitted Uses of such Loans.

(b) Use the proceeds of the Loans directly or indirectly for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor).
(c) Utilize the proceeds derived from any transaction contemplated under this Agreement to engage in any transaction, activity or conduct that would violate applicable Anti-Money Laundering Laws.
7.12 Sanctions and Anti-Corruption Covenants.
(a) Sanctions.
(i) Use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds, to any Subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of, with or related to any Sanctions Target  or Sanctioned Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions or Anti-Money Laundering Laws by any party to this Agreement (including any person participating in the Loan or in any Loan Document, as a Lender).
(ii) Fund all or part of any repayment or prepayment of the Loans or discharge any Obligation under the Loan Documents from proceeds derived from or otherwise sourced from (i) any Sanctions Target or Sanctioned Jurisdiction; or (ii) any action or status which is prohibited by, or would cause any Loan Party to be in breach of, any Sanctions.
(b) Anti-Corruption.
(i) Use the proceeds of the Loan for any purpose which would violate any applicable Anti-Corruption Laws.
(ii) Use the proceeds of the Loan for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, or otherwise in violation of, or in any manner that would cause any Loan Party to be in violation of, any applicable Anti-Corruption Laws.
(iii) Each Loan Party shall  conduct its businesses in compliance with all applicable Anti-Corruption Laws; and the Target shall maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.
7.13 Target Covenants.
(a) Permit the Target to, suffer to exist any consensual encumbrance or restriction on the ability of any such entity to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Interests or pay any Debt or other obligation owed to any of the Loan Parties, (ii) make loans or advances to any Loan Party or (iii) transfer any of its Property to the Loan Parties.

(b) Without first obtaining written consent from the Required Lenders, the Loan Parties shall not vote (by voting at a shareholders meeting or by written consent, or otherwise) the OMA Acquired Shares, approving any of the following:
(i) liquidate, dissolve or wind-up the business and affairs of the Target (or consent to any of the foregoing);
(ii) amend, alter or repeal any provision of the Target’s bylaws that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Acquired Shares so as to materially affect adversely any of the powers, preferences or rights thereof (including, for the avoidance of doubt, by the creation of any new class or series of equity security of the Target that is pari passu or senior to the OMA Acquired Shares);
(iii) decrease the authorized number of shares of any class or series of capital stock of the Target, other than as a result of buy-backs and cancellation of shares pursuant to Article 9 of the bylaws of the Target and the Mexican Securities Law;
(iv) authorize or designate, whether by reclassification or otherwise, or issue or obligate itself to issue any new class or series of stock or any other securities convertible into equity securities of the Target ranking senior to the OMA Acquired Shares in right of redemption, dividend or distribution rights;
(v) create or issue any preferred stock of the Target;
(vi) other than those investments set forth under the master development plan, to acquire assets or corporate entities, or permit any subsidiary to acquire assets or corporate entities, with a value in excess of twenty percent (20.0%) of the enterprise value of the Target, measured as of the time of the consummation of such acquisition, or financed through debt that increases the Target’s total debt to asset ratio to more than twenty percent (20.0%) on a Consolidated basis;
(vii) decrease the size of the board of directors of the Target below eleven (11) members as required under Article 15 of the bylaws of the Target; or
(viii) authorize or agree to do any of the actions described in this clause (b) by, on behalf of, or with respect to the Target or any of its Subsidiaries.
7.14 Debt Service Coverage Ratio.  Permit the Debt Service Coverage Ratio to be at any time, as determined on each second and fourth Fiscal Quarter of the Borrower, less than 1.10:1.00 provided that, if the Debt Service Coverage Ratio, as of any date of determination, is lower than 1.10:1.00 (a “DSCR Breach”), it shall not constitute an Event of Default if, within a period of thirty (30) days following such DSCR Breach, the TL Borrower causes the Sponsor to make an Equity Contribution in an aggregate amount equal to or greater than the amount of the shortfall that caused the DSCR Breach, which amount shall be sufficient to cover accrued and unpaid interest on the Loans then due and payable and any principal of DSRF Loans then outstanding (the “Equity Cure Right”); provided that (i) the proceeds from the Equity Cure Right shall be deposited in the Concessoc Periodic Expenses Reserve Account, or the SETA Periodic Expenses Reserve Account, as applicable; (ii) the Debt Service Coverage Ratio shall be re-tested after taking into account the proceeds from the Equity Cure Right; (iii) the proceeds from the Equity Cure Right shall not be taken into account for purposes of calculating the Debt Service Coverage Ratio in accordance with Section 7.06; or (iv) such Equity Cure Right may not be exercised more than two consecutive times or four times during the term of this Agreement.
7.15 Collateral.  Take any action that would impair any Lender or any Secured Creditor security interest in the Collateral or its ability to exercise remedies against the Collateral.
7.16 Limitation on Prepayments and Amendments of Certain Debt.
(a) Prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any prepayment, retirement, redemption, purchase, defeasance or exchange of any Subordinated Debt and any other Debt of any Loan Party that is junior and ranks subordinate in right of payment to any of the Obligations of the Loan Parties hereunder and under the other Loan Documents; provided that, notwithstanding the foregoing, the Loan Parties shall be entitled to prepay, retire, redeem, purchase, defease or change or make or arrange for any prepayment, retirement, redemption, purchase, defeasance or exchange of any Subordinated Debt (i) with the proceeds from any Restricted Payment made in accordance with Section 7.06, (ii) with the proceeds of any other Subordinated Debt incurred by a Loan Party, (iii) upon the occurrence of any conversion of such Subordinated Debt into Equity Interest of any Loan Party; or
(b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Subordinated Debt and any other Debt of any Loan Party that is junior and ranks subordinate in right of payment to any of the Obligations of the Loan Parties hereunder and under the other Loan Documents unless (i) with the prior consent of the Administrative Agent (acting upon instruction of the Required Lenders) or (ii) the result of such waiver, amendment, supplement, modification, termination or release does not affect, in any manner, the level of subordination of such Subordinated Debt with respect to the Loans or otherwise materially and adversely affect the rights and remedies of the Lenders under the Loan Documents.
ARTICLE VIII
EVENTS OF DEFAULT
8.01 Events of Default.  Each of the following is herein called an “Event of Default”:
(a) any Loan Party (i) shall, subject to Section 2.06(d) or (e), as applicable fail to pay when and as required to be paid herein any amount of principal of any Loan, or (ii) shall fail to pay any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after any such amount becomes due in accordance with the terms thereof or hereof; or

(b) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), shall prove to have been incorrect in any material respect, when made or deemed made; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default only if (i) the fact, condition or circumstance giving rise to such misrepresentation or incorrect statement is capable of remedy and is not reasonably expected to result in a Material Adverse Effect and (ii) the fact, condition or circumstance giving rise to such misrepresentation or incorrect statement is cured in such a manner as to eliminate such misrepresentation or incorrect statement within twenty (20) Business Days after the date such representation or warranty is proven to be incorrect in any material respect; or
(c) (i) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of 6.02(b), 6.03(a)(i), 6.07, 6.08, 6.09, 6.10, 6.12, 6.15 or Article VII or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in Article X; or
(d) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues uncured for thirty (30) days or more since the date of occurrence thereof; or
(e) (i) any Loan Party, the Target or any Material Subsidiary of the Target fails to pay any amount of principal of or interest in respect of any Material Debt incurred by it, when due (whether at maturity, upon acceleration or otherwise) or within any applicable grace period expressly set forth in the relevant documentation for such other Material Debt, or (ii)  any default, breach, termination event or similar event shall occur with respect to any Material Debt of any Loan Party if the effect thereof is to accelerate the maturity thereof or to permit the holder(s) under such Material Debt of the Loan Parties or an agent or trustee on its (or their) behalf, as applicable, to accelerate the maturity thereof or to require the mandatory prepayment, defeasance or redemption thereof, or to permit the early termination thereof; or (iii) any default, breach, termination event or similar event shall occur with respect to any Material Debt of the Target or any Material Subsidiary of the Target, in each case, if the effect thereof is to accelerate the maturity thereof or to cause the mandatory prepayment, defeasance, redemption or early termination thereof; or
(f) (i) any Loan Party, the Target or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its Debt as such Debt becomes due; or
(g) any Loan Party, the Target or any of its Material Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, concurso mercantil, quiebra, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States and the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), (ii) consent to the institution of any proceeding or petition described in clause (i) above, apply for or consent to the appointment of a receiver, visitador, conciliador, síndico, trustee, custodian, sequestrator, conservator or similar official for any Person, or for a substantial part of its respective assets, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors, (v) file a petition seeking to take advantage of any Debtor Relief Law, (vi) take any corporate action for the purpose of effecting any of the foregoing (including any out-of-court restructuring agreement, and any other agreement or arrangement seeking any of the foregoing) or (vii) in respect of any Loan Party which is incorporated in France, any negotiation is commenced and/or corporate action, legal proceedings or other formal procedure or formal step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Loan Party incorporated in France, where, for any Loan Party which is incorporated in France, a reference in this paragraph (g) to:
(i) a “suspension of payments” includes that Loan Party which is incorporated in France being in a state of cessation des paiements within the meaning of the French Code de commerce;
(ii) a “moratorium” includes a moratorium under a mandat ad hoc or conciliation procedure in accordance with articles L. 611-3 to L. 611-16 of the French Code de commerce;
(iii) a “similar officer” in paragraph (g)(i) above shall include a provisional administrator, conciliateur, mandataire ad hoc, administrateur judiciaire, mandataire judiciaire, liquidateur judiciaire, commissaire à l’exécution du plan, mandataire à l’exécution de l’accord or any person appointed as a result of any proceedings described in paragraph (v) below;
(iv) a “winding-up,” “dissolution,” “administration” or “reorganization” includes liquidation judiciaire, redressement judiciaire, sauvegarde, sauvegarde accélérée, mandat ad hoc or conciliation proceedings under Livre Six of the French Code de commerce; and
(v) “any analogous corporate action, legal proceedings or other procedure or step” shall include:
(A) any member of the Group applying for mandat ad hoc or conciliation in accordance with articles L. 611-3 to L. 611-16 of the French Code de commerce; and
(B) the entry of a judgment opening sauvegarde, sauvegarde accélérée, redressement judiciaire or liquidation judiciaire proceedings or ordering a cession totale ou partielle de l’entreprise; or

(h) (i) an involuntary proceeding or other proceeding shall be commenced or an involuntary petition shall be filed, in each case seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, concurso mercantil, quiebra, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief in respect of any Loan Party, the Target or any of its Material Subsidiaries, or any of its debts, or of a substantial part of its Property, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code of the United States and the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), or (ii) the appointment of a receiver, visitador, conciliador, síndico, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, the Target or any of its Material Subsidiaries or for a substantial part of their respective assets shall have been entered and, in any such case described in clause (i) above or this clause (ii), such proceeding or petition shall continue undismissed or shall be not stayed for a period of 60 or more days;
(i) any event occurs with respect to any Loan Party, the Target or any of its Material Subsidiaries which under the laws of any jurisdiction is analogous to any of the events described in Section 8.01(f), Section 8.01(g) or Section 8.01(h); provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 8.01(f), Section 8.01(g) or Section 8.01(h), as applicable; or
(j) one or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including any relating to any arbitration) is/are rendered against any Loan Party or the Target or any of its Material Subsidiaries, in an amount exceeding the Material Amount applicable to such Person in the aggregate and shall remain unsatisfied, undischarged and in effect for a period of sixty (60) or more days without a stay of execution, unless the same is either: (i) adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, process is not being executed against any Property of any Loan Party, the Target or any of its Subsidiaries; or
(k) any non-monetary judgment, order, decree, award, settlement or agreement to settle (including any relating to any arbitration) is rendered against or agreed by any Loan Party or the Target and its Material Subsidiaries that (in the aggregate) has had or could reasonably be expected to have a Material Adverse Effect, and a stay of execution thereof shall not be obtained within 60 days from the date of entry or agreement thereof; or
(l) (i) any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be legal, valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), (ii) the performance by any Loan Party of any obligation thereunder shall become unlawful or any Loan Party shall so assert in writing, (iii) the legality, validity or enforceability of any Loan Document shall be contested by any Loan Party in writing or by any Governmental Authority, or (iv) any Person shall execute or enforce, or seek to execute or enforce, any Lien on any material Property of the Loan Parties; or

(m) any Loan Party, the Target or any of its Material Subsidiaries, shall suffer an Expropriation Event (or a series of Expropriation Events) that (i) shall prevent the Loan Parties, the Target or its Material Subsidiaries, taken as a whole, from exercising normal control over all or substantially all of the Properties of the Loan Parties, the Target and its Material Subsidiaries, as applicable, for a period of more than 30 consecutive days, and (ii) could reasonably be expected to have a Material Adverse Effect; or
(n) any Governmental Approval at any time necessary to enable any Loan Party or the Target or any of its Material Subsidiaries to comply with any of its obligations under any of the Loan Documents or to undertake its line of business is not obtained, is revoked, terminated, suspended or ceases to be in full force and effect (other than by reason of the scheduled expiration thereof) or any of its material provisions becomes invalid or unlawful or any such Governmental Approval is declared in writing through proper proceedings to be void or is repudiated in writing through proper proceedings;
(o) any Material Agreement is revoked, terminated, suspended or ceases to be in full force and effect (other than by reason of the scheduled expiration thereof) or any of its material provisions becomes invalid or unlawful or any such agreement is declared in writing through proper proceedings to be void or is repudiated in writing through proper proceedings; provided that, the revocation, termination, suspension or cancellation of the TSA shall not be an Event of Default if (x) replaced within ninety (90) days of such revocation or termination by another technical services, management or similar agreement to be entered into by the Target and the Sponsor or any of its direct and indirect Subsidiaries, and that is structured to apply the Sponsor’s expertise and experience in airport management to the Target and (y) such replacement agreement does not have a Material Adverse Effect with respect to the Loan Parties or otherwise adversely affect the rights of the Lenders under the Loan Documents in any material respect; or
(p) (i) the Collateral Agent ceases to hold a valid and enforceable first priority Lien (subject to Permitted Liens mandatorily preferred by Applicable Law) over any material portion of the Collateral or (ii) any Security Document, once executed, delivered and, to the extent required by Applicable Law, registered or recorded, fails (including by reason of any failure to make or renew any registration thereof) to create upon such execution, delivery, registration and recordation a first priority Lien (subject to Permitted Liens that are mandatorily preferred by Applicable Law) in any material portion of the Collateral; or
(q) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; or
(r) the imposition of any exchange controls, currency convertibility controls or currency transferability controls by any competent Governmental Authority, or any other action of a Governmental Authority, in each case that materially and adversely affects the ability of any Loan Party to comply when due with their payment obligations hereunder or under any other Loan Document.
8.02 Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions (but, in respect of Concessoc, subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de commerce):

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and/or
(c) exercise, or, subject to the terms of the Intercreditor Agreement, direct the Collateral Agent to exercise, on behalf of itself and the other Secured Creditors any or all rights and remedies available to it and the other Secured Creditors under the Loan Documents or at law or in equity;
provided that in the case of an Event of Default of the kind referred to in Section 8.01(f), Section 8.01(g), Section 8.01(h) or Section 8.01(i), the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender; provided, further, that any Event of Default related to the Acquired Companies (other than any event specified in Section 8.01(f), Section 8.01(g), Section 8.01(h) or Section 8.01(i)), shall be subject to an additional sixty (60) day cure period following the date the Acquisition is consummated if (i) the circumstances giving rise to any such Event of Default were not procured or approved by the TL Borrower, (ii) any such Event of Default is capable of being cured and reasonable steps are being taking to remedy such Event of Default and (iii) the occurrence of any such Event of Default would not reasonably be expected to have a Material Adverse Effect.
ARTICLE IX
AGENCY
9.01 Appointment and Authority.
(a) Subject to clause (c) below, each of the Lenders irrevocably appoints Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders (and its successors and permitted assigns), and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) In addition, for Mexican law purposes, each of the Lenders hereby grants to Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat, as Administrative Agent and Collateral Agent a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable articles of the Commerce Code (Codigo de Comercio) of Mexico to act on its behalf as its agent in connection with this Agreement and the Loan Documents, in the terms and for the purposes set forth in this Article IX.
(c) Each of the Lenders irrevocably appoints Aether Financial Services SAS, to act on its behalf as the TEG Calculation Agent hereunder and, as applicable, under the other Loan Documents and authorizes the TEG Calculation Agent to take such actions on its behalf for all purposes described in Section 2.08.  The provisions of this Section 9.01(c) are solely for the benefit of the TEG Calculation Agent and the Lenders (and its successors and permitted assigns), and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the TEG Calculation Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  All references in this Article IX, as well as in Section 11.03(b) (Indemnification by the Loan Parties), Section 11.03(c) (Reimbursement by Lenders) and Section 11.08 (Survival) to the Administrative Agent shall apply mutatis mutandis to the TEG Calculation Agent and the TEG Calculation Agent shall have the same rights and benefits afforded to the Administrative Agent pursuant to this Article IX, as well as in Section 11.03(b) (Indemnification by the Loan Parties), Section 11.03(c) (Reimbursement by Lenders) and Section 11.08 (Survival).
9.02 Rights as a Lender.  With respect to any Commitment and Loan made by it, the Person serving as Administrative Agent hereunder (and its successors and permitted assigns) shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03 Exculpatory Provisions.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:
(i) shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the Administrative Agent shall have the right, in the exercise of any such discretionary power hereunder, to seek clarification from and otherwise consult with the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
This Section 9.03(a) is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to, and will not entitle, the other parties to this Agreement to any defense, claim, or counterclaim, or confer any rights or benefits on any other party to this Agreement.
(b) (i) The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.03), and (ii) the Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the applicable Borrower or a Lender.
(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be accountable for the use or application by any Person of disbursements properly made by the Administrative Agent in conformity with the provisions of the Loan Documents or of the proceeds of Loans or other moneys received from the Loan Parties.
(e) The Administrative Agent shall not be liable for any action taken or not taken by the TEG Calculation Agent in accordance with its obligations under Section 2.08.
9.04 Reliance by Administrative Agent.
(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person(s).  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person(s), and shall not incur any liability for relying thereon.
(b) In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.
(c) The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06 Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in Mexico or an Affiliate of any such bank with an office in Mexico, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders or required by law due to any illegality in respect of the obligations incurred by the Administrative Agent under the Agreement) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower (so long as no Default or Event of Default has occurred and is continuing), appoint a successor which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) A Borrower may, on no less than 30 days’ prior notice to the Administrative Agent, require the Lenders to replace the Administrative Agent and appoint a replacement Administrative Agent if any amount payable under a Loan Document by a Loan Party established in France becomes not deductible from that Loan Party’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Administrative Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Administrative Agent in a financial institution situated in a Non-Cooperative Jurisdiction.  In this case, the Administrative Agent shall resign and a replacement Administrative Agent shall be appointed by the Required Lenders (after consultation with the Borrower) within 30 days after notice of replacement was given.
(d) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the applicable Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise expressly agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 2.08 and 11.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08 Lead Arrangers.  Anything herein to the contrary notwithstanding, the Lead Arrangers, solely in their capacity as Lead Arrangers, shall not have any liability or responsibility whatsoever under the Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.03) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, visitador, conciliador, síndico, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 11.03.

9.10 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.10 and held in trust for the benefit of the Administrative Agent, and such Lender, as the case may be, shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b) Without limiting immediately preceding clause (a), each Payment Recipient or any Person who has received funds on behalf of a Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.10(a) or on whether or not an Erroneous Payment has been made.
(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under clause (a) above.
(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (c), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments)) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Loan Parties deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants)) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans as the case may be, to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent, and the Loan Parties shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Subject to Section 11.05 (but excluding, in all events, any assignment consent or approval requirements (whether from the Loan Parties or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loan (as applicable) acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loan is then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(f) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligations of the Loan Parties under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of the Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Loan Parties; provided that this Section 9.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Loan Parties for the purpose of making such Erroneous Payment.
(g) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X
GUARANTY
10.01        Guaranty.
(a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor jointly and severally hereby unconditionally and irrevocably Guaranties the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Obligations of the Borrower, in each case as primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.  This is a guaranty of payment and not merely of collection.
(b) All payments made by each Guarantor under this Article X shall be payable on demand in the manner required for payments by the applicable Borrower hereunder, including: (i) the obligation to make all such payments in Dollars or Pesos or Euros, as applicable, free and clear of, and without deduction for, any Taxes (including withholding taxes), (ii) the obligation to pay interest at the Default Rate and (iii) the obligation to pay all amounts due under the Loans in Dollars or Pesos or Euros, as applicable.
(c) Any term or provision of this Guaranty to the contrary notwithstanding, the aggregate maximum amount of the Obligations for which such Guarantor shall be liable under this Guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer.
10.02    Guaranty Unconditional.  The obligations of each Guarantor under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (except for Section 10.09):
(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation(s) of any Loan Party under the Loan Documents and/or any Commitment(s) under the Loan Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the obligations of each Guarantor under this Article X);

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the obligations of each Guarantor under this Article X);
(c) any release, impairment, non-perfection or invalidity of any collateral for the Obligations;
(d) any change in the corporate existence, structure or ownership of any Loan Party or any other Person, or any event of the type described in Section 8.01(f), Section 8.01(g) or Section 8.01(h) or Section 8.01(i) with respect to any Person;
(e) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or with any unrelated transactions;
(f) any invalidity or unenforceability relating to or against any Loan Party for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the performance by any Loan Party of any of its obligations under the Loan Documents (other than any such invalidity or unenforceability with respect solely to the obligations of each Guarantor under this Article X);
(g) any other act or omission to act or delay of any kind by any Loan Party, the Administrative Agent, the Collateral Agent, any Lender or any other Person; or
(h) any other circumstance whatsoever that might, but for the provisions of this Section 10.02, constitute a legal or equitable discharge of the obligations of any Loan Party, or of any guarantor or surety.
10.03 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The obligations of each Guarantor hereunder shall remain in full force and effect until all of the Borrowers’ obligations under the Loan Documents shall have been indefeasibly paid in full in cash or otherwise performed in full and all of the Commitments shall have terminated.  If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, concurso mercantil, dissolution, liquidation, or similar event of any Loan Party or any other Person, or upon or as a result of the appointment of a custodian, receiver, trustee, síndico, liquidador or other officer with similar powers with respect to any Loan Party or any other Person (or any part of its or their property), or otherwise, then the obligations of such Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
10.04 Waivers by each Guarantor; Reliance.
(a) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Guaranty provided in this Article X and notice of any liability to which this Guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of the Administrative

Agent or any Lender against any Loan Party, including, without limitation, any demand, presentment, protest, notice of default or non-payment or dishonor, the filing of claims with a court in the event of a bankruptcy or similar event with respect to any Loan Party, notice of any failure on the part of any Loan Party to perform or comply with any covenant, agreement, term, condition or provision of any Loan Document or any other agreement, and any other notice to any other party that may be liable in respect of the obligations Guaranteed hereby (including any Loan Party), (iii) any right to require the enforcement, assertion or exercise by the Administrative Agent or any Lender of any right, power, privilege or remedy conferred upon such Person, including, without limitation, any such rights, powers, privileges and remedies under the Loan Documents or otherwise, (iv) any requirement for diligence on the part of the Administrative Agent or any Lender, (v) to the fullest extent permitted by law, any right and/or privilege to which it may be entitled (A) to the extent applicable, and with respect solely to any party to this Agreement organized, existing and/or incorporated under the laws of Mexico, any benefit of orden, excusiόn, divisiόn, quita, novaciόn, espera and/or modificaciόn that it might otherwise have pursuant to Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2824, 2826, 2827, 2832, 2836, 2837, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849 of the Federal Civil Code (Código Civil Federal) and other related Articles of the Federal Civil Code, and the corresponding provisions of the Civil Codes of the states of Mexico and the Federal District (currently Mexico City), which are not reproduced herein because each Loan Party which is organized, existing and/or incorporated under the laws of Mexico, hereby expressly acknowledges that it is familiar with, and fully understands, such provisions and that these waivers do not imply that the Guaranty shall be deemed to be governed by Mexican law; and (B) to require that any Borrower be sued and all claims against such Borrower be completed prior to an action or proceeding being initiated against any of the Guarantors, (vi) any requirement that the Administrative Agent or any Lender exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against any collateral security or against any Loan Party or any other Person under or in respect of any Loan Document or otherwise, and (vii) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.  Each of the Guarantors hereby expressly and irrevocably represents that it has full knowledge about the content of such Articles described above, and therefore, such Articles are not required to be transcribed herein.
(b) Each Guarantor agrees and acknowledges that (i) the Administrative Agent and the Lenders and each holder of any Obligations may demand payment of, enforce and recover from any Guarantor or any other Person obligated for any or all of such guaranteed obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent, any Lender or any such other holder seek to recover from any particular Guarantor or other Person first or from any Guarantors or other Persons pro rata or on any other basis, and (ii) it will receive direct or indirect benefits from the financing granted under this Agreement, through the execution and delivery of this Agreement and any other Loan Document to which such Guarantor is a party.
(c) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Loan Parties and each other Guarantor and any other guarantor, maker or endorser of any Obligation or any part thereof, and of all other circumstances bearing upon the risk of non-payment of any Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that neither the Administrative Agent nor any Lender shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances.  In the event the Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, the Administrative Agent or such Lender, as applicable, shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that the Administrative Agent or such Lender, as applicable, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.  In addition, it is not necessary for the Administrative Agent or any Lender to inquire into the capacity or powers of any Borrower or any Guarantor or the officers, employees, directors, representatives or any agents acting or purporting to act on behalf of any Borrower or any Guarantor.
(d) Without limiting the generality of the foregoing, the Administrative Agent and each Lender is hereby authorized, without notice to, or demand upon, any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following: (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Obligations, the Loan Documents or any other instrument referred to therein; (b) amend, modify or change any of the representations, warranties, covenants, events of default or any other terms or conditions of or pertaining to the Obligations, the Loan Documents or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, fees or any other obligation, and any waiver or consent to non-compliance with any Obligation; (c) to take and hold security for the payment of the Obligations, the Loan Documents or any other instrument referred to therein, for the performance of this Guaranty or otherwise for the Obligations, and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security, and to direct the order or manner of sale thereof, as the Administrative Agent may determine in its sole discretion; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person primarily or secondarily liable in respect of the Obligations; (f) to exercise or refrain from exercising any rights against any Loan Party or any other Person; and (g) to apply any sums by whomsoever paid or however realized to the payment of the Obligations and all other obligations owed hereunder.
10.05 Subrogation, Subordination, Etc.
(a) Upon a Guarantor making any payment under this Article X, such Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that such Guarantor shall not enforce any payment by way of subrogation, indemnity, reimbursement, contribution or otherwise, or exercise any other right, against any Loan Party (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Loan Documents (other than ongoing but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.  Furthermore, and only with respect to a Guarantor organized, existing and/or incorporated under the laws of Mexico, hereby expressly waives all rights of subrogation provided in Article 2830 of the Federal Civil Code (Código Civil Federal) and the correlative articles of the civil code of each political subdivision of Mexico (including Mexico City) and any Luxembourg Guarantor waives any and all rights arising now or in the future under the laws of Luxembourg including (without limitation) pursuant to Articles 2036, 2037,

1251, 1285, 2022, 2026, 2028 (and following) of the Luxembourg Civil Code until the indefeasible payment in full in cash of all Obligations and the termination of any and all agreements under which any Lender or the Administrative Agent is committed to provide extensions of credit.
(b) Each Guarantor hereby subordinates the payment of all Debt and other obligations of the other Loan Parties, whether now existing or hereafter arising, including, without limitation, all rights and claims described in Section 10.05(a), to the indefeasible payment in full in cash of all of the Obligations and the termination of all Commitments.  If the Administrative Agent or the Required Lenders so request, any such Debt or other obligations shall be enforced, and performance received by such Guarantor as trustee for the Lenders, and the proceeds thereof shall be paid over to the Administrative Agent promptly, in the form received (together with any necessary endorsements) to be applied to the Obligations, whether matured or unmatured, as may be directed by the Administrative Agent, but without reducing or affecting in any manner the liability of any Guarantor hereunder.
(c) If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 10.05, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent promptly, in the form received (together with any necessary endorsements) to be applied to the Obligations, whether matured or unmatured, as may be directed by the Administrative Agent, but without reducing or affecting in any manner the liability of any Guarantor hereunder.
10.06 Stay of Acceleration.  If acceleration of the time for payment of any amounts payable under the Loan Documents is stayed due to any event described in Section 8.01(f), Section 8.01(g) or Section 8.01(h) or Section 8.01(i), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by each Guarantor hereunder immediately upon demand by the Administrative Agent.
10.07 Guarantor Release Date.  Upon the occurrence of each Guarantor Release Date, the obligations of Aerodrome under this Agreement and under the other Loan Documents (assuming, for purposes of this Section 10.07 that Aerodrome has become a Guarantor in accordance with Section 6.15) shall terminate automatically (subject to any provision that by its terms expressly survives termination hereof), without delivery of any instrument or performance of any act by any party hereto or any other party to the Loan Documents.
10.08 Bankruptcy, Etc.
(a) So long as any Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent (acting upon instruction of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, insolvency, reorganization, liquidation, receivership, arrangement or similar case or proceeding of or against any Loan Party.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, reorganization, liquidation, receivership, arrangement or similar case or proceeding of any Loan Party or by any defense which any Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such case or proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of any such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors, the Administrative Agent and the Lenders that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any law or order which may relieve any Guarantor or other Loan Party of any portion of such Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for itself and for the benefit of the Lenders, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
10.09 Luxembourg Limitations.  The payment undertaking or obligations of any of the Guarantors which is organized, existing and/or incorporated in Luxembourg (“Luxembourg Guarantor”) in respect of the obligations of any Loan Party that is not a direct or indirect Subsidiary of such Luxembourg Guarantor, shall be limited at any time without double counting to an aggregate amount not exceeding the higher of:
(a) 90 per cent of the sum of that Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex 1 to the Grand Ducal Regulation dated 18 December 2015 determining the form and contents of the balance sheet and the profit and loss account and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Luxembourg RCS”)) as increased by its debt which is subordinated in right of payment (dettes subordonnées) (as referred to in account 191 of the standard chart of accounts attached to the Grand Ducal Regulation dated 10 June 2009 setting out the form and content of a standard chart of accounts, as the same may amended or replaced (the “Own Funds”) (whether generally or specifically) including any Intra-Group Liabilities (as defined below) (the “Lux Subordinated Debt”), each as reflected in that Luxembourg Guarantor’s latest duly approved annual accounts and other relevant documents available to the Administrative Agent at the date of this Agreement; and
(b) 90 per cent of the sum of that Luxembourg Guarantor’s Own Funds as increased by its Lux Subordinated Debt (including any Intra-Group Liabilities), as determined on the date of effective adherence of the Luxembourg Guarantor to this Agreement.
In deviation from the Luxembourg RCS Law, the sum of the Luxembourg Guarantor’s Own Funds shall, upon request of the Administrative Agent, be determined by an independent expert appointed by the Administrative Agent (at the cost of the Luxembourg Guarantor) based on the fair value (rather than the book value) of the relevant assets of that Luxembourg Guarantor.  If the Administrative Agent does not make use of its right to appoint an independent expert, the Luxembourg Guarantor’s Own Funds will be determined on the basis of the last annual accounts (approved by shareholders’ meeting) and other relevant documents available and satisfactory to the Administrative Agent.

For the purposes of this Section 10.09, “Intra-Group Liabilities” means all existing liabilities owed by the Luxembourg Guarantor to any other member of the group.
The limitations set forth in this Section 10.09 shall not apply (a) where the Luxembourg Guarantor guarantees the payment obligations of any of the Loan Parties that is a direct or indirect Subsidiary of that Luxembourg Guarantor and/or (b) for any amounts owed by any of the Loan Parties that is not a direct or indirect Subsidiary of that Luxembourg Guarantor provided that such amounts have been on-lent or otherwise made available to that Luxembourg Guarantor or any direct or indirect Subsidiary of that Luxembourg Guarantor.
The obligations of any Luxembourg Guarantor under this Section 10.09 shall not include any obligations which if incurred would constitute a misuse of corporate assets (abus de biens sociaux) as described in article 1500-11 of the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time.
ARTICLE XI
MISCELLANEOUS
11.01 Delay or Omission.  No failure on the part of the Administrative Agent to exercise and no delay or omission in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided in the Loan Documents are cumulative and not exclusive of any other remedies provided by Applicable Law.
11.02 Notices; Effectiveness; Electronic Communications.
(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to a Loan Party or the Administrative Agent, to the address, telecopier number, email address or telephone number specified for such Person on Schedule VII;
(ii) if to any Lender, to the address, telecopier number, email address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b) Electronic Communications.
(i) Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Schedule VII if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii) Unless the Administrative Agent otherwise prescribes: (A) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the receipt by the intended recipient at its email address as described in the foregoing sub‑clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(iii) Each Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the email address referred to below has not been provided by the Administrative Agent to such Borrower, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VI, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that: (A) is or relates to the Notice of Borrowing, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an email address as directed by the Administrative Agent.  In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(iv) Each Borrower hereby acknowledges that: (A) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of each Loan Party hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to such Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that: (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of U.S. federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.23); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the applicable Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (x) the Loan Documents, (y) notification of changes in the terms of the Loans and (z) all information delivered pursuant to Section 6.01, or Section 6.02.
(v) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including U.S. Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to each Borrower or its securities for purposes of U.S. Federal or state securities laws.
(c) The Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-

infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any other Loan Party’s or the Administrative Agent’s transmission of the Borrower Materials through the Platform.
(d) Change of Address, Etc.  Each Loan Party and the Administrative Agent may change its address, telecopier, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, telecopier, telephone number or email address for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record: (i) an effective address, contact name, telephone number, telecopier number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses.  Whether or not the transactions contemplated in this Agreement and the other Loan Documents are consummated, each Loan Party, jointly and severally agrees to pay: (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Lenders (including, without limitation, the fees and expenses of, or any other amount payable by any Lender to, the TEG Calculation Agent) and their respective Affiliates (including any fees due under any Fee Letter, in each case, as set forth therein, the fees and expenses of one United States, Luxembourg, Mexican and French counsel to Lead Arrangers, and printing, reproduction, document delivery, communication and travel costs) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof; provided that the Loan Parties shall not be required to pay or reimburse any such costs and expenses (other than fees, charges and disbursements of legal counsel), individually or in excess of U.S.$10,000, to the extent incurred without the prior written consent of the Sponsor, and (ii) all out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with (x) the enforcement or protection of its rights under the Loan Documents (including, without limitation, its rights under this Section 11.03 and under the Collateral), or any enforcement, defense or collection proceedings (including, without limitation, determining whether or how to enforce, defend, collect or foreclose), (y) any breach by any Loan Party of any representation, warranty, certification, covenant, term or condition in, or the occurrence of any default under, any Loan Document or any other instrument referred to therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, or (z) the Loans and the use or proposed use of proceeds thereof, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.
(b) Indemnification by the Loan Parties.  Each Loan Party, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each of the foregoing Persons, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) arising out of, in connection with, or as a result of, or in any way relating to: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or any hedging arrangement related thereto, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, or any of the transactions contemplated hereby or thereby (including, without limitation, any breach by any Loan Party of any representation, warranty, certification, covenant, terms or condition, or the occurrence of any default under, any Loan Document or any instrument referred to therein), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) the validity, legality, enforceability or binding effect of any Loan Document or any instrument referred to therein, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Environmental Liability related in any way to any Loan Party, (v) enforcing or defending (or determining whether or how to enforce or defend) the provisions of any Loan Document or (vi) any actual or prospective claim, action, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if any Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  To the extent that any undertaking in this clause may be unenforceable because it is violative of any Applicable Law or public policy, each Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.

(c) Reimbursement by Lenders.  To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(e).
(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments.  All amounts due under this Section 11.03 shall be due and payable not later than 30 days after demand therefor.
(f) Survival.  Each party’s obligations under this Section 11.03 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
11.04 Amendments, Etc.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified, supplemented or waived only in an agreement in writing signed by the Borrower and the Required Lenders (or the Administrative Agent upon the instruction of the Required Lenders); provided that no such agreement shall:
(a) waive or amend any condition set forth in Section 4.01, Section 4.02 or Section 4.03, in each case, without the written consent of each Lender directly affected thereby;
(b) increase the Commitment of any Lender without the written consent of such Lender;
(c) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any interest, fees or premiums payable hereunder, without the written consent of each Lender directly affected thereby;

(d) postpone any scheduled date of payment of the principal amount of any Loan or any date for the payment of any interest, fees, premiums or other Obligations payable hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;
(e) change Section 2.13 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender;
(f) except to the extent otherwise expressly permitted hereunder, release any Guarantor from its obligation under its Guaranty hereunder without the written consent of each Lender;
(g) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;
(h) impose any obligation on any Lender without the consent of such Lender;
(i) change any provision of this Agreement or any other Loan Document in a manner that by its terms adversely affects the priority in respect of payments due to the Tranche A Lenders, the Tranche B Lenders, the Tranche C Lenders or the DSRF Lenders differently from the other Lenders, without the consent of each Lender directly and adversely affected thereby;
(j) subordinate all or part of the Obligations to any other Debt; or
(k) release all or substantially all of the Collateral in any transaction or series of related transactions (other than as expressly permitted by the Security Documents), in each case without the written consent of each Lender;
provided, further, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent; and (ii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the corresponding parties thereto.  Notwithstanding anything to the contrary herein, no Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender.
11.05 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of each Lender (any attempt to do so being null and void ab initio).
11.06 Third-Party Beneficiaries.  This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto and their respective successors and permitted assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder) and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

11.07 Assignments and Participations.
(a) Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to (x) any Lender or (y) with the prior written consent (not to be unreasonably withheld or delayed) of the Administrative Agent (provided that no such consent of the Administrative Agent shall be required if an Event of Default exists), to any other Person, in each case, subject to the following conditions:
(i) the consent (such consent not to be unreasonably withheld or delayed) of the Borrowers shall be required; provided that the Borrowers shall be deemed to have consented to any assignment unless they have objected thereto by written notice to the Administrative Agent within fifteen (15) days after having received notice thereof; provided, further, that no consent of the Borrowers shall be required for an assignment if an Event of Default has occurred and is continuing at the time of such assignment.  Notwithstanding anything herein to the contrary in this clause (i), (A) except in case an Event of Default (other than a Non-Material Default) has occurred and is continuing at the time of such assignment, no Lender may assign all or a portion of its rights and obligations under this Agreement to a Vulture Fund and (B) no transfer, sub-participation or subcontracting in relation to a Commitment to a Borrower established in France may be effected to a new Lender incorporated or acting through a Lending Office situated in a Non-Cooperative Jurisdiction without the prior consent of the relevant Borrower, which shall not be unreasonably withheld.
(b) Assignments shall be subject to the following conditions:
(i) any such partial assignment (other than to another Lender, an Affiliate of a Lender or an Approved Fund) shall not be in an amount less than (w) with respect to any assignment relating to the Tranche A Facility, MXN100,000,000, (x) with respect to any assignment relating to the Tranche B Facility, MXN100,000,000, (y) with respect to any assignment relating to the Tranche C Facility, MXN100,000,000 and (z) with respect to any assignment relating to the DSRF Facility, MXN50,000,000; provided that concurrent assignments to an assignee and one or more other assignees that are: (1) Affiliates of such assignee or (2) related Approved Funds will be treated as a single assignment for purposes of determining whether such minimum amount has been satisfied;
(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;
(iii) upon each such assignment, the assignor and assignee shall deliver a duly completed and executed Assignment and Assumption to the Administrative Agent;

(iv) unless it is a Lender prior to such assignment, the assignee shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms;
(v) the assignee shall deliver to the Administrative Agent such documentation and evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender in order for the Administrative Agent or such Lender to carry out all necessary “know your customer” or other checks in relation to the identity of the assignee that it is required to carry out in relation to the transactions contemplated in the Loan Documents;
(vi) the Administrative Agent and/or any such Lender shall be satisfied with the results of all “know your client” or other checks; it being understood that nothing in the Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to the identity of any Person on behalf of any Lender and each Lender shall be solely responsible for any such checks it is required to carry out and may not rely on any statement in relation to such checks made by the Administrative Agent or by any Person to the Administrative Agent;
(vii) no such assignment shall be made to: (1) any of the Loan Parties or any of their respective Affiliates or (2) any Defaulting Lender or any of its Subsidiaries or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sub-clause (2);
(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations or other compensating actions, including funding, with the consent of each Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (2) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentages; notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;
(ix) for so long as no Event of Default shall have occurred and is continuing at the time of such assignment, no Loan Party shall be required to pay to any assignee Lender amounts pursuant to Section 3.04(a) in excess of the maximum amounts that the Loan Parties would have been obligated to pay to the assigning Lender if the assigning Lender had not assigned such Loan to such assignee, unless the circumstances giving rise to such excess payment result from a Change in Law after the date of such assignment;

(x) no such assignment shall be made to any Person that is not a national of, or organized or formed under the laws of, Mexico (except with the consent of the Administrative Agent); and
(xi) any such Assignment shall be promptly notified to the relevant Borrower in writing.
(c) Upon the effective date of the assignment to be effected by an Assignment and Assumption and register thereof pursuant to clause (d) below, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Commitment or Loans (or portion thereof) assigned to it and specified in such Assignment and Assumption (in addition to the Commitment or Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment of its Commitment, be released from the Commitment (or portion thereof) so assigned; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Within five (5) Business Days after the applicable Borrower receives a notice that the Administrative Agent has received and accepted an executed Assignment and Assumption and received each applicable original predecessor Note (as described below), the applicable Borrower, as issuer, and each Guarantor incorporated under the laws of Mexico, por aval (and, if applicable, each other Guarantor), shall execute and deliver to the Administrative Agent (for delivery to the relevant assignee Lender) a new Note evidencing such assignee Lender’s assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the predecessor Note previously held by such assignor Lender).  Each such Note shall be dated the date of the predecessor Note.  The assignor Lender shall have marked each predecessor Note “exchanged” and delivered each of them to the Administrative Agent.  Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Assignment and Assumption.  Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assignor Lender.  Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.  Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) payment by the assignee Lender to the Administrative Agent of an assignment fee of US$3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall: (x) promptly accept such Assignment and Assumption and (y) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the assigning Lender, its assignee and the applicable Borrower.
(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amounts (and stated interest) of the Commitments of, or Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligations hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the parties hereto at any reasonable time (in each case during the normal business hours of the Administrative Agent) and from time to time upon reasonable prior notice.
(e) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations or enter into any other agreement to transfer the risk to one or more financial institutions or other entities (other than a natural Person, the Loan Parties or any of the Loan Parties’ Affiliates or any Vulture Fund) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.04(d) with respect to any payments made by such Lender to its Participant.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.04 that affects such Participant.  The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.04(f) (it being understood that the documentation required under Section 3.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(c); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 as if it were an assignee under clause (a) of this Section 11.07; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f) In addition to the assignments, participations and risk transfers permitted under this Section 11.07, any Lender may, without notice or consent of the Administrative Agent or any other Person and without payment of any fee: (i) pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a federal reserve bank or the central bank of its relevant jurisdiction (ii) enter into an agreement with one or more financial entities that transfers or hedges the risk of non-payment under the Loan Documents or both; provided that no Lender shall be released from its obligations under this Agreement or the other Loan Documents by having entered into any such transactions.
(g) Each party agrees that upon a transfer of rights and obligations, or an assignment of rights and obligations, or a novation of rights and obligations under this Agreement or any Loan Documents, by an existing Lender to a new Lender, in each case completed in accordance with this Section 11.07 and all other relevant provisions of the Loan  Documents, any Lien created under the Security Documents and/or guaranty given under the Loan Documents shall be maintained for the benefit of the Collateral Agent, the new Lender and the remaining Secured Creditors as and to the extent contemplated by the Loan Documents, including, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code.
11.08 Survival.  The obligations of the Borrower under Sections 3.01, 3.03, 3.04 and 11.03 and the obligations of the Lenders under Section 11.03(c), shall survive the repayment of the Loans and the termination of the Commitments; provided that each Lender’s obligations under Section 11.03(c) shall only apply to the extent that the event with respect to which any indemnification is payable thereunder occurred at the time that such Lender maintained a Loan or Commitment hereunder.
11.09 Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
11.10 Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by Applicable Law.  For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.  Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate or other organizational capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
11.11 Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
11.12 Jurisdiction, Service of Process and Venue.
(a) Each of the parties hereto irrevocably and unconditionally agrees and accepts that any suit, action or proceeding against such party with respect to this Agreement, the other Loan Documents (except for the Loan Documents governed by Mexican law) to which it is a party or any judgment against such party entered by any court in respect thereof may be brought in the courts of the State of New York in the Borough of Manhattan, and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and each of the parties hereto hereby expressly and irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment and expressly and irrevocably waives its right to any other jurisdiction that may apply or to which it may be entitled by virtue of its present or future domicile or place of residence or by any other reason.
(b) Each Loan Party hereby irrevocably designates and appoints (i) Cogency Global Inc. (the “Process Agent”), with an office on the Closing Date at 122 East 42nd Street, 18th Floor, New York, New York 10168, United States of America as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in any court referred to in clause (a), and (ii) as its conventional address the address of the Process Agent referred above or any other address notified in writing in the future by the Process Agent to such Loan Party, to receive on its behalf service of all process in any proceedings brought pursuant to the Loan Documents in any court, such service being hereby acknowledged by such Loan Party to be effective and binding service in every respect, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon.  Each Loan Party shall maintain such appointment until the satisfaction in full of all Obligations, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then each Loan Party shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval of the Administrative Agent.  Each Loan Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(c) Each Loan Party hereby (i) consents to the service of process in any suit, action or proceeding in the manner provided for notices in Section 11.02 and (ii) agrees that nothing herein shall in any way be deemed to limit the ability of any Person to serve any process or summons in any manner permitted by Applicable Law.
(d) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in any court referred to in clause (a) of this Section 11.12 and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(e) To the extent that any Loan Party may be entitled to the benefit of any provision of law requiring the Administrative Agent or any Lender in any suit, action or proceeding brought in a court of Mexico or other jurisdiction arising out of or in connection with this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, each Loan Party hereby waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Mexico or, as the case may be, such other jurisdiction.
11.13 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, LITIGATION, SUIT OR PROCEEDING BASED UPON, ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY RELATED TO, ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE).  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 11.13 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF.  THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.
11.14 Waiver of Immunity.  To the extent that any Loan Party may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

11.15 Judgment Currency.  If for the purpose of enforcing the obligations of any Loan Party hereunder it becomes necessary to convert a sum due from any Loan Party under any Loan Document in the currency expressed to be payable in such Loan Document (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the relevant Secured Creditor could purchase the specified currency with such other currency where the specified currency is Dollars, in New York City at or about 11:00 a.m. (New York City) on the Business Day preceding that on which final judgment is given.  The obligations in respect of any sum due to any Secured Creditor hereunder and under the Notes shall, notwithstanding any adjudication expressed in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Secured Creditor may in accordance with normal banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Secured Creditor in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify such Secured Creditor against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Secured Creditor, it shall remit such excess to the applicable Borrower.
11.16 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate determined by the Administrative Agent in accordance with banking industry rules to the date of repayment, shall have been received by such Lender.
11.17 Use of English Language.  This Agreement has been negotiated and executed in the English language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof.  Except in the case of (i) laws or official communications of Mexico or (ii) documents filed with any Governmental Authority in Mexico, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set out therein.

11.18 Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
11.19 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the other Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.20 No Fiduciary Relationship or Partnership.  Each Loan Party acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with, or fiduciary duty to, such Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and any Loan Party, on the other, in connection herewith or therewith is solely that of debtor and creditor.  Nothing contained in this Agreement or any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between any Lender, on the one hand, and any other Lender, any Loan Party or any other Person, on the other hand.  Neither the Administrative Agent nor any Lender shall in any way be responsible or liable for the Debts, losses, obligations or duties of any Loan Party or any other Person other than itself.
11.21 Payments Set Aside.  If a Loan Party (or any Person on its behalf) makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender, as applicable, in its discretion) to be repaid to such Loan Party (or such Person), a trustee, receiver or any other Person in connection with any insolvency proceeding or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent from whom it received any such amounts upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.
11.22 USA PATRIOT Act.  Each Lender that is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States of America (the “USA PATRIOT Act”) hereby notifies the

Borrower and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address, tax identification number and other information regarding each Loan Party that will allow such Lender to identify each Loan Party in accordance with the USA PATRIOT Act.
11.23 Treatment of Certain Information; Confidentiality.  Each of the Lenders and the Administrative Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any Related Transaction or any action or proceeding relating to this Agreement, any other Loan Document or any Related Transaction or the exercise or enforcement of rights or remedies hereunder or thereunder, (f) to: (i) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect investor or prospective investor (including via a special purpose vehicle) that acquires credit exposure to any risks, rights or obligations under or associated with this Agreement, (iii) any new lender or prospective new lender in a refinancing of all or a portion of the Loans or otherwise or (iv) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) to the partners, directors, officers, employees, agents, advisors, trustees, other representatives, professional advisers and third-party service providers of or for those Persons described in sub-clauses (f)(i), (ii), (iii) and (iv), it being understood that the partners, directors, officers, employees, agents, advisors, other representatives, professional advisers and third-party service providers to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (h) to the CUSIP Service Bureau or any similar agency (including, without limitation, any settlement service provider or numbering service provider in connection with (f)(ii) above) in connection with the issuance and monitoring of CUSIP numbers or ISINs, (i) with the consent of the Borrowers or (j) to the extent such Information: (i) becomes, or is required under Applicable Law to be, publicly available other than as a result of a breach of this Section 11.23 or (ii) becomes available to any Lender, the Administrative Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.
For purposes of this Section 11.23, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to any Lender or the Administrative Agent on a non-confidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from any Loan Party after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential (it being understood that all such information shall be deemed to not be confidential unless such information is clearly identified in writing at the time of delivery as being confidential).  Notwithstanding anything to the contrary in the Loan Documents or this Agreement, upon the occurrence of a Default, each of the Lenders may disclose copies of this Agreement and any notice received by it in relation to such Default to any other party.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Notwithstanding anything to the contrary in the Loan Documents, the Administrative Agent (or the Person acting as Administrative Agent, in its capacity as a Lender) may disclose to any applicable service provider appointed by the Administrative Agent (or such Lender) to provide information services, identification numbering services and/or paying agent services in respect of or in any way relating to this Agreement, any Loan, any related security or related capital markets, derivative or risk transfer transaction (each a “Related Transaction”) and/or any Loan Party the following information (with the purpose to enable such service provider to provide its usual services (which may include, without limitation, syndicated loan or other financial or securities information and numbering identification services)): (i) name of any Loan Party; (ii) existence of the Loan and the Loan Documents (including the dates thereof); (iii) name of the Lead Arrangers; (iv) date of each amendment and restatement of this Agreement; (v) amount of Commitments; (vi) currency of the Loans; (vii) ranking of the Loans; (viii) payment dates under this Agreement; (ix) pricing information; (x) changes to any of the information previously supplied pursuant to clauses (i) through (ix) above; and (xi) such other information agreed between the Administrative Agent and any Loan Party.  Each Loan Party acknowledges and agrees that such identification numbers and above-described information associated therewith may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
Nothing in any Loan Document shall prevent disclosure of any confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.
11.24 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
11.25 Activities for the Administration of Financial Crime Risk.  Each Loan Party accepts and recognizes that each Lender is required to, and may carry out, any action necessary under Applicable Law to comply with its Compliance Obligations (as defined below) in relation to the detection, investigation and prevention of Financial Crimes (as defined below) (“Actions for the Administration of Financial Crime Risk”).  Such actions, among others, may include: (a) to monitor, intercept (only when there is a reasonable cause and in accordance with Applicable Law) or investigate any instruction, communication disbursement request, services request or any payment sent by or in favor of any Loan Party, or on its behalf, (b) to investigate the origin or use of the funds, (c) to combine the information of the Loan Parties with other related information (including the Information (as defined in Section 11.23)) held by each Lender, its holding company, the entities and Subsidiaries of the financial group to which it belongs, its Subsidiaries and Affiliates and each of their respective domestic and foreign Subsidiaries and Affiliates (collectively, with respect to each Lender, a “Lender Group”), as applicable, pursuant to the applicable legal limitations, and/or (d) make additional queries or investigations regarding the status, characteristics or quality of a Person (including trusts or other similar figures), if they are subject to Sanctions or to confirm the identity and status, characteristics or quality of the Loan Parties.  Each Lender may, subject to the limitations established under the Mexican laws and the applicable international treaties, cooperate with the local and foreign authorities, through the mechanisms allowed under the applicable Mexican laws, in relation to Actions for the Administration of Financial Crime Risk or for any other purpose.  Each Loan Party accepts and recognizes that, to the extent that the applicable legal provisions so allow it and except as set forth in the last sentence of this paragraph, each Lender and any other member of such Lender’s Lender Group shall not be responsible or liable to any Loan Party or Affiliate thereof or any third party in relation to any damage or loss incurred in relation to the delay or, as required under Applicable Law, the blocking, suspension or cancelation of any payment, or rendering of all or a portion of the services, or by any other action carried out as part of the Actions for the Administration of Financial Crime Risk (except to the extent of any damages or liabilities caused by the gross negligence or willful misconduct of such Lender or any member of such Lender’s Lender Group in connection with any Action for the Administration of Financial Crime Risk, as determined in a final, non-appealable judgment of a court of competent jurisdiction).

For the purposes of this Section 11.25: (i) the term “Compliance Obligations” means, with respect to any Lender, the obligations of such Lender or any member of its Lender Group to comply with (A) any Applicable Law, or any international guideline or internal policy or procedure, (B) any valid requirement from Governmental Authorities, or any obligations pursuant to Applicable Law to file reports or regulatory reports in relation to transactions, make disclosures or other actions, and (C) Applicable Laws which require that each Lender verifies the identity of its clients; and (ii) the term “Financial Crime” means money laundering, financing terrorism, corruption, bribery, tax evasion, Sanctions evasion, and/or violations or intents to avoid or violate Applicable Laws in relation to such matters, including, but not limited to, the crimes set forth under articles 139 or 148 Bis of the Federal Criminal Code or which may be related to the hypothesis of article 400 Bis of said Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

CONCESSOC 31 SAS, as TL Borrower and DSRF
Borrower

By: /s/ Rémi Maumon de Longevialle
Name: Rémi Maumon de Longevialle
Title: President

Signature Page
Credit Agreement

HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA
MÚLTIPLE, GRUPO FINANCIERO HSBC, as
Tranche A Lender, Tranche B Lender and DSRF Lender

By: /s/ Erick Ruiz Ponce de Leon
Name: Erick Ruiz Ponce de Leon
Title: Vice President Multinationals
By: /s/ Mauricio Alazraki Pfeffer
Name: Mauricio Alazraki Pfeffer
Title: Attorney in Fact

Signature Page
Credit Agreement

SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE
BANCA MÚLTIPLE GRUPO FINANCIERO
SCOTIABANK INVERLAT, as Tranche A Lender,
Tranche B Lender and DSRF Lender

By: /s/ José Jorge Rivero Méndez
Name: José Jorge Rivero Méndez
Title: Attorney in Fact

By: /s/ Luis Michel Lugo Piña
Name: Luis Michel Lugo Piña
Title: Attorney in Fact

Signature Page
Credit Agreement

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA
MÚLTIPLE, GRUPO FINANCIERO INBURSA, as
Tranche C Lender

By: /s/ Lic. Guillermo R. Caballero Padilla
Name: Lic. Guillermo R. Caballero Padilla
Title: Legal Representative

Signature Page
Credit Agreement

SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE
BANCA MÚLTIPLE GRUPO FINANCIERO
SCOTIABANK INVERLAT, as Administrative Agent

By: /s/ José Jorge Rivero Méndez
Name: José Jorge Rivero Méndez
Title: Attorney in Fact

By: /s/ Luis Michel Lugo Piña
Name: Luis Michel Lugo Piña
Title: Attorney in Fact

Signature Page Credit Agreement

AETHER FINANCIAL SERVICES SAS
By: /s/ Edouard Narboux
Name: Edouard Narboux
Title: Managing Director

Signature Page
Credit Agreement